EXHIBIT 10.6

DATED AS OF AUGUST 15, 2003

BETWEEN

AVIATION FINANCIAL SERVICES INC.

and

AIRTRAN AIRWAYS, INC.

AIRCRAFT LEASE

COMMON TERMS AGREEMENT

7.3	Confidentiality	26
8. LESSEE’S COVENANTS		28
8.1	Duration	28
8.2	Information	28
8.3	Lawful and Safe Operation	29
8.4	Subleasing	30
8.5	Inspection	34
8.6	Ownership; Property Interests; Related Matters	35
8.7	General	36
8.8	Records	38
8.9	Protection	38
8.10	Maintenance and Repair	39
8.11	Removal of Engines and Parts	39
8.12	Equipment Changes	42
8.13	Title	43
9. INSURANCE		44
9.1	Insurance	44
9.2	[Intentionally Omitted]	44
9.3	Insurance Undertakings and Information	44
9.4	Failure to Insure	45
9.5	Continuing Insurance	45
10. INDEMNITY		45
10.1	General	45
10.2	Contest	48
10.3	Duration:	50
11. EVENTS OF LOSS		50
11.1	Events of Loss	50
11.2	Requisition	51
12. RETURN OF AIRCRAFT		51
12.1	Return	51
12.2	Non-Compliance	52
12.3	Redelivery	52
12.4	Acknowledgement	53
12.5	Storage	53
13. DEFAULT		53
13.1	Events	53
13.2	Rights and Remedies	53
13.3	[Intentionally Omitted]	57
13.4	[Intentionally Omitted]	57
13.5	Power of Attorney	57
14. ASSIGNMENT		57
14.1	Lessee	57
14.2	Lessor	58
14.3	Conditions	59
15. MISCELLANEOUS		60
15.1	Illegality	60

15.2	Waivers, Remedies Cumulative	60
15.3	Delegation	61
15.4	Severability	61
15.5	Remedy	61
15.6	Time of Essence	61
15.7	Notices	61
15.8	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	62
15.9	Sole and Entire Agreement; True Lease; Section 1110	63
15.10	Beneficiaries	64
15.11	Counterparts	64
15.12	Language	64
15.13	Survival	65
16. DISCLAIMERS AND WAIVERS		65
16.1	Exclusion	65
16.2	Waiver	66
16.3	Disclaimer of Consequential Damages	67
16.4	Confirmation	67
17. BROKERS AND OTHER THIRD PARTIES		67
17.1	No Brokers	67
17.2	Indemnity	67

Schedule 1	Definitions
Schedule 2	Representations and Warranties
Schedule 3	Conditions Precedent
Schedule 4	Pre-Delivery Procedures and Delivery Condition Requirements
Schedule 5	Certificate of Acceptance
Schedule 6	Procedures and Operating Condition at Redelivery
Schedule 7	Insurance Requirements
Schedule 8A, Part 1	Form of Lessee Legal Opinion (In-House)
Schedule 8A, Part 2	Form Legal Opinion of Lessee’s Counsel
Schedule 8B, Part 1	Form of Lessor Legal Opinion (In-House)
Schedule 8B, Part 2	Form Legal Opinion of Lessor’s Counsel
Schedule 9	Events of Default
Schedule 10	Form of Guarantee
Schedule 11	[Intentionally Omitted]
Schedule 12	[Intentionally Omitted]
Schedule 13	Form of Assignment, Assumption and Release Agreement
Schedule 14	Form of Lease Supplement No. 1
Schedule 15	[Intentionally Omitted]
Schedule 16	Form of Letter of Credit

COMMON TERMS AGREEMENT

THIS COMMON TERMS AGREEMENT (this “CTA”) is made as of August 15, 2003 BETWEEN:

(1)	AVIATION FINANCIAL SERVICES INC. (“AFSI”); and

(2)	AIRTRAN AIRWAYS, INC. (“AIRTRAN”).

WHEREAS:

(A)	Pursuant to a Lease Transaction Agreement dated as of July 1, 2003 between AFSI and AIRTRAN, AIRTRAN or one of its Affiliates has agreed to lease certain Boeing 737-700 or 737-800, as applicable, series aircraft from AFSI or one of its Affiliates and AFSI or one of its Affiliates has agreed to lease certain Boeing 737-700 or 737-800, as applicable, series aircraft to AIRTRAN or one of its Affiliates;

(B)	Each party hereto wishes to provide in one document for certain common terms and conditions, as hereinafter provided in this CTA, that will be applicable, unless otherwise stated, to each such lease referred to in Recital (C); and

(C)	Each such lease transaction will be concluded only on the terms of an agreement entitled “Aircraft Lease Agreement,” which together with this CTA (which will, except to the extent otherwise stated, be incorporated into and become part of such Aircraft Lease Agreement) will constitute the lease for the applicable aircraft as identified therein;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	INTERPRETATION

1.1	Definitions

All references herein to “Lease” mean the various documents comprising the Lease. In the Lease, capitalized words and expressions not otherwise defined have the meanings set out for them in Schedule 1 or in the Aircraft Lease Agreement.

1.2	Construction

(a)	In the Lease, unless otherwise stated, a reference to:

(i)	“Lessor,” “Lessee,” “GECAS,” “Owner” or any other Person includes any of their successors and assignees;

(ii)	plural concepts shall include the singular and vice versa;

(iii)	any document, excluding the Common Terms Agreement, shall include any changes to that document and any replacement for it;

(iv)	a Section or a Schedule is a reference to a section of or a schedule to this CTA or the Aircraft Lease Agreement as so indicated;

(v)	any Regulation shall include any changes to that Regulation and any replacement for it;

(vi)	an obligation of a Person refers to any obligation that Person has under or in relation to the Lease; and

(vii)	“includes,” “including”, “include” or similar terms shall not be construed as limiting and shall mean “including, without limitation”.

(b)	Headings and Subheadings to Sections and Schedules in the Lease are not intended to affect their meaning.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Lessee’s Representations and Warranties

Lessee hereby makes the representations and warranties set out in Section 1.1 of Schedule 2 as of the date of execution of the Aircraft Lease Agreement and as of the Delivery Date, and Lessee understands that these statements must be true, both when the Aircraft Lease Agreement is executed and on the Delivery Date.

2.2	Lessor’s Representations and Warranties

Lessor hereby makes the representations and warranties set out in Section 1.2 of Schedule 2 as of the date of execution of the Aircraft Lease Agreement and as of the Delivery Date, and Lessor understands that these statements must be true, both when the Aircraft Lease Agreement is executed and on the Delivery Date.

3.	CONDITIONS PRECEDENT

3.1	Conditions Precedent

Lessor need not deliver and start the leasing of the Aircraft under the Lease unless each of the Lessor Conditions Precedent is satisfied or waived in writing by Lessor. Lessee need not accept and start the leasing of the Aircraft under the Lease unless each of the Lessee Conditions Precedent is satisfied or waived in writing by Lessee.

3.2	Waiver

(a)	If any Lessor Condition Precedent is not satisfied on or before the Delivery Date, Lessor (in its absolute discretion) may nonetheless deliver the Aircraft to Lessee and start the leasing of the Aircraft provided Lessor either waives such Lessor Condition Precedent or Lessor and Lessee agree in writing upon the terms and timing for fulfillment of such Lessor Condition Precedent to be fulfilled after the Delivery Date, and, in the event of such agreement, Lessor may treat as an Event of Default any subsequent failure of Lessee to fulfill such Lessor Condition Precedent in accordance with such agreement.

(b)	If any Lessee Condition Precedent is not satisfied on or before the Delivery Date, Lessee may (in its absolute discretion) nonetheless accept delivery of the Aircraft from Lessor and start the leasing of the Aircraft, provided Lessee either waives the Lessee Conditions Precedent or Lessee and Lessor agree in writing upon the terms and timing for fulfillment of such Lessee Condition Precedent after the Delivery Date, and, in such event, Lessee may treat any subsequent failure by Lessor to do so in accordance with such agreement as a breach of the Lease.

4.	COMMENCEMENT

4.1	Leasing

(a)	Unless a specific Scheduled Delivery Date has been agreed in the Aircraft Lease Agreement, Lessor shall notify in writing Lessee of the Scheduled Delivery Date as soon as possible, but no later than at least thirty (30) days prior to the anticipated Delivery Date. Subject to Section 4.4, Lessor will lease the Aircraft to Lessee and Lessee, subject to compliance of the Aircraft with the Delivery Condition Requirements and satisfaction of the other Lessee Conditions Precedent, will take the Aircraft on lease for the Term, which shall be evidenced by Lessee’s execution of Lease Supplement No. 1.

(b)	If (i) Lessee is unwilling or unable to accept delivery of the Aircraft on the date on which Lessor tenders the Aircraft for Delivery to Lessee in compliance with the Delivery Condition Requirements and under and in accordance with Section 4.3(a), or Lessee fails to fulfill any Lessor Condition Precedent on or before such date or fails to perform any of its obligations under the Lease which are required to be performed by Lessee, and (ii) the Lessee Conditions Precedent have been satisfied (or could reasonably be expected to be satisfied if Delivery were occurring), then the Rent Commencement Date for the Aircraft shall be deemed to have occurred on the date on which the Aircraft is tendered by Lessor for Delivery in accordance with subsection (ii) of this Section 4.1(b), and Lessee shall be obligated to pay Rent for the Aircraft on and from such date regardless of whether the Delivery Date occurs or whether Lessee executes Lease Supplement No. 1, but Lessor shall have no obligation to deliver the Aircraft unless and until all Lessor Conditions Precedent have been satisfied (or could reasonably be expected to be satisfied if Delivery were occurring). In no event shall Lessee have or be deemed to have a lease interest or other possessory right in or to the Aircraft until Lessor tenders and Lessee accepts delivery of the Aircraft as evidenced by their execution of Lease Supplement No. 1.

(c)	Lessee will be responsible for all risks associated with (i) the use and operation of the Aircraft and (ii) any loss of or damage to the Aircraft from the Delivery Date until possession of the Aircraft is returned to Lessor on the Return Occasion.

4.2	Procedure Before Delivery

Lessor and Lessee will follow the Pre-Delivery Procedure.

4.3	Delivery and Acceptance

After the Pre-Delivery Procedure has been carried out:

(a)	Subject to Section 3.1, Lessor will tender delivery of the Aircraft to Lessee at the Delivery Location and shall simultaneously therewith execute and deliver to Lessee Lease Supplement No. 1.

(b)	Subject to Section 3.1, Lessee will accept the Aircraft. Lessee shall also provide evidence of its acceptance by signing Lease Supplement No. 1 and delivering it to Lessor.

(c)	Once accepted, Lessee’s acceptance of the Aircraft shall be regarded as absolute, unconditional and irrevocable, but such acceptance shall be without prejudice to Lessee’s right to enforce Lessor’s performance of any written undertaking that Lessor may make contemporaneously with such acceptance or any right Lessee may have to pursue against any third party any claim Lessee may have with respect to the condition of the Aircraft.

4.4	Delayed Delivery

If, as a result of an Unforeseen Event or any other reason (other than Lessor’s willful misconduct or intentional breach in the performance of its obligations to deliver the Aircraft under and subject to the conditions in the Lease), Delivery takes place after the Scheduled Delivery Date or does not happen:

(a)	Lessor will not be responsible for any Losses that Lessee suffers resulting from the delay or from the non-delivery of the Aircraft;

(b)	Lessee will not, except in the circumstances described in Sections 4.4(c) and 4.4(d), be entitled to terminate the Lease or to reject the Aircraft when it is offered for Delivery because of the delay.

(c)	If the Aircraft has not been tendered for Delivery, in accordance with Section 4.3, by the Final Delivery Date, either party may terminate the Lease by delivering notice to the other party within ten (10) days following such Final Delivery Date. Upon the delivery of any such notice, all obligations of each party under the Lease will end on the date of such notice, except that, Lessor will (i) repay to Lessee the Deposit, (ii) return to Lessee or cancel any Letter of Credit, (iii) pay to Lessee such additional amounts (if any) as may be provided for in the Aircraft Lease Agreement and (iv) release and return any Guarantee, if applicable, and Lessee will remain obligated solely in respect of any indemnity obligation arising as set forth in Section 3 of Schedule 4.

(d)	If the Manufacturer shall have notified Lessor (in which case Lessor shall promptly inform Lessee of such notice) that the Delivery will be delayed beyond the Final Delivery Date or that the Aircraft will not be delivered, either party may terminate the Lease by delivering notice to the other within thirty (30) days following receipt of such notice from the Manufacturer. Upon the delivery of any such notice, all obligations of each party under the Lease will end on the date of such notice, except that, Lessor will (i) repay to Lessee the Deposit, (ii) return to Lessee or cancel any Letter of Credit, (iii) pay to Lessee such additional amounts (if any) as may be provided in the Aircraft Lease Agreement and (iv) release and return any Guarantee, if applicable, and Lessee will remain obligated solely in respect of any indemnity obligation arising as set forth in Section 3 of Schedule 4.

(e)	Lessee hereby agrees that its only right or remedy for a delay in delivery of, or Lessor’s failure to deliver, the Aircraft due to an Unforeseen Event or any other reason (except to the extent of Lessor’s willful misconduct in the performance of, or the intentional breach of, its obligation to deliver the Aircraft under and subject to the conditions in the Lease) is the remedy set forth in Sections 4.4(c) and (d) above, and any remedy set forth in the Aircraft Lease Agreement, and Lessee hereby waives any rights or remedies it may have pursuant to Section 2A-406 of the UCC or otherwise for any such delay in or any such failure of delivery.

5.	PAYMENTS

5.1	Deposit

Lessee shall pay Lessor any Deposit as specified in Section 3 of the Aircraft Lease Agreement.

5.2	Rental Periods

The first Rental Period will start on the Rent Commencement Date and each subsequent Rental Period will start on the date immediately following the last day of the previous Rental Period. Each Rental Period will end on the date immediately before the numerically corresponding day in the next calendar month, except that:

(a)	if there is no numerically corresponding day in that month, it will end on the last day of that month; and

(b)	if a Rental Period would otherwise overrun the Expiry Date, it will end on the Expiry Date.

5.3	Rent

(a)	Time of Payment: Lessee will pay to Lessor or its order Rent in advance, as specified in the Aircraft Lease Agreement, on each Rent Date. Lessor must receive value for the payment on each Rent Date. If a Rental Period begins on a day that is not a Business Day, the Rent payable in respect of that Rental Period shall be paid on the Business Day immediately following that day.

(b)	Amount: The Rent payable during the Term shall be calculated in accordance with Schedule B of the Aircraft Lease Agreement.

5.4	Supplemental Rent

(a)	Amount: If, under the Aircraft Lease Agreement, Lessee is required to pay Supplemental Rent, Lessee will pay that Supplemental Rent, at the rates referred to in Section 3 of the Aircraft Lease Agreement, to Lessor in relation to each calendar month (or part of a month) of the Term, on the fifteenth (15th) day following the end of that calendar month (except that the last payment of Supplemental Rent during the Term shall be paid on the Expiry Date).

(b)	Adjustment: The Supplemental Rent rates shall be adjusted not more frequently than annually based on the following:

(i)	Annual Supplemental Rent Adjustment: by the Annual Supplemental Rent Adjustment, compounded annually commencing on the date specified in the Aircraft Lease Agreement.

(ii)	Hour to Cycle Ratio Adjustment: Lessor and Lessee acknowledge that the Engine Supplemental Rent rate and the Engine LLP Supplemental Rent rate are based upon the assumption that the Aircraft will operate on an Assumed Ratio. If that assumption proves to be incorrect at any time during the Term based upon Lessee’s actual operating experience during the most recently preceding twelve (12) months that data is available at the time of determination, and the hour to cycle ratio differs from the Assumed Ratio by more than 0.25 during such twelve (12) month period, Lessor shall have the right, upon written notice to Lessee, to adjust the Engine Supplemental Rent rate and the Engine LLP Supplemental Rent rate (in the case of a decrease in the ratio below the Assumed Ratio) and Lessor, upon written request from Lessee, will make that adjustment (in the case of an increase in the ratio above the Assumed Ratio). Any adjustment shall be based on a table contained in the Aircraft Lease Agreement. Actual hour to cycle ratios may fall outside the ratios identified in that table. In that case, the actual values shall be determined by extrapolating the closest observed intervals in the table.

(iii)	Assumed Utilization Adjustment: Lessor and Lessee acknowledge that any amounts of Airframe Supplemental Rent, APU Supplemental Rent and Landing Gear Supplemental Rent payable by Lessee are based upon the assumption that the Aircraft will operate on an Assumed Utilization. If that assumption proves to be incorrect at any time during the Term based upon Lessee’s actual operating experience during the most recently preceding twenty-four (24) months that data is available at the time of determination, calculated as an annual average, such that (A) Lessee’s actual utilization of the Aircraft is 110% or greater than the Assumed Utilization, upon written notice from Lessee to Lessor , the rates of Airframe Supplemental Rent and Landing Gear Supplemental Rent shall be adjusted downwards to rates based on a table contained in the Aircraft Lease Agreement, or (B) Lessee’s actual utilization is below the Assumed Utilization Adjustment Threshold, upon written notice from Lessor to Lessee, the rates of Airframe Supplemental Rent and Landing Gear Supplemental Rent shall be adjusted upwards to rates based on a table contained in the Aircraft Lease Agreement.

(iv)	Major Maintenance Program Revision: If the Lessee adopts a Major Maintenance Program Revision, either Lessor or Lessee may notify the other that it believes adjustment is necessary to maintain the Supplemental Rent at levels which accurately reflect the costs associated with obtaining relevant maintenance services (at Lessee’s prevailing costs for the most recent twenty-four (24) months escalated to the relevant rate of determination at the rate specified for the Annual Supplemental Rent Adjustment). In such event, Lessor and Lessee shall mutually agree upon the amount of any adjustment to the rate otherwise specified herein to reflect such costs associated with obtaining the relevant maintenance services. Should Lessor and Lessee fail to agree upon the amount of any adjustment to the rate, the matter shall be referred to the Manufacturer, whose decision in the matter shall be binding on the parties. Upon agreement of Lessor and Lessee or the decision of the Manufacturer, as the case may be, Lessor shall thereupon give notice to Lessee specifying the revised Supplemental Rent rates and the effective date of such revision and Lessee and Lessor shall be bound by it.

(v)	Notice: Lessee agrees to advise Lessor, in writing, promptly following any occurrence, which would result in the assumptions mentioned in paragraph (ii) or in Clause (B) of paragraph (iii) above becoming incorrect at any time during the Term.

(c)	Lessor’s Property Rights: Lessee acknowledges and agrees that Supplemental Rent is additional rent for the leasing of the Aircraft and not cash collateral or other collateral security for Lessee’s maintenance obligations under the Lease. Once paid, all Supplemental Rent is the property of Lessor, it is not refundable to Lessee under any circumstances whatsoever (except to the extent provided in the Lease and that following the receipt by Lessor of insurance or condemnation proceeds or other payment from Lessee in an amount equal to the Agreed Value following an Event of Loss, Lessor shall return to Lessee all Supplemental Rent paid to Lessor by Lessee less the amount theretofore paid to Lessee by Lessor pursuant to Section 7.2) and Lessee otherwise has no interest therein whatsoever.

5.5	Payments

All payments by Lessee to Lessor under the Lease will be made for value on the due date in Dollars and in immediately available funds by wire transfer to the Lessor’s Account as specified in the Aircraft Lease Agreement. If any such due date is not a Business Day, such payment shall be due on the Business Day immediately following such due date.

5.6	Withholding and Tax Credit

(a)	Withholding: Lessee must not deduct any amount from any of its payments under the Lease for or on account of any Taxes (other than US withholding taxes), unless it is required by Law to do so, in which case, except with respect to withholding taxes imposed or required by the laws of the United States or any jurisdiction therein, Lessee must:

(i)	deduct the minimum amount necessary to comply with the Law;

(ii)	pay Lessor an extra amount so that Lessor receives a net amount on the relevant payment date that is equal to the amount that it would have received if the deduction had not been made. The amount of any such payment to Lessor shall be made taking into account the principles of Section 5.10 such that Lessor shall be in no worse position than it would have been if the deduction had not applied in the first place;

(iii)	pay the Tax to the relevant taxing authority according to the relevant Law; and

(iv)	obtain a receipt (if one is available) from the relevant taxing authority and give it to Lessor.

(b)	Tax Credit: If Lessor, in good faith, determines that it has realized a tax benefit (by way of deduction, credit or otherwise) as a result of any payment for which Lessee is liable under Section 5.6(a), Lessor shall pay to Lessee as soon as practicable after the tax benefit has been realized (but not before Lessee has made all payments and indemnities to Lessor required under this Section that are then due and owing) an amount which will ensure that (after taking into account the payment itself) Lessor is in no better and no worse position than it would have been if the deduction had not applied.

Nothing in this Section 5.6(b) shall:

(i)	interfere with the right of Lessor to arrange its tax affairs in whatever manner it thinks fit; or

(ii)	except as otherwise provided in Section 5.7(a)(iv), oblige Lessor to disclose any information relating to its Tax affairs or any Tax computations.

5.7	Tax Indemnity

(a)	General:

(i)	Except as provided in Section 5.7(c), Lessee will on demand pay and indemnify each Tax Indemnitee against any and all Taxes levied or imposed against or upon or payable by such Tax Indemnitee or Lessee and arising from, with respect to or in connection with the transactions pursuant to the Lease, including all Taxes relating or attributable to Lessee, the Lease or the Aircraft, directly or indirectly, in connection with the importation, exportation, registration, ownership (but only to the extent relating to or attributable to or arising as a result of the possession, operation, use or maintenance of the Aircraft by Lessee), leasing, sub-leasing, purchase, delivery, possession, use, operation, repair, maintenance, modification, overhaul, transportation, landing, storage, presence, sale or other transfer or redelivery of the Aircraft or any part thereof or any rent, receipts, insurance proceeds, income, indemnification payment or other amounts arising therefrom, or the making of any Equipment Change or the permanent replacement of any Engine.

(ii)	Each Tax Indemnitee shall promptly forward to Lessee any written notice, bill, or advice that such Tax Indemnitee receives from any taxing authority concerning any Tax for which it seeks indemnification under this Section 5.7. All Taxes indemnified pursuant to this Section 5.7(a) shall be paid by Lessee directly to the appropriate taxing authority (to the extent permitted by applicable Law) at or before the time prescribed by applicable Law or if not so permitted, to the applicable Tax Indemnitee. After any payment by Lessee of any Tax directly to a taxing authority, Lessee shall furnish to Lessor, on request, a certified copy of a receipt for Lessee’s payment of such Tax (to the extent reasonably obtainable) or such other evidence of payment of such Tax as is reasonably obtainable by Lessee and reasonably acceptable to Lessor.

(iii)	Any amount payable by Lessee directly to a Tax Indemnitee pursuant to this Section 5.7(a) shall be paid within fifteen (15) Business Days after receipt of a written demand therefor from the relevant Tax Indemnitee (provided that in no event shall Lessee be required to pay any such amount earlier than five (5) days prior to the date the applicable Tax is due and payable by such Tax Indemnitee) accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that if the contest of any indemnified Tax has been requested by Lessee in accordance with Section 5.9 and Lessee shall have duly performed (and shall continue to perform) all its obligations under Section 5.9 with respect to such contest, then payment of the indemnity with respect to such Tax under this Section 5.7(a) shall, at Lessee’s election, be deferred until the date fifteen (15) Business Days after the contest has been completed.

(iv)	At Lessee’s request, the computation of the amount of any indemnity payment owed by Lessee pursuant to this Section 5.7 or any amount owed by a Tax Indemnitee to Lessee pursuant to Section 5.6(b) or Section 5.9 shall be verified and certified by an independent public accounting firm selected by such Tax Indemnitee and reasonably satisfactory to Lessee. Such verification shall be binding. Lessee and each Tax Indemnitee agree to provide to such public accounting firm any information within its possession or control that is reasonably necessary for such public accounting firm to perform such verification. The costs of such verification (including the fee of such public accounting firm) shall be borne by Lessee unless such verification results in an adjustment in Lessee’s favor of 5% or more of the net present value of the payment (discounted at the Discount Rate) as computed by such Tax Indemnitee, in which case such Tax Indemnitee shall pay those costs.

(v)	Each Tax Indemnitee shall provide Lessee with such certifications that the Tax Indemnitee is factually and legally eligible to give (and provided that giving such certification will not materially prejudice the Tax Indemnitee unless Lessee has agreed to indemnify the Tax Indemnitee therefor to the reasonable satisfaction of the Tax Indemnitee), and such information and documentation in such Tax Indemnitee’s possession required as a condition to the allowance of a reduction in Taxes indemnified under this Common Terms Agreement.

(b)	Sales and Use Taxes:

(i)	Without limiting Section 5.7(a) above, Lessee shall pay to Lessor (or, if permitted by applicable Law and if requested by Lessor, Lessee shall pay to the relevant tax authority for the account of Lessor):

(A)	all sales, use, rental, excise, value added (other than value added taxes that are imposed in direct substitution for an income tax), turnover, goods and services and similar taxes or taxes in the nature of any of the foregoing (“Sales Taxes”) required to be paid to the tax authority of the jurisdiction in which the Delivery Location is situated or to the jurisdiction of the Habitual Base or the State of Incorporation with respect to the lease of the Aircraft to Lessee pursuant to the Lease except for any Sales Tax with respect to which Lessee delivers to Lessor on or prior to the date such Sales Tax is due and payable such exemption certificate or other document as may be required by applicable Law to evidence Lessee’s entitlement to exemption from such Sales Tax imposed by the applicable jurisdiction with respect to the lease of the Aircraft pursuant to the Lease (but Lessee’s delivery of such exemption certificate or other document shall not relieve Lessee from its indemnity obligations under Section 5.7(a) or this Section 5.7(b) in the event that such exemption certificate or other document is ineffective (provided that Lessor presents such certificate or other document to the applicable taxing authority if and when required or requested by such taxing authority to do so) or liability for such Tax is otherwise asserted by the applicable taxing authority); and

(B)	all Sales Taxes required to be paid to the tax authority of any jurisdiction (other than a jurisdiction described in Clause (A) above) in which the Aircraft may be used, operated or otherwise located from time to time except for any Sales Tax with respect to which Lessee delivers to Lessor such exemption certificate or other document as may be required by applicable Law to evidence Lessee’s entitlement to exemption from such Sales Tax imposed by the applicable jurisdiction with respect to the lease of the Aircraft pursuant to the Lease (but Lessee’s delivery of such exemption certificate or other document shall not relieve Lessee from its indemnity obligations under Section 5.7(a) or this Section 5.7(b) in the event that such exemption certificate or other document is ineffective (provided that Lessor presents such certificate or other document to the applicable taxing authority if and when required or requested by such taxing authority to do so) or liability for such Tax is otherwise asserted by the applicable taxing authority).

(ii)	Lessee and Lessor will each cooperate with the other in connection with the preparation and filing of any exemption application or similar document that is reasonably necessary or desirable under applicable Law to avoid the imposition of any Sales Taxes with respect to the transactions contemplated by the Lease.

(iii)	The specific obligations with respect to sales and use taxes set forth in this Section 5.7(b) are in addition to, and are not in substitution for, Lessee’s obligation to indemnify for sales and use taxes pursuant to Section 5.7(a); provided that in no event shall Lessee be obligated to pay any amount as indemnification under both Section 5.7(a) and Section 5.7(b) with respect to the same Tax.

(c)	Lessee is not required to indemnify any Tax Indemnitee under Section 5.7(a) or Section 5.7(b) with respect to:

(i)	Taxes attributable to the willful misconduct or gross negligence of such Tax Indemnitee, except to the extent that such willful misconduct or gross negligence is imputed to such Tax Indemnitee by reason of any action or inaction of Lessee or any sublessee;

(ii)	income Taxes imposed on a Tax Indemnitee as a result of the Tax Indemnitee’s (A) being organized in the jurisdiction imposing such Taxes or (B) conducting business that is unrelated to the transactions contemplated in the Lease and the Other Agreements in the jurisdiction imposing such Taxes;

(iii)	a Tax imposed on the net income, profits, gains or gross receipts of any Tax Indemnitee by the United States or any Government Entity in the United States; provided that the exclusion in this clause (ii) shall not apply to any sales, use, excise, value added or property Taxes (other than any value added tax that is imposed in direct substitution for an income tax) or any Taxes in the nature of sales, use, excise, value added or property Taxes (other than any value added tax that is imposed in direct substitution for an income tax);

(iv)	a Tax imposed with respect to the period, or an event occurring, (x) prior to the Delivery Date or (y) after the expiration or termination of the Lease (other than a termination by exercise of remedies in accordance with Section 13.2 after the occurrence of an Event of Default), the return or purchase of the Aircraft by Lessee and the payment by Lessee of all amounts payable by it under the Lease, except, in any case, to the extent such Tax arises from an event occurring or circumstance existing during the Term or is otherwise imposed with respect to the Term;

(v)	a Tax imposed on any sale, assignment, transfer or other disposition by or to a Tax Indemnitee of its interest in the Aircraft or the Lease unless such sale, assignment, transfer or other disposition occurs (x) in order to effect the transactions or transfers contemplated on the Delivery Date, (y) by Lessee or a Lessee Affiliate required or permitted under the Lease (including as a result of an Event of Loss), or (z) in connection with, or as a result of, the exercise of remedies in connection with an Event of Default;

(vi)	any US withholding tax;

(vii)	a Tax that would not have been imposed but for a Lessor Lien;

(viii)	a Tax on any item of tax preference or a minimum tax or alternative minimum tax;

(ix)	any Tax imposed on (A) a transferee of the interests held by a Tax Indemnitee in the Aircraft or the Lease or (B) a transferee of the shares of stock or other interests in a Tax Indemnitee, in each case to the extent that (X) such Tax would not have been imposed on the original Tax Indemnitee or (Y) such Tax exceeds the amount of the Tax that would have been imposed on the original Tax Indemnitee; provided, however, that this exception shall not apply to any transferee where the transfer shall have occurred in connection with, or as a result of, the exercise of remedies in connection with an Event of Default;

(x)	any Tax that would not have been imposed but for the existence or status of any trust used to hold title to the Aircraft; or

(xi)	any Tax imposed on a Tax Indemnitee in respect of a “prohibited transaction” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or the regulations issued thereunder, or Section 406 of ERISA or the regulations of the US Department of Labor implementing Section 406 of ERISA.

(d)	Lessee will also indemnify the “Special Tax Indemnitee” (as defined in Part IV of Schedule B of the Aircraft Lease Agreement for the purposes thereof) as and to the extent set forth in Part IV of Schedule B of the Aircraft Lease Agreement, and the provisions of Section 5.9 shall apply thereto.

5.8	[Intentionally Omitted]

5.9	Tax Contest and Mitigation

(a)	If a Tax Indemnitee receives a written claim for any Tax for which Lessee could be required to pay an indemnity pursuant to Section 5.7(a)(i), Section 5.7(b)(i) or Part IV of Schedule B of the Lease, such Tax Indemnitee shall notify Lessee promptly of such claim, provided that any failure to provide such notice will not relieve Lessee of any indemnification obligation pursuant to Section 5.7 except to the extent that such failure effectively precludes Lessee from exercising its contest rights hereunder (it being understood that nothing in this Section 5.9 shall preclude Lessee from making a claim for damages if Lessee suffers any damage as a result of any failure of such Tax Indemnitee to provide such notice promptly). No Tax Indemnitee shall, without Lessee’s prior written consent, take any action with respect to such a claim for a period of thirty days after Lessee’s receipt of such notice. If requested by Lessee in writing promptly after receipt of such notice, such Tax Indemnitee shall (upon receipt of a written acknowledgment by Lessee that the Tax to be contested is a Tax for which Lessee would be required to indemnify such Tax Indemnitee under Section 5.7 or Part IV of Schedule B of the Lease except to the extent that the final determination of the contest demonstrates that such Tax is a Tax described in Section 5.7(c)), at the expense of Lessee (including all reasonable costs, expenses, legal and accountants’ fees and disbursements, and penalties, interest and additions to Tax incurred in and reasonably allocable to contesting such claim) in good faith contest or, in the case of a Lessee-Controlled Contest, permit Lessee to contest such claim by (i) resisting payment thereof if practicable and appropriate, (ii) not paying the same except under protest if protest is necessary and proper, or (iii) if payment is made, using reasonable efforts to obtain a refund of such Taxes in appropriate administrative and judicial proceedings. The applicable Tax Indemnitee shall determine the method of any contest that is not a Lessee-Controlled Contest and (in good faith consultation with Lessee) control the conduct thereof. Lessee shall determine the method of any contest that is a Lessee-Controlled Contest and (in good faith consultation with the applicable Tax Indemnitee) control the conduct thereof. The term “Lessee-Controlled Contest” shall mean any contest (i) that, under applicable Law, may be conducted in Lessee’s name and that does not involve income taxes or Taxes imposed on the applicable Tax Indemnitee that are not subject to indemnification by Lessee or (ii) which the applicable Tax Indemnitee agrees in writing shall be controlled by Lessee. The provisions of Section 5.12 shall continue to apply while such contest is continuing. If requested to do so by Lessee, the Tax Indemnitee shall appeal any adverse administrative or judicial decision, except that the Tax Indemnitee shall not be required to pursue any appeals to the United States

Supreme Court. A Tax Indemnitee shall not be required to contest, or to continue to contest, a claim for Taxes under this Section 5.9 if (v) in the case of a contest that is not a Lessee-Controlled Contest, the amount of Taxes at issue and subject to indemnification under Section 5.7 is less than $25,000 and the amount of Taxes at issue for which Lessee may have liability (whether directly for its own account, pursuant to indemnification obligations under Section 5.7, or otherwise) is in the aggregate less than $50,000, or (w) such action would result in a risk of imposition of criminal liability on any Tax Indemnitee or a material risk of any sale, forfeiture, or loss of, or the creation of a lien (other than a Permitted Lien) against, the Aircraft, the Airframe, any Engine or any Part, or (x) Lessee shall not have furnished, at Lessee’s expense, an opinion of independent tax counsel (in the case of a Lessee-Controlled Contest, selected by Lessee and reasonably satisfactory to the applicable Tax Indemnitee; in the case of a contest that is not a Lessee-Controlled Contest, selected by the applicable Tax Indemnitee and reasonably satisfactory to Lessee) that a reasonable basis exists for such contest, or (y) an Event of Default shall be continuing (unless Lessee shall have provided security reasonably satisfactory to the applicable Tax Indemnitee securing Lessee’s performance of its obligations under this Section 5.9). If the applicable Tax Indemnitee contests any claim for Taxes by making a payment and seeking a refund thereof, then Lessee shall advance to such Tax Indemnitee, on an interest-free basis, an amount equal to the Taxes to be paid by such Tax Indemnitee in connection with the contest and shall indemnify such Tax Indemnitee on an After-Tax Basis for any adverse tax consequences to such Tax Indemnitee of such interest-free advance. Upon the final determination of any contest pursuant to this Section 5.9 in respect of any Taxes for which Lessee shall have made an advance in accordance with the immediately preceding sentence, the amount of Lessee’s obligation shall be determined as if such advance had not been made; any indemnity obligation of Lessee to the applicable Tax Indemnitee under this Section 5.9 and the applicable Tax Indemnitee’s obligation to repay the advance will be satisfied first by setoff against each other, and any difference owing by either party shall be paid within fifteen (15) Business Days after such final determination.

(b)	If any Tax Indemnitee obtains a refund or reimbursement of, or becomes entitled to a current credit against a liability for a Tax described in Section 5.7(c) for, all or any part of any Taxes paid, reimbursed or advanced by Lessee, such Tax Indemnitee shall pay Lessee, within fifteen (15) Business Days after such Tax Indemnitee receives such refund or reimbursement or realizes the tax saving resulting from such credit (as the case may be), the amount of such refund, reimbursement or tax saving, reduced by the excess (if any) of (i) the amount of any Taxes imposed on such Tax Indemnitee on the receipt or accrual of such refund, reimbursement or tax saving over (ii) the amount of any Taxes saved by such Tax Indemnitee as a result of any allowable current deduction for such payment to Lessee. If, in addition to such refund, reimbursement or credit, such Tax Indemnitee receives an amount of interest on such refund or reimbursement, such Tax Indemnitee shall pay to Lessee, within fifteen (15) Business Days after such Tax Indemnitee receives such amount of interest, the portion of such interest which is fairly attributable to such refund, reimbursement or credit, reduced by the excess (if any) of (i) the amount of any Taxes imposed on such Tax Indemnitee on the receipt or accrual of such interest over (ii) the amount of any Taxes saved by such Tax Indemnitee as a result of any allowable current deduction for such payment to Lessee. A Tax Indemnitee shall not be required to make any payment to Lessee pursuant to this Section 5.9 if, and for so long as, an Event of Default shall have occurred and be continuing.

(c)	A Tax Indemnitee in its sole discretion (by written notice to Lessee) may waive its rights to indemnification pursuant to Section 5.7 with respect to any claim for any Tax and may refrain from contesting or continuing the contest of such claim, in which event Lessee shall have no obligation to indemnify such Tax Indemnitee for the Taxes that are the subject of such claim (and all directly related claims, and claims based on the outcome of such claim). If any Tax Indemnitee agrees to a settlement of any contest conducted pursuant to this Section 5.9 without the prior written consent of Lessee, then such Tax Indemnitee shall be deemed to have waived its rights to the indemnification provided for in Section 5.7 with respect to the Tax liability accepted in such settlement (and all directly-related claims, and claims based on the outcome of such claim). In the event that a Tax Indemnitee either waives or is deemed to have waived its rights to indemnification as provided above, such Tax Indemnitee shall repay to Lessee any amount previously paid or advanced to or on behalf of such Tax Indemnitee pursuant to the next-to-last sentence of Section 5.9(a) with respect to such claim, plus interest at the rate that would have been payable by the relevant taxing authority on a refund of such Tax.

(d)	Information:

(i)	If Lessee is required by any applicable Law to deliver any report or return in connection with any Taxes for which Lessee would be obligated to indemnify Lessor or any other Tax Indemnitee under the Lease, Lessee will complete the same and, on request, supply a copy of the report or return to Lessor.

(ii)	If any report, return or statement is required to be made by Lessor or any other Tax Indemnitee with respect to any Tax for which there is an indemnity obligation of Lessee under the Lease, and Lessee knows of, or reasonably should have known of, such return, report or statement, Lessee will promptly notify Lessor of the requirement and:

(A)	if permitted by applicable Law, make and timely file such report, return or statement (except for (x) any report, return or statement that Lessor or any other Tax Indemnitee has notified Lessee that Lessor or any other Tax Indemnitee intends to prepare and file or (y) any report, return or statement for which Lessor or the applicable Tax Indemnitee does not furnish Lessee with information which is in the possession or control of Lessor or such applicable Tax Indemnitee, is reasonably requested by Lessee in writing and is reasonably necessary to file such report, return or statement), prepare such return in such manner as will show Lessor as lessor of the Aircraft and the ownership of the Aircraft in Owner if required or appropriate, and provide Lessor upon request a copy of each such report, return or statement filed by Lessee, or

(B)	if Lessee is not permitted by applicable Law to file any such report, return or statement, or if the applicable Tax Indemnitee does not furnish Lessee with information which is in such Tax Indemnitee’s possession or control, is reasonably requested by Lessee in writing and is reasonably necessary to file such report, return or statement, Lessee will (to the extent that the information necessary to prepare such report, return or statement is in the possession or control of Lessee) prepare and deliver to Lessor a proposed form of such report, return or statement within a reasonable time prior to the time such report, return or statement is to be filed

; provided, that in each case the relevant Tax Indemnitee shall furnish Lessee with any information in such Tax Indemnitee’s possession or control that is reasonably necessary to file any such return, report, or statement and that Lessee reasonably requests in writing and the disclosure of which will not prejudice such Tax Indemnitee.

(iii)	Lessee will provide such information and documents within Lessee’s possession or control as Lessor may reasonably request to enable Lessor or any other Tax Indemnitee to comply with its tax filing, audit and litigation obligations. Lessor or any other Tax Indemnitee will provide such information or documents, at Lessee’s expense, that Lessee does not otherwise have as Lessee may reasonably request and which are necessary to enable Lessee to comply with its obligations under the Lease (including, without limitation, Sections 5.6 and 5.7 of this CTA and Schedule B of the Aircraft Lease Agreement).

(iv)	Each Tax Indemnitee agrees to furnish from time to time to Lessee, or such other Person as Lessee shall designate, at Lessee’s written request, such duly-executed and properly-completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any taxing authority, provided that the Tax Indemnitee is factually and legally eligible to provide such forms and giving such certification with not materially prejudice the Tax Indemnitee (unless Lessee has agreed to indemnify the Tax Indemnitee therefor to the reasonable satisfaction of the Tax Indemnitee).

(v)	If a Tax Indemnitee is not a party to this Common Terms Agreement, Lessee may require the Tax Indemnitee to agree in writing, in a form reasonably acceptable to Lessee, to the terms of Sections 5.7, 5.9 and 5.10 before making any payment to such Tax Indemnitee under Section 5.7.

5.10	Indemnity Payments - After-Tax Basis

The amount of any payment made under Section 5.6, Section 5.7 (including Section 5.7(d)), Section 5.21, Section 8.13, Section 10, the last sentence of Section 11.1(c), the last sentence of Section 12.2, Section 13.2(c)(iii)-(vi), or Section 13.2(f)(iii)-(iv) to or for the benefit of any Indemnitee, shall include such amount as may be necessary to hold such Indemnitee harmless on an After-Tax Basis, provided that Lessee shall not be required to pay on an After-Tax Basis any amount described in Section 13.2(c)(v), 13.2(c)(vi), 13.2(f)(iii) (with respect to Aircraft Condition Damages) or 13.2(f)(iv) if and to the extent that such amount (i) is measured by such consequential loss of revenues or profits of Lessor from the sale or re-leasing of the Aircraft or (ii) otherwise compensates the Indemnitee for any payment, property or service (A) which such Indemnitee would have received had Lessee performed its obligations in accordance with the requirements of the Lease, (B) which would have resulted in the recognition of taxable income by such Indemnitee, (C) which Lessee is not required by the Lease to pay or provide on an After-Tax Basis, and (D) with respect to which Lessee is not required by the Lease to indemnify such Indemnitee for income taxes on the taxable income described in subclause (B).

5.11	Lessor Obligations Following Expiry Date

Promptly following:

(a)	redelivery of the Aircraft to Lessor in accordance with and in the condition required by the Lease; or

(b)	payment to Lessor of the Agreed Value following an Event of Loss after the Delivery Date; or

(c)	termination of the Lease prior to the commencement of the Term in accordance with the provisions of the Lease; or

(d)	[Intentionally Omitted]

(e)	or in each case such later time as Lessee has irrevocably paid to Lessor all amounts that may then be due and payable under the Lease and each of the Transaction Agreements and in each case so long as no Default has occurred and is continuing:

(i)	Lessor will pay to Lessee the balance of the Deposit (if any);

(ii)	Lessor will pay to Lessee the amount of any Rent received in respect of any period falling after the date of redelivery of the Aircraft or payment of the Agreed Value, as the case may be;

(iii)	Lessor will return to Lessee or cancel any Letter of Credit and release and return any Guarantee; and

(iv)	Lessor will pay to Lessee any amounts payable to Lessee pursuant to Section 7.2 hereof and such other amounts (if any) as may be provided in the Aircraft Lease Agreement.

5.12	Net Lease

The Lease is a net lease. Lessee’s obligation to pay Rent and to perform all its other obligations under the Lease (except as otherwise provided in the Lease) is absolute and unconditional no matter what happens and no matter how fundamental or unforeseen the event, including any of the following: (a) any right of set-off, counterclaim, recoupment, defense or other right which Lessee may have against the Lessor, Owner, any Indemnitee, Manufacturer, any manufacturer or seller of or any Person providing services with respect to the Aircraft, any Engine or any Part or any other Person, for any reason whatsoever; (b) any unavailability of the Aircraft for any reason, including a requisition of the Aircraft or any prohibition or interruption of or interference with or other restriction against Lessee’s use, operation or possession of the Aircraft (whether or not the same would, but for this provision, result in the termination of the Lease by operation of law); (c) any lack or invalidity of title or any other defect in title, airworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Aircraft for any particular use or trade, or for registration or documentation under the Laws of any relevant jurisdiction, or any Event of Loss in respect of or any damage to the Aircraft; (d) any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor, Lessee or any other Person; (e) any invalidity or unenforceability or lack of due authorization of, or other defect in, the Lease; (f) any Security Interests or (except as provided in Section 5.6(a)) Taxes; and/or (g) any other cause or circumstance which but for this provision would or might otherwise have the effect of terminating or in any way affecting any obligation of Lessee under the Lease. Lessee acknowledges and agrees that it has used its own judgment in selecting the Aircraft, and has not relied on Lessor or on any information supplied by Lessor, that Lessor is not a manufacturer of or dealer in aircraft and that Lessor has all of the rights and benefits of a lessor under a lease to which Section 2A-407 of the UCC applies as provided in such Section 2A-407.

Except as expressly set forth elsewhere in the Lease, Lessee hereby waives, to the extent permitted by applicable Law, any and all right which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, abate, cancel, quit, reduce, defer, suspend or surrender the Lease or the Aircraft or any obligation imposed upon Lessee under the Lease (including payment of Rent or Supplemental Rent).

Each payment of Rent or Supplemental Rent made by Lessee shall be final. Lessee will not seek to recover all or any part of any payment of Rent or Supplemental Rent for any reason whatsoever except manifest error.

If for any reason whatsoever the Lease shall be terminated in whole or in part by operation of Law, except as specifically provided in the Lease, Lessee waives, to the extent permitted by applicable Law, all rights (if any) to any termination or diminution in its Rent or Supplemental Rent obligations under the Lease and nonetheless agrees to pay to Lessor, an amount equal to each Rent and Supplemental Rent payment at the time such payments would have become due and payable in accordance with the terms of the Lease had the Lease not been terminated in whole or in part and so long as such payments are made and all other terms and conditions of the Lease are complied with by Lessee, Lessor and Lessee will deem the Lease to remain in full force and effect and Lessee shall continue in possession of the Aircraft under the terms and conditions of the Lease and Lessee shall continue to have, and shall be entitled to exercise, all of its rights under the Lease as if the Lease remained in full force and effect.

Nothing in this Section 5.12 will be construed to limit Lessee’s right to institute separate legal proceedings or from separately pursuing any claim it may have from time to time against Lessor in the event of Lessor’s breach of the Lease as and to the extent not prohibited by an express term of the Lease, or to limit Lessee’s rights and remedies against any other Person with respect to any matter.

5.13	Further Provisions Regarding Deposit

(a)	If, under the Aircraft Lease Agreement, Lessee is required to pay a Deposit, Lessee hereby grants a security interest in the Deposit to Lessor as security for Lessee’s or Lessee Affiliates’ obligations under the Lease and all Other Agreements relating to aircraft leasing (including any and all Losses suffered or incurred by Lessor or any of its Affiliates in respect of which Lessee or any Lessee Affiliate is obligated under the Lease or any Other Agreement relating to aircraft leasing) and the remaining provisions of this Section shall apply. Lessee agrees that Lessor shall be entitled to commingle the Deposit with Lessor’s general or other funds, and Lessor will not hold any such funds as agent or in trust for Lessee or in any similar fiduciary capacity. In this regard, Lessee acknowledges and agrees that it is not located in the State of New York within the meaning of Section 7-101 1-c. (b) of the New York General Obligations Law and, therefore, the requirements of Section 7-101 of the New York General Obligations Law to the effect that Lessor hold the Deposit in a separate, interest bearing account, and pay interest thereon, do not apply.

(b)	If an Event of Default shall have occurred and be continuing, in addition to all rights and remedies accorded to Lessor elsewhere in the Lease or under Law in respect of the Deposit, Lessor may immediately or at any time thereafter so long as such Event of Default shall be continuing, without prior notice to Lessee, apply all or part of the Deposit in or towards the payment or discharge of any matured obligation owed by Lessee or any Lessee Affiliate under the Lease or the Transaction Agreements, in such order as Lessor sees fit, and/or exercise any of the rights of set-off described in Section 5.20 against all or part of the Deposit.

(c)	If Lessor exercises the rights described in Section 5.13(b) above, Lessee shall, following a demand in writing from Lessor specifying the amount to be replenished and stating in reasonable detail the amount and basis upon which such portion of the Deposit was applied, immediately restore the Deposit to the level at which it stood immediately prior to such exercise.

(d)	Lessor agrees that if at any time when Lessee would otherwise be entitled to receive from Lessor a return of all or any portion of the Deposit or any other amount hereunder but such return is withheld due to the occurrence of a Default, a Significant Default or an Event of Default, Lessor shall (subject to Section 5.20 hereof) return such Deposit or any other amount hereunder (or the unapplied balance thereof) at such times as no such Default, Significant Default or Event of Default (as the case may be) shall be continuing (provided that any other conditions to such return specified herein which may then be applicable have been satisfied).

5.14	Letter of Credit

(a)	If, under the Aircraft Lease Agreement, Lessee is required or elects to provide Lessor with a Letter of Credit, the provisions of this Section shall apply. Any Letter of Credit provided by Lessee to Lessor will be issued and payable by a Pre-Approved Bank or another bank acceptable to Lessor in its sole and absolute discretion and in substantially the form of Schedule 16 or in another form and substance acceptable to Lessor in its sole and absolute discretion, and, if not issued by a Pre-Approved Bank or by the New York branch of a major international bank acceptable to Lessor in its sole and absolute discretion from time to time, will be confirmed by and payable at the New York branch of a major international bank acceptable to Lessor in its sole and absolute discretion from time to time, and will be issued as security for all payment obligations of Lessee or any of its Affiliates to Lessor or any Lessee Affiliate under the Lease and each of the Transaction Agreements (including any and all Losses suffered or incurred by Lessor or any of its Affiliates in respect of which Lessee or any of its Affiliates is obligated under the Lease or any of the Transaction Agreements), which shall remain in full force and effect and may be drawn down by Lessor upon demand at any time or times following the occurrence of a Significant Default until the Required LC Expiry Date.

(b)	The Letter of Credit may have a validity period or periods ending prior to the Required LC Expiry Date, provided that (i) the Letter of Credit shall, in each case, be renewed, extended or reissued and delivered to Lessor not later than thirty (30) days prior to its expiry (provided that there shall be no duplication of draw rights); and (ii) a Letter of Credit shall remain in force at all times up to the Required LC Expiry Date.

(c)	If at any time during the Term, Lessor reasonably determines that the current issuing or confirming bank for the Letter of Credit is no longer an acceptable issuing or confirming bank (by virtue of a material adverse change in its financial condition or a decrease in any credit rating of its long term unsecured debt obligations) Lessor may notify Lessee of such fact and, in such event, Lessee shall within ten (10) Business Days after the date of such notice cause the Letter of Credit to be replaced by a Letter of Credit issued by a Pre-Approved Bank or another bank acceptable to Lessor (in its sole and absolute discretion).

(d)	If Lessor makes a drawing under the Letter of Credit, Lessee shall, following a demand in writing by Lessor specifying the amount to be replenished and stating in reasonable detail the amount and basis upon which such drawing was made, immediately cause the maximum amount available for drawing under the Letter of Credit to be restored to the level at which it stood immediately prior to such drawing.

5.15	Guarantee

If Lessee is required to provide Lessor with a Guarantee under the Aircraft Lease Agreement: (a) Lessee will contemporaneously with the execution of the Aircraft Lease Agreement, provide Lessor with the Guarantee; and (b) Lessee shall cause such Guarantee to remain in full force and effect until such time as all of Lessee’s obligations under the Aircraft Lease Agreement shall have been fully performed and to remain subject to revival as and to the extent that any such performance is revoked or set aside.

5.16	Late Payment Interest

If Lessee fails to pay any amount payable by Lessee to Lessor under the Lease on the due date, Lessee will pay on demand from time to time to Lessor interest (both before and after judgment) on that amount, from the due date to the date of payment in full by Lessee to Lessor, at the Interest Rate. All such interest will be compounded monthly and calculated on the basis of the actual number of days elapsed in the month, assuming a 30 day month and a 360 day year.

5.17	Currency

(a)	Except for Losses and expenses suffered or incurred by Lessor, which shall be payable by Lessee to Lessor in the currency and in the amount in which such Loss is suffered or incurred, all amounts payable to Lessor under the Lease shall be payable in Dollars in New York and payment in Dollars in New York is of the essence. Lessee must indemnify Lessor against any Loss Lessor reasonably suffers if and to the extent such Loss results from:

(i)	Lessor’s receipt from Lessee of an amount relating to Lessee’s obligations in a different currency from that in which payments should be made under the Lease; or

(ii)	Lessee’s payment of a judgment or claim in a different currency from that in which should be made under the Lease.

(b)	Lessee relinquishes any right to pay any amount under the Lease in a currency that is different from the currency provided in the Lease. Notwithstanding any such receipt, judgment or claim described in Section 5.17(a), Lessee shall have a separate obligation to pay, and Lessor shall have a separate claim against Lessee for, amounts due to Lessor pursuant to the indemnity obligation of Lessee under this Section 5.17.

5.18	Certificates

Except where expressly provided in the Lease, any certificate or determination by Lessor acting reasonably and in good faith as to any rate of interest or as to any other amount payable under the Lease will, in the absence of manifest error, be presumed to be correct.

5.19	Appropriation

If any sum paid or recovered by Lessor in respect of the liabilities of Lessee under the Lease is less than the amount then due, Lessor may apply that sum to amounts due under the Lease in such proportions and order and generally in such manner as Lessor may determine.

5.20	Set-off

In this sub-section, references to Lessee will also include Lessee Affiliates.

(a)	Lessor and its Affiliates may, without notice, set-off against and apply to any obligations owed by Lessee under the Lease or the Other Agreements against any obligation Lessor or any of its Affiliates owes Lessee under the Lease or the Other Agreements, regardless of the place of payment or currency. Promptly after making any such set-off, Lessor shall notify in writing Lessee thereof, but failure to give such notice shall not affect the effectiveness of any such set-off.

(b)	Lessee hereby waives, in relation to any such setoff by Lessor, all suretyship and guarantor defenses of every nature whatsoever.

If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in New York. If the amount of an obligation is unknown, Lessor may, acting reasonably and in good faith, estimate the amount. Any difference between the estimated obligation and the actual obligation will be paid by either Lessor or Lessee, as appropriate, when the amount becomes known.

5.21	Expenses

Lessee will pay to Lessor on demand the reasonable expenses (including reasonable legal fees and expenses) that Lessor suffers or incurs:

(a)	to deal with any amendments, extensions, consents or waivers that are requested by Lessee in connection with the Lease (but excluding any expenses incurred by Lessor or Owner in connection with the negotiation, preparation and execution of this CTA, the Lease and any documents related thereto, with any change in the ownership of the Aircraft or with the financing of the Aircraft) or to deal with any replacement of any Engine or Part;

(b)	for FAA counsel and otherwise to act upon any advice and obtain assistance to perfect the Lease in the State of Registry and the State of Incorporation (and any other appropriate place); and

(c)	after the occurrence and during the continuance of a Default, in contemplation of, or otherwise in connection with, the enforcement or preservation of any of Lessor’s rights under the Lease (including under Section 10) or in respect of the repossession of any Aircraft.

All amounts payable pursuant to this Section 5.21 will be paid in the currency in which any such expenses are incurred by Lessor. Nothing in this Section 5.21 shall be interpreted to entitle Lessor to recover expenses it suffers or incurs in connection with a delay in delivery, or a failure to deliver, the Aircraft by reason of an Unforeseen Event or Lessor’s willful misconduct or an intentional breach of Lessor’s obligations hereunder.

5.22	Other Outgoings

Lessee will promptly pay all Taxes (other than Taxes described in Section 5.7(c),) which it is required by applicable Law to pay and all other amounts of any nature which are imposed by any Government Entity with respect to the Aircraft and/or the Lease and which are required by applicable Law to be paid by Lessee, except to the extent that such Taxes or other amounts are being contested in good faith by appropriate procedures in respect of which adequate reserves have been provided by Lessee and non-payment of which does not give rise to any material risk of the Aircraft or any interest therein being sold, forfeited or otherwise lost or any risk of criminal liability on the part of Lessor or Owner.

6.	MANUFACTURER’S WARRANTIES

(a)	So long as no Event of Default has occurred and is continuing, Lessor shall make available to Lessee during the Term the benefit of all manufacturer’s warranties in relation to the repair or remedy of any defect in the Aircraft (including compensation for loss of use of the Aircraft) and other product support and on-site technical assistance for the Aircraft to the extent that it is permitted to do so. In furtherance of the foregoing, Lessor shall take such actions, at no out-of-pocket cost to Lessor, as Lessee may reasonably request to make such warranties available to Lessee. Lessee will give Lessor prompt written notice of any warranty claim that is settled with Lessee on the basis of a cash payment.

(b)	If an Event of Default has occurred and is continuing, Lessor may immediately recover from Lessee the proceeds of any warranty claims previously paid to Lessee to the extent at the time of demand that such proceeds have not been applied by Lessee to the repair of a defect in the Aircraft before such Event of Default and Lessor may:

(i)	apply against the obligations of Lessee hereunder any such proceeds previously paid to Lessor which would have been remitted to Lessee under this Section 6 in the absence of such Event of Default; and

(ii)	cause any proceeds of any pending claims to be paid to Lessor, rather than Lessee.

(c)	Lessee will, at no out-of-pocket cost to Lessee, take such steps as are necessary at the end of the Term to assign any warranties relating to the Aircraft that have not expired to Lessor.

7.	LESSOR’S COVENANTS

7.1	Quiet Enjoyment

So long as no Event of Default has occurred and is continuing, Lessor will not interfere, and shall not permit any other Person claiming by, through or under Lessor to interfere, with Lessee’s or Permitted Sub-Lessee’s quiet enjoyment of the use and possession of the Aircraft and the exercise by Lessee of its rights under and in accordance with the terms and provisions of the Lease during the Term. Exercise by Lessor of its rights of inspection in accordance with the Lease or exercise by Lessor of other rights provided to it under and in accordance with the Lease during any period in which Lessor is entitled to exercise remedies hereunder in respect of the occurrence and continuance of an Event of Default shall not be considered to be a breach of the foregoing covenant. Lessee agrees that any claim it may otherwise be entitled to make with respect to a breach by Lessor of its obligations under this Section 7.1 would be subject to the limitations set forth herein, including without limitation, the limitations set forth in Sections 5.12 and 16.3 hereof. For avoidance of doubt, Lessee expressly waives and disclaims any right it may otherwise have to cancel, terminate or quit the Lease.

7.2	Maintenance Contributions

If, under the Aircraft Lease Agreement for the Aircraft, Lessee is required to pay Supplemental Rent, then provided no Significant Default or Event of Default has occurred and is continuing, Lessor will pay (as a separate and independent obligation and not as a return of Supplemental Rent) the following amounts to Lessee by way of contribution to the net cost of maintenance of the Aircraft (after deduction for all rebates, discounts, allowances, incentives, credits or any other reduction in cost), PROMPTLY FOLLOWING RECEIPT BY LESSOR of an invoice and reasonable supporting documentation in the format customarily received by Lessor evidencing performance of the following work by the Maintenance Performer:

(a)	Airframe: With respect to the Airframe, the completion, in accordance with the Lease, of the Airframe Structural Check, the lesser of (aa) the net cost as shown on that invoice and (bb) an amount equal to the aggregate amount of the Airframe Supplemental Rent paid under the Lease with respect to periods prior to the date such work is completed less the aggregate amount previously paid by Lessor under this sub-section;

(b)	Engine Life-Limited Parts: With respect to life-limited Parts within any Engine, the performance, in accordance with the Lease, of any replacement or repair of those Parts (“Engine LLP Replacement”), the lesser of (x) the net cost as shown on that invoice and (y) an amount equal to the aggregate amount of the Engine LLP Supplemental Rent paid in respect of that Engine under the Lease with respect to periods prior to the date such work is completed less (aa) any credit granted by the Maintenance Performer to Lessee in respect of any repairable life-limited Part which has been replaced (with such credit being calculated by reference to the then remaining life of such life-limited Part) and (bb) the aggregate amount previously paid in respect of that Engine by Lessor under this sub-section;

(c)	Engine Refurbishment: With respect to any Engine, the performance, in accordance with the Lease, of Engine Refurbishment in respect of that Engine the lesser of (x) the amount as shown on that invoice and (y) an amount equal to the aggregate amount of the Engine Supplemental Rent paid under the Lease in respect of that Engine with respect to periods prior to the date such work is completed less the aggregate amount previously paid in respect of that Engine by Lessor under this sub-section;

(d)	APU: With respect to the APU, the performance, in accordance with the Lease, of all shop visits requiring APU removal and disassembly, the lesser of (x) the amount as shown on that invoice and (y) an amount equal to the aggregate amount of the APU Supplemental Rent paid under the Lease with respect to periods prior to the date such work is completed less the aggregate amount previously paid by Lessor under this sub-section; and

(e)	Landing Gear: With respect to the Landing Gear, the performance in accordance with the Lease, of all work on the landing gear in the nature of overhaul and requiring removal and disassembly, the lesser of (x) the amount as shown on that invoice and (y) an amount equal to the aggregate amount of the Landing Gear Supplemental Rent paid under the Lease with respect to periods prior to the date such work is completed less the aggregate amount previously paid by Lessor under this sub-section.

PROVIDED THAT, Lessor will not be obligated to pay any such contribution:

(i)	in respect of paragraphs (a)-(e) above, and except as provided in the immediately succeeding clause (ii), for damage due to accidents or incidents (whether or not eligible for recovery under Lessee’s insurance), operational or maintenance mishandling or work required by an Airworthiness Directive; nor

(ii)	in respect of paragraphs (b) and (c) above, for repairs to the extent arising as a result of FOD or due to accidents or incidents, or operational or maintenance mishandling (except in any such case to the extent that LLP replacement and/or modular restoration work is performed which would otherwise be eligible for such contribution, such contribution shall be made, but shall be limited, (A) in the case of Engine LLP Replacement, to the lesser of (1) the material cost of the replacement LLP or (2) the amount calculated in accordance with subclause (y) of paragraph (b) above with respect to such replacement, and (B) in the case of Engine Refurbishment work, to the lesser of (1) the actual cost or (2) the amount calculated in accordance with subclause (y) of paragraph (c) above with respect to such Engine Refurbishment work, with such amount thereof being apportioned on a modular basis as follows: 47% to the high turbine pressure module, 23% to the high pressure compressor module, 17% to the low pressure turbine and 13% to the fan booster module, and provided further that the workscope for the particular module receives a full restoration workscope), the cost of the removal, installation, maintenance and repair of QEC (Quick Engine Change Kits) and/or any replacement of parts not required under the Lessee’s Maintenance Program to be replaced as part of the maintenance described in sections (a) through (e) above, as the case may be.

7.3	Confidentiality

From time to time Lessee or its Affiliates may provide to Lessor oral and written information (including, without limitation, financial information, projections, cost and expense data and other information) which may be non-public or confidential in nature concerning Lessee or its Affiliates. Such information, together with any analyses, compilations, studies, notes or other materials prepared by Lessor or Owner, or by any of the agents, employees or representatives of either Lessor, Owner or Lessee is hereinafter referred to as the “Confidential Information.” (For purposes of this Section 7.3, the terms “agents”, “employees” and “representatives” include, without limitation, directors, officers, partners and Affiliates, and financial, legal and other advisors.) Any such Confidential Information is understood and agreed to be provided to Lessor or Owner in confidence and in accordance with the following terms and conditions:

(a)	Confidential Information may be provided to Lessor solely for the purpose of enabling and assisting Lessor to evaluate Lessee’s performance of its obligations under the Lease.

(b)	Lessor agrees that the Confidential Information shall be kept confidential by Lessor and Owner and shall not, without Lessee’s prior written consent or as expressly otherwise provided herein, be disclosed by Lessor or any of its agents, employees or representatives, in any manner whatsoever, in whole or in part, and shall not be used by Lessor, Owner or any of their agents, employees or representatives, other than for the purpose described in subclause (a) above and in accordance with the terms of this Section 7.3. Lessor agrees to transmit the Confidential Information only to those of its agents, employees and representatives who need to know the Confidential Information for such purpose and who are informed by Lessor of the Confidential nature of the Confidential Information and the terms of this Section 7.3.

(c)	Lessor’s confidentiality obligations under this Section 7.3 shall not apply to any of the Confidential Information which falls within any of the following at the time of the disclosure thereof by Lessor, Owner or any of their agents, employees or representatives:

(i)	Confidential Information which has come within the public domain through no fault of or action by Lessor or any of its agents, employees or representatives; or

(ii)	Confidential Information which is in Lessor’s possession prior to the date provided by Lessee to Lessor or is obtained by Lessor from any third party (for this purpose a “third party” shall not include Lessee or any of its agents, affiliates, employees or representatives of any of the foregoing), provided that such Confidential Information was obtained by or provided to Lessor lawfully and not in violation of any contractual, fiduciary or legal obligation of any person or entity to Lessee or its Affiliates; or

(iii)	Confidential Information which is disclosed by Lessee to a third party without an undertaking or duty of confidentiality by the third party; or

(iv)	Confidential Information independently developed by Lessor or any of its Affiliates or such Affiliates’ officers, agents, employees or representatives.

(d)	Lessor shall have the right to disclose Confidential Information which Lessor is required to disclose by court order or pursuant to the published rules and regulations of a governmental agency or body, in either case having jurisdiction over Lessor, to the extent so required by such court order or the published rules and regulations of such governmental agency or body; provided, however, that prior to any such disclosure Lessor shall notify Lessee promptly in writing of any order, request or intention by Lessor to make such disclosure and of the facts and circumstances surrounding such order, request or intention so that Lessee may seek an appropriate protective order or otherwise take action to prevent such disclosure.

Lessor acknowledges that inasmuch as the damages that could be incurred by Lessee in connection with any unauthorized disclosure of Confidential Information may be difficult or impossible to prove, Lessee shall be entitle to enjoin any breach by Lessor of its obligations under this Section 7.3.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Lease (the “Transaction”), shall not apply to the US Federal tax structure or US Federal tax treatment of the Transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the US Federal tax structure and US Federal tax treatment of the Transaction. The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the US Federal tax structure of the Transaction or any US Federal tax matter or US Federal tax idea related to the Transaction.

8.	LESSEE’S COVENANTS

8.1	Duration

Lessee shall perform and comply with its undertakings and covenants in the Lease at all times during the Term. All such undertakings and covenants shall, except where expressly otherwise stated, be performed at the expense of Lessee.

8.2	Information

Lessee will:

(a)	provide Lessor with a Technical Report for the Aircraft within seven (7) days after the end of each calendar month throughout the Term;

(b)	provide Lessor with, or electronic access to, the Financial Information;

(c)	promptly after the occurrence thereof (and in any event within seven (7) days thereof), notify Lessor of any Event of Loss or of any event which Lessee (acting reasonably and in good faith) believes is likely to result in an insurance claim in excess of the Damage Notification Threshold and, upon Lessor’s reasonable request, details of any negotiations with insurers or insurance brokers relating to such claim;

(d)	promptly after the occurrence thereof, notify Lessor of any Event of Default which has not been cured and, on Lessor’s request, provide (not more frequently than annually) a certificate of its chief financial officer that there is no Event of Default under the Lease or the Transaction Agreements or if any such Event of Default, shall exist, specifying the same;

(e)	provide Lessor, upon request, with evidence that all Taxes (other than Taxes subject to Section 5.7(c)) and charges that are due and payable and were incurred by Lessee in connection with the Aircraft, its location and its operations, including those invoiced by airports and air traffic control authorities, have been paid in full (or are being contested in good faith by appropriate proceedings in respect of which adequate reserves have been provided by Lessee and non-payment of which does not give rise to any risk of the Aircraft or any interest therein being sold, forfeited or otherwise lost or of criminal liability on the part of Lessor or Owner);

(f)	provide Lessor with such other information concerning the location, condition, use and operation of the Aircraft or concerning the business or financial affairs of Lessee, as Lessor may from time to time reasonably request;

(g)	give Lessor not less than sixty (60) days prior written notice as to the time and location of all Major Checks; and

(h)	notify Lessor, promptly, of the removal of any Engine for the purpose of Engine Refurbishment.

8.3	Lawful and Safe Operation

Lessee will operate the Aircraft for commercial purposes from the Delivery Date until the Return Occasion from a base within the Habitual Base or from such other base outside the State of Registry pursuant to a sub-lease or a wet-lease complying with Section 8.4(a), provided always that Lessee must not use or operate Aircraft or suffer or permit the Aircraft to be used or operated:

(a)	(i) in violation of any applicable Regulations except to the extent that (x) such Regulations are being contested in good faith (but excluding any Regulation, such as a mandatory grounding order, the good faith contest of which does not permit Lessee to operate the Aircraft during such contest); provided, however, that no contest of a Regulation shall be allowed if such contest might subject Lessor to criminal sanctions or a material risk of sale, loss or forfeiture of the Aircraft, Airframe, an Engine or Lessor’s interest in any of the foregoing; or (y) such violation is unanticipated, minor and non-recurring; (ii) in a manner causing Lessor, Owner, any Financing Party or GECAS to be in violation of any applicable Regulations; or (iii) in any manner whatsoever which Lessee is aware may render the Aircraft liable to a material risk of condemnation, destruction, seizure or confiscation by any Person;

(b)	for any purpose for which the Aircraft was not designed or is not reasonably suitable;

(c)	to carry cargo which could reasonably be expected to damage the Aircraft;

(d)	in any circumstances or place where the Aircraft is not covered by the Insurance unless operated or used under contract with the government of the United States under which contract such government assumes liability for the same risks in at least the same amounts and same terms as would be covered by such Insurance; provided that the failure of Lessee to comply with this Section 8.3(d) will not result in an Event of Default if such failure is attributable to unexpected circumstances not within Lessee’s control and not in the ordinary course of the regular operations of Lessee, so long as Lessee diligently and in good faith proceeds to remove the Aircraft from such circumstances or area; or

(e)	for purposes of training, qualifying or re-confirming the status of cockpit personnel except for the benefit of Lessee’s or a Permitted Sub-Lessee’s cockpit personnel, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type operated by Lessee or any Permitted Sub-Lessee, as the case may be.

For the avoidance of doubt, Lessee acknowledges and agrees that (i) Lessee is solely responsible for the determination and implementation of all security measures and systems necessary or appropriate for the proper protection of the Aircraft (whether on the ground or in flight) against (a) theft, vandalism, hijacking, destruction, bombing, terrorism or similar acts, directly or indirectly affecting in any way the Aircraft or any part thereof, or any persons who (whether or not on board the Aircraft) may sustain any injury or damage as a result of any such acts, (b) the use of the Aircraft for the purpose of destruction, bombing, terrorism or similar acts, and (c) the taking, theft or use of any products, chemicals, goods, or materials of any kind, form, or nature located on board the Aircraft or being transported via the Aircraft, (ii) Lessor shall have absolutely no responsibility therefor, and (iii) Lessee, being in sole operational control of the Aircraft and being in the business of operating commercial aircraft, is uniquely in a position to identify and implement those security measures as are necessary to comply with all applicable Regulations, and as are otherwise appropriate and that in doing so, Lessee has not relied upon, and shall not rely upon, any statement, act, or omission of Lessor.

8.4	Subleasing

(a)	AT NO TIME PRIOR TO THE RETURN OCCASION WILL LESSEE SUB-LEASE, WET-LEASE OR OTHERWISE GIVE POSSESSION OR CONTROL OF THE AIRCRAFT, ANY ENGINE OR PART TO, OR OTHERWISE PERMIT THE AIRCRAFT, ANY ENGINE OR PART TO BE IN THE POSSESSION OR CONTROL OF, ANY OTHER PERSON EXCEPT:

(i)	when the prior written consent of Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) has been obtained; or

(ii)	where the Aircraft, Engine or Part is delivered to a manufacturer or maintenance facility for work to be done on it as required or permitted under the Lease; or

(iii)	to a Permitted Sub-Lessee, pursuant to a Permitted Sub-Lease and provided that no Significant Default or Event of Default shall have occurred and be continuing at the commencement of such sub-lease; or

(iv)	provided that no Significant Default or Event of Default has occurred and is continuing, on a wet-lease which complies with Section 8.4(c); or

(v)	with respect to an Engine or Part, as permitted under Section 8.11; or

(vi)	to the United States of America or any instrumentality or agency thereof pursuant to the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. 9411-13.

(b)	If Lessee intends to sub-lease the Aircraft to a Permitted Sub-Lessee, each of the following conditions shall be required to be satisfied in relation to any Permitted Sub-Lease prior to any sub-leasing pursuant to this Section:

(i)	Notification: at least 30 days prior to entering into any Permitted Sub-Lease, Lessee shall give Lessor written notice, specifying the identity of the Permitted Sub-Lessee, the term of the Permitted Sub-Lease, the delivery date under the Permitted Sub-Lease and the habitual base of the Permitted Sub-Lessee and at least ten (10) Business Days prior to the effective date of the Permitted Sub-Lease, Lessee shall have provided Lessor with a copy of such Permitted Sub-Lease;

(ii)	Term: the term of the Permitted Sub-Lease shall not be capable of extending beyond the Scheduled Expiry Date or Early Termination Date, as applicable;

(iii)	Form: a Permitted Sub-Lease shall:

(A)	not contain provisions inconsistent with the provisions of the Lease (but may impose additional or more stringent obligations on any Permitted Sub-Lessee than are imposed on Lessee under the Lease), including but not limited to, the maintenance, insurance and operational provisions contained herein;

(B)	provide that no further subleases of the Aircraft by such Permitted Sub-Lessee are permitted; and

(C)	include provisions substantially identical to or having substantially the same effect as the provisions hereof in respect to Aircraft maintenance and operational matters or provisions which, when combined with the obligations in respect of Aircraft maintenance and operational matters that Lessee is to continue to perform, are substantially identical hereto or have substantially the same effect as the provisions hereof (but the Permitted Sub-Lease may impose additional or more stringent obligations on any Permitted Sub-Lessee than are imposed on Lessee under the Lease);

(iv)

Subordination and Assignment: the Permitted Sub-Lease shall provide that the Permitted Sub-Lease is subject and subordinate to the Lease in all respects, that the rights of possession and use created thereunder will terminate immediately upon termination or cancellation of the Lease, and that the Permitted Sub-Lessee shall redeliver the Aircraft to Lessor upon notification of any such Lease termination or cancellation. Prior to delivery of the Aircraft to the Permitted Sub-Lessee, Lessee shall deliver to Lessor the chattel paper original of such Permitted Sub-Lease. The Permitted Sub-Lease shall be assigned, as security, to Lessor for Lessee’s obligations under the Lease, pursuant to an agreement reasonably acceptable to Lessor and Lessee (the “Sub-Lease Assignment”) (and, if applicable, Lessor’s interest in such Sub-Lease Assignment may be reassigned, as security, to Owner and/or the Financing Parties’ Representative); provided, that any such Sub-Lease Assignment shall require direct payment of rent under such Permitted Sub-Lease at any time when a Significant Default or an Event of Default shall have occurred and be continuing hereunder, but not otherwise;

(v)	Quiet Enjoyment: the Permitted Sub-Lease may provide that the Permitted Sub-Lessee shall have the right to quiet enjoyment of the Aircraft for so long as no Event of Default has occurred under the Lease (which Lessor and Owner will confirm by providing to the Permitted Sub-Lessee a letter of quiet enjoyment to the extent set forth in Section 7.1);

(vi)	Obligations of Lessee: Lessee shall remain primarily liable under the Lease for the performance and observance of all its obligations to the same extent as if no Permitted Sub-Lease had been entered into. To the extent that the Permitted Sub-Lessee properly performs an obligation under the Permitted Sub-Lease, Lessor agrees that such performance shall also be regarded as discharging (to such extent) Lessee’s corresponding obligation;

(vii)	Insurance: all insurance requirements herein shall be complied with either by Lessee or by the Permitted Sub-Lessee or collectively by Lessee and the Permitted Sub-Lessee as if references in the insurance provisions of the Lease to “Lessee” were references to “the Permitted Sub-Lessee”, and Lessee shall provide or cause the Permitted Sub-Lessee to provide the insurance certificate and brokers’ letter of undertaking referred to in Section 9.3(c) at least five (5) Business Days prior to the commencement of the Permitted Sub-Lease;

(viii)	Registration: there shall be no change in the registration of the Aircraft from its State of Registry;

(ix)	Repossession or Political Risk Insurance: if reasonably required by Lessor or if reasonably required of Lessor by Owner or the Financing Parties’ Representative, repossession or political risk insurance, as the case may be, shall be obtained by Lessor at Lessee’s cost, provided that repossession or political risk insurance, as the case may be, will not be required if the Habitual Base and the State of Registry are not being changed or if the proposed new Habitual Base and the State of Registry are both within states which are now members of the European Union, the United States or Canada. If repossession or political risk insurance is required, the Permitted Sub-Lease must provide that, if any such repossession or political risk insurance, as the case may be, cannot be obtained or renewed, a termination event will occur pursuant to which the Permitted Sub-Lease will terminate upon notice by Lessor to Lessee or the Permitted Sub-Lessee of an inability to procure repossession or political risk insurance, as the case may be;

(x)	Legal Opinions: prior to delivery of the Aircraft under the Permitted Sub-Lease, Lessee shall provide to Lessor the following legal opinions (at Lessee’s or Permitted Sub-Lessee’s expense) addressed to Lessor, Owner and the Financing Parties’ Representative from counsel reasonably acceptable to Lessor;

(A)	a legal opinion in relation to the Permitted Sub-Lease in form and substance reasonably satisfactory to Lessor, and containing such other matters set out in Schedule 8-A requested by, Lessor and confirming further that each of the Subordination Acknowledgement, the Permitted Sub-Lease and the Sub-Lease Assignment is valid, binding and (except as limited by any equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ or lessors’ rights generally) enforceable against Permitted Sub-Lessee and, in the case of the Sub-Lease Assignment, properly perfected as against Lessee;

(B)	if the Habitual Base is not in the United States, one or more legal opinions in a form and from counsel reasonably acceptable to Lessor to the effect, inter alia, that Lessor’s, Owner’s and Financing Parties’ Representative’s interests in the Aircraft will be recognized under the Laws of such country or countries (provided, however, that any incremental cost of such opinion or opinions fairly attributable to addressing the interests of the Financing Parties’ Representative shall be at Lessor’s expense); and

(C)	such opinions as may be reasonably required under the Financing Documents (provided, however, that any incremental cost fairly attributable to rendering such opinions shall be at Lessor’s expense);

(xi)	Filings: Lessee shall co-operate with Lessor (at no cost to Lessor) in connection with the execution and filing of any documents reasonably required by Lessor to be executed and filed from time to time with any registry or authority in the Habitual Base, the State of Registry and State of Incorporation (of each of Lessee and the Permitted Sub-Lessee) in order to protect the interests of Lessor, Owner and Financing Parties’ Representative in and to the Aircraft, the Lease or the Permitted Sub-Lease and/or to ensure the validity, enforcement or perfection thereof;

(xii)	Expenses: Lessee will pay or will cause to be paid to Lessor on demand the out-of-pocket expenses (including legal, survey and other costs) reasonably incurred by Lessor or Owner, as applicable, in connection with the review of the documentation required pursuant to this Section;

(xiii)	Permitted Sub-Lease: Promptly after its execution, Lessee shall provide Lessor with a copy of the signed Permitted Sub-Lease;

(xiv)	Acknowledgement by Guarantor: If a Guarantee is required under the Aircraft Lease Agreement, Lessee shall provide to Lessor prior to delivery of the Aircraft under the Permitted Sub-Lease an acknowledgement by Guarantor of the Permitted Sub-Lease and confirmation that the Guarantee will remain in full force and effect during the term of such Permitted Sub-Lease; and

(xv)	Financing Restrictions and Requirements: If Lessee requests Lessor’s consent to a sub-lease, it will not be unreasonable for Lessor to decline its consent to such sub-lease, if such sub-lease would result in a breach by Lessor of the restrictions contained in, or give rise to any unreimbursed liability (whether or not material) or any material liability (whether or not reimbursed), or adversely affect Lessor’s rights or obligations or otherwise result in a detriment under, any of the Financing Documents.

(c)	Notwithstanding Section 8.4 (a), Lessee shall be permitted to wet lease the Aircraft provided such wet lease constitutes an arrangement whereby Lessee agrees to furnish the Aircraft to a third party pursuant to which the Aircraft (i) shall be operated solely by regular employees of Lessee possessing all current certificates and licenses that are required by applicable Regulations, including by the State of Registry, and shall remain in the operational control and possession of Lessee, (ii) shall be subject to insurance coverage as provided for in the Lease, (iii) shall be used and operated in accordance with the Lease and shall be maintained or caused to be maintained by Lessee in accordance with Lessee’s Maintenance Program and Lessee’s normal maintenance practices, and (iv) shall not be subject to any change in its State of Registry; and provided always that such arrangement is expressly subordinated to the Lease and the rights of Lessor and Owner thereunder and to the Aircraft, and the term of such arrangement shall not extend beyond the Scheduled Expiry Date or Early Termination Date, as applicable.

8.5	Inspection

(a)	Lessee will permit Lessor’s or Owner’s representatives (which, for the avoidance of doubt, may include the Financing Parties’ Representative) to inspect the Aircraft at any time, subject to the limitations set forth herein. Any such Person will give Lessee reasonable notice of the inspection and will ensure that it does not result in a disruption to Lessee maintenance or operation of the Aircraft. Any inspection of the Aircraft hereunder shall be a visual, walk-around inspection that may include going on board the Aircraft and examining the contents of any open panels, bays, or other components of the Aircraft, but shall not include the opening of any unopened panels, bays, or disassembly of any other components of the Aircraft.

(b)	The cost of conducting an inspection shall be borne by Lessor, Owner or the Financing Parties’ Representative, as the case may be, unless an Event of Default has occurred and is continuing, in which case the reasonable out-of-pocket cost shall be borne by Lessee.

(c)	No liability or obligation will be incurred by Lessor or Owner by reason of non-exercise by any of them of the inspection rights referred to in this Section. For the avoidance of doubt, any inspection of the Aircraft by Lessor or Owner shall be for such Person’s informational purposes only, and there shall be no inference or implication therefrom that Lessee is in compliance with its obligations under the Lease. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that Lessee, being in the business of operating commercial aircraft, is uniquely in a position to identify and implement the maintenance and security measures necessary to comply with its obligations under the Lease and that in doing so, Lessee has not relied upon, and shall not rely upon, any statement, act, or omission of Lessor.

(d)	Lessor is responsible for and will indemnify Lessee against all Losses arising from death or injury to any observer, representative or any employee of Lessor in connection with the Lessor’s inspection of the Aircraft whether or not such Losses arise out of or are attributable to any act or omission, negligent or otherwise, of Lessee, except to the extent arising from the gross negligence or willful misconduct of Lessee.

8.6	Ownership; Property Interests; Related Matters

(a)	Lessee will:

(i)	fix and maintain Nameplates containing the Nameplate Inscription in a prominent position in the cockpit or cabin of the Aircraft and on each Engine;

(ii)	in any circumstance where such interests are in question, take reasonable steps to make sure that all relevant Persons know about the existence of the rights or interests of Owner, Lessor and the Financing Parties’ Representative in the Aircraft (provided, however, that any additional steps required in respect of the Financing Parties’ Representative shall be undertaken at the cost of Lessor); and

(iii)	pay all navigation charges, air traffic control charges, landing charges or other amounts of any nature imposed by any Government Entity with respect to the Lessee, the Aircraft and/or the Lease except to the extent that such payment is being contested in good faith by appropriate procedures in respect of which adequate reserves have been provided by Lessee and non-payment of which does not give rise to any material risk of the Aircraft or any interest therein being sold, forfeited or otherwise lost or any risk of criminal liability on the part of Lessor or Owner.

(b)	Lessee will not:

(i)	represent that it is the owner of the Aircraft or that it has an economic interest (equivalent to ownership) in the Aircraft for Tax treatment or other purposes;

(ii)	take any action or fail to take any action, other than action required under the Lease (including under Section 7.1) to be taken by Lessor, Affiliates of Lessor, Owner or a Financing Party, if such action or omission may reasonably be expected to result in any material risk of the forfeiture or seizure of the Aircraft or otherwise similarly put Owner’s and/or Lessor’s rights or interests at risk;

(iii)	represent to others that Owner, Lessor or any Financing Party is associated with or responsible for the business activities and/or flight operations of Lessee;

(iv)	allow the Aircraft or Owner’s or Lessor’s interest in it or the Lease to become or remain subject to any Security Interest (other than a Permitted Lien); or

(v)	allow the name of any Person to be placed on the Aircraft or any Engine as a designation that could reasonably be interpreted as a claim of ownership or as a Security Interest; provided that Lessee may place thereon, or allow a Permitted Sub-Lessee to place thereon, its customary livery, colors and insignia.

8.7	General

Lessee will:

(a)	maintain its business as a commercial scheduled airline, preserve its corporate existence (other than as permitted in Section 8.7(h) below) and maintain all rights, privileges, licenses and franchises material thereto or material to performing its obligations under the Lease;

(b)	not operate, maintain, insure or deal with, or keep records with respect to, the Aircraft in a manner which discriminates against the Aircraft adversely insofar as Lessor’s or Owner’s interests are concerned, when compared with the manner in which Lessee operates, maintains, insures or deals with, or keep, records with respect to, similar aircraft, engines or parts in Lessee’s fleet;

(c)	not change (i) the location of its chief executive office from that described in the heading of the Aircraft Lease Agreement, or (ii) its jurisdiction of organization or otherwise be located (as defined in Section 9-307 of the UCC) at any place in the United States other than the location described in the heading of the Aircraft Lease Agreement, except upon thirty (30) days prior written notice thereof to Lessor;

(d)	not liquidate or dissolve;

(e)	remain a Certificated Air Carrier and maintain its status so as to fall within the purview of Section 1110 of Title 11 of the U.S.C. or any analogous statute;

(f)	remain a “citizen of the United States” as defined in Section 40102(a)(15)(C) of Title 49 of the U.S.C.;

(g)	except as otherwise provided in this Section 8.7(g), if Lessor is a company incorporated in Ireland and Lessee operates the Aircraft to any destination in the European Union, then Lessee shall promptly provide Lessor with a duly executed and completed VAT Form 60A of the Office of the Revenue Commissioners of Ireland. Lessee shall complete, execute and deliver to Lessor a new Form 60A every two years after delivery of the initial Form 60A. However, if more than 50% of Lessee’s operations occur on international routes, then Lessee shall not be required to deliver to Lessor Form 60A, but shall in lieu thereof, promptly deliver to Lessor, upon Lessor’s request, a statement that more than 50% of Lessee’s operations occur on international routes. If Lessee’s operations on international routes subsequently become less than 50% of its overall operations, Lessee shall promptly notify Lessor and shall at that time provide to Lessor a Form 60A as described above. For purposes of this Section 8.7(g), an international route shall be deemed to be any route that does not both begin and end in the country of the Habitual Base; and

(h)	not consolidate with or merge into or with any other corporation or other Person, and not convey, transfer, lease or otherwise dispose of all or substantially all of its property and other assets to, or acquire all or substantially all of the property or other assets or capital stock of (if such acquisition is analogous in either purpose or effect to a consolidation or merger of Lessee), any corporation or other Person, unless Lessee provides Lessor with prior written notice of such transaction describing such transaction in reasonable detail and providing Lessor with evidence reasonably satisfactory to Lessor demonstrating that such transaction will comply with the following requirements of this Section and unless:

(i)

the Person formed by or surviving such consolidation or merger or the Person which acquires by conveyance, transfer, lease or other disposition all or substantially all of such property and other assets or stock (the “Successor Entity”): (A) immediately after giving effect to such transaction, shall be Lessee or shall have acquired or succeeded to all or substantially all of the property and other assets of Lessee (if such assets are being transferred) as an entirety, and shall have a tangible net worth of not less than Lessee’s tangible net worth (determined in each case in accordance with GAAP) immediately prior to such transaction (provided, however, that if Lessee’s tangible net worth at such time is greater than Lessee’s tangible net worth as at December 31, 2002, then such Person may have a tangible net worth, (determined in accordance with GAAP) that is up to ten percent (10%) less than Lessee’s net worth immediately prior to such transaction; (B) shall be a “citizen of the United States” of America as defined in Section 40102(a)(15)(C) of Title 49 of the U.S.C. and a Certificated Air Carrier; (C) shall make such recordations and filings with any Governmental Entity of the

State of Registry as are reasonably necessary to evidence such consolidation, merger, sale, lease, transfer or other disposition and (D) execute and deliver, or cause to be executed and delivered, to Lessor an agreement, in form and substance reasonably satisfactory to Lessor which is a legal, valid, binding and enforceable assumption by such Successor Entity of the due and punctual performance and observance of each covenant and condition of the Lease and the other related documents to which Lessee is a party, and an officer’s certificate to such effect and to the effect that the other requirements of this Section have been satisfied, and a legal opinion from counsel to such effect and otherwise in such form and substance reasonably satisfactory to Lessor; and

(ii)	no Significant Default or Event of Default shall have occurred and be continuing and no Default shall occur as a result thereof.

8.8	Records

Lessee will keep all Aircraft Documents and Records:

(a)	in the English language; and

(b)	so they meet the requirements of applicable Regulations (including FAR 91.417) and Lessee’s Maintenance Program.

(c)	Lessor’s or Owner’s representatives (which, for avoidance of doubt, may include the Financing Parties’ Representative) may inspect Aircraft Documents and Records at its expense upon reasonable notice to Lessee and make copies of such Aircraft Documents and Records, at Lessor’s expense unless an Event of Default has occurred and is continuing, in which case the reasonable out-of-pocket cost of such inspection shall be at Lessee’s expense, so long as such inspection does not interfere with the use, operation or maintenance of the Aircraft and Lessee’s normal operations.

8.9	Protection

Lessee will:

(a)	take, at its cost and expense, such reasonable and necessary actions as are within Lessee’s control to keep the Aircraft registered with the Air Authority in the name of Owner and, where applicable, comply with the Geneva Convention, and will take, at Lessor’s cost and expense, such reasonable additional actions requested by Lessor that are reasonably within Lessee’s control to keep the Aircraft subject to a first priority Security Interest in favor of the Financing Parties’ Representative; and

(b)

make any and all filings required to be made with the Air Authority registry that are reasonably requested by Lessor and within Lessee’s control and take such other actions within its control that are necessary or advisable to reflect on the Air Authority registry any change in the ownership of the Aircraft, or in the interests of

Lessor, Owner or the Financing Parties’ Representative in the Lease or the Aircraft, any modification to the Aircraft (such as the permanent replacement of any Engine or Part in accordance with the Lease) or as a result of any change in applicable Regulation. Lessor will bear any out-of-pocket costs reasonably incurred as a consequence of Lessee’s compliance with this Section 8.9(b) or with a Transfer in accordance with Section 14.2(b), provided, Lessee will bear the costs incurred in complying with this Section 8.9(b) in respect of the replacement of any Engine or Part.

8.10	Maintenance and Repair

Lessee will maintain, overhaul and repair the Aircraft, so that:

(a)	the Aircraft is kept in as good operating condition and repair as the condition (ordinary wear and tear excepted) of the Aircraft as at Delivery and after giving effect to any post-Delivery modifications, repairs or maintenance paid for or otherwise provided by or on behalf of Lessor;

(b)	the Aircraft has a current certificate of airworthiness (issued by the Air Authority in the appropriate public transport category), other than during periods when the Air Authority has revoked or suspended the certificate of airworthiness for similar aircraft generally;

(c)	the Aircraft complies with all applicable Regulations and the standards stipulated by FAR Part 121 and the requirements of all Airworthiness Directives and all service bulletins designated by the State of Design or the Air Authority as “mandatory,” and to be carried out before the Return Occasion or within the AD Compliance Period; and

(d)	all maintenance is carried out according to (i) Lessee’s Maintenance Program through the Maintenance Performer in at least the same manner and with at least the same care, including maintenance scheduling, modification status and technical condition, as is the case with respect to similar aircraft owned or otherwise operated by Lessee, (ii) the rules and regulations of the FAA, (iii) the Manufacturer’s type design, (iv) other regulations or requirements necessary to maintain a valid Certificate of Airworthiness for the Aircraft and meet such requirements at all times during the Term and (v) the regulations and requirements under FAR Part 121. No Major Maintenance Program Revision shall be made without providing Lessor with prior written notification of such action. No change will be made of the Maintenance Performer with respect to Major Checks, Engine LLP Replacement, Engine Refurbishment, APU overhaul or Landing Gear overhaul without providing Lessor with prior written notification of such action.

8.11	Removal of Engines and Parts

(a)	General: Lessee must, in accordance with Section 8.11(b), replace (i) within ninety (90) days thereof, any Engine that has suffered an Engine Event of Loss or (ii) within thirty (30) days thereof any Part (except in the case of any Part consisting of or constituting a part or any Equipment Change which Lessee is or would be entitled to remove pursuant to Section 8.12) that is permanently removed from the Aircraft. Any Part which is lost, stolen, destroyed, seized, obsolete, confiscated, damaged beyond repair or permanently rendered unfit for any reason, must be replaced (except in the case of any Part consisting of or constituting a part or any Equipment Change which Lessee is or would be entitled to remove pursuant to Section 8.12) in accordance with Section 8.11(b). Lessee may remove or cause to be removed in the ordinary course of maintenance, service, repair, overhaul, or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair, or permanently rendered unfit for use; provided that (except in the case of any Part consisting of or constituting a part or any Equipment Change which Lessee is or would be entitled to remove pursuant to Section 8.12) Lessee shall replace such Parts in accordance with Section 8.11(b). Any Engine or Part may be installed on another aircraft that Lessee owns or leases in accordance with Section 8.11(c). Lessee may temporarily install an engine or part on the Aircraft in accordance with Section 8.11(d). Lessee shall obtain from any person to whom possession of an Engine is given, and from the lessor of any airframe on which an Engine is installed and from any holder of a Security Interest in any airframe on which an Engine is installed, an agreement in writing (which agreement, in the case of a lease or Security Interest, may be contained in the applicable lease or Security Interest agreement covering such airframe) that such Person will respect the interests of Owner and Lessor as owner and lessor, respectively, and of the Financing Parties’ Representative, in such Engine and will not acquire or claim any rights, title or interest in such Engine as a result of such Engine being installed on such other airframe at any time while such Engine is subject to the Lease. In the event Lessee shall have received from a lessor of or secured party holding a Security Interest in any airframe leased to Lessee or owned by Lessee a written agreement pursuant to the foregoing sentence and the lease or Security Interest covering such airframe also covers an engine or engines owned by the lessor under such lease or subject to such Security Interest in favor of the secured party under such Security Interest, Lessor hereby agrees for the benefit of such lessor or secured party that Lessor will respect the interest of such lessor or secured party in such engine or engines and will not acquire or claim as against such lessor or secured party, any rights, title or interest in any such engine or engines as a result of such engine being installed on the Airframe at any time while such engine is subject to such lease or Security Interest and owned by such lessor or subject to a Security Interest in favor of such secured party. Lessee will ensure that any Engine or Part not installed on the Aircraft (or an aircraft permitted by Section 8.11(c)) is properly and safely stored and insured and kept free of Security Interests (other than Permitted Liens).

(b)	Permanent Replacement: If Lessee permanently replaces an Engine or Part:

(i)

in the case of an Engine, the Replacement Engine must comply with any additional requirements set forth in the Aircraft Lease Agreement, must be of the same manufacturer and model, or at Lessee’s option an engine of an improved model, and have equivalent or better remaining useful life and modification status as the Engine it replaces, otherwise be of an equivalent or better value and utility, be suitable for installation and use on the Airframe without impairing the value or utility of the Airframe and be compatible with the remaining installed Engine(s);

(ii)	in the case of a Part, the replacement Part must be an OEM approved Part, be in as good operating condition, must not have been damaged in any “accident” or “incident” within the meaning of 49 CFR §830.2 (as in force and effect on the date hereof), must not have been installed on an aircraft registered on a military aircraft register must be of the same or a more advanced make and model and of the same interchangeable modification status as the Part it is replacing and otherwise be of an equivalent or better value and utility as the Part it is replacing (provided, however, that no Default shall be deemed to have occurred in respect of Lessee’s installation of a replacement Part that was damaged in any such accident or incident or previously installed on an aircraft registered on a military aircraft register so long as (A) at the time of installation Lessee did not actually know and in the exercise of ordinary care should not have known of such history, and (B) promptly (and in any event within thirty (30) days) following the earlier of discovery by Lessee of such history or demand by Lessor, Lessee removes such Part and replaces it with a complying Part);

(iii)	the Replacement Engine or replacement Part must have become in accordance with Section 8.13 below and remain, until replaced in accordance with this Section, the property of Owner free from Security Interests (other than Permitted Liens); and

(iv)	Lessee must have full details of the source and maintenance records of the Replacement Engine or replacement Part and in the case of serialized rotable parts, also have a complete service history.

(c)	Other Aircraft: An Engine or Part may be installed on an aircraft which Lessee owns or leases if:

(i)	no Event of Default has occurred and is continuing;

(ii)	Lessee or a Permitted Sub-Lessee that is a Certified Air Carrier has operational control over such aircraft;

(iii)	Owner keeps the ownership of the Engine or Part concerned until replaced, if at all, in accordance with Section 8.11(b);

(iv)	the Engine or Part does not become subject to a Security Interest and the applicable airframe is not subject to any Security Interest except, in each case, a Permitted Lien or a lease or Security Interest described in Section 8.11(a) above; and

(v)	the Engine or Part is removed from any such aircraft not later than the Expiry Date;

(d)	Temporary Replacement: Lessee may install any engine or part on the Aircraft as a temporary replacement if:

(i)	no Event of Default has occurred and is continuing;

(ii)	there is not available an engine or part complying with the requirements of the Lease for a Replacement Engine or Part;

(iii)	the Aircraft would otherwise have to be grounded until such time as an engine or part complying with the requirements of the Lease for a Replacement Engine or Part becomes available for installation;

(iv)	in the case of a part, as soon as practicable, but in any case before the earlier of sixty (60) days after such temporary replacement or the Expiry Date, and in the case of an engine, prior to the Expiry Date, Lessee removes that engine or part and replaces it with the original Engine or Part (or by an engine or part which is allowed by Section 8.11(b)); and

(v)	the Insurance for the Aircraft is not adversely affected.

(e)	Pooling/Interchange: Lessee shall not subject any Engine to any pooling, interchange, lease or similar arrangement unless Lessee obtains Lessor’s prior written consent thereof, which consent shall not be unreasonably withheld or delayed. Lessee may, without Lessor’s prior consent, subject Parts to a normal pooling arrangement customary in the airline industry and entered into in the ordinary course of Lessee’s business with a Certificated Air Carrier (“Qualified Part Pooling Arrangement”); provided, that (i) any Part removed in connection with such Qualified Part Pooling Arrangement shall be replaced in accordance with 8.11(b) above as promptly as practicable after the removal of such Part, but in no event later than thirty (30) days after removal, and (ii) notwithstanding 8.11(b)(iii) above, any replacement part installed on the Aircraft in connection with a Qualified Part Pooling Arrangement may at the time of installation be owned by a Certificated Air Carrier participating in such Qualified Part Pooling Arrangement; provided that Lessee, at its expense, as promptly thereafter as practicable but in no event later than thirty (30) days after installation, either (x) causes title to such replacement part to vest in Lessor in accordance with 8.11(b)(iii) above, or (y) removes such replacement part and installs another replacement part meeting the requirements of 8.11(b)(iii) above.

8.12	Equipment Changes

Lessee will not make any modification or addition to the Aircraft (each an “Equipment Change”), except for an Equipment Change which:

(a)	is expressly permitted or required by the Lease; or

(b)	does not change the configuration of the Aircraft from a passenger configuration or diminish in any material respect the condition, utility, airworthiness or value of the Aircraft.

So long as no Significant Default or Event of Default has occurred and is continuing, Lessee may, to the extent permitted by any Regulation, remove or reverse any Equipment Change provided that the Equipment Change is not required pursuant to the terms of the Lease or to maintain the Insurance and removal or reversal does not diminish in any material respect the value, utility, airworthiness or condition of the Aircraft assuming that such Equipment Change was not made and that the Aircraft has been maintained in accordance with the Lease. Furthermore, Lessor may require Lessee to remove or reverse any Equipment Change on the Expiry Date and to restore the Aircraft to its condition prior to that Equipment Change. Any Equipment Change not so removed or reversed becomes the property of Lessor or Owner, as the case may be, at the Expiry Date.

8.13	Title

Title to all Parts at any time removed from the Aircraft shall remain vested in Lessor, no matter where located, until such time as such Parts shall be replaced permanently by parts which have been incorporated or installed in or attached to the Aircraft and which meet the requirement for replacement Parts specified above. Immediately upon any replacement Part’s becoming incorporated in the Aircraft, without further act (i) title to the replaced Part shall thereupon vest in Lessee free and clear of all rights of Lessor and Lessor Liens, and shall no longer be deemed a Part under the Lease, (ii) title to the replacement Part shall thereupon vest in Lessor, free and clear of all Security Interests (except Lessor Liens) and (iii) such replacement Part shall become subject to the Lease and be deemed a part of the Aircraft for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Aircraft at Delivery. In the case of any replacement of an Engine, Lessee will provide a properly executed bill of sale or similar instrument to evidence the vesting of good and valid title, free and clear of any Security Interest (except Lessor Liens), to any such Replacement Engine or other equipment in Owner. After Lessee has permanently replaced an Engine in accordance with Section 8.11(b) and this Section 8.13, Lessor will, or will procure that Owner will, without recourse or warranty (except as to the absence of Lessor Liens), transfer to Lessee or will procure that Owner will transfer to Lessee all of Lessor’s or Owner’s, as the case may be, right, title and interest in and to the Engine that has been replaced, on an AS IS, WHERE IS basis, and will at Lessee’s expense provide or will procure that Owner provides a bill of sale or similar instrument in form and substance as Lessee may reasonably request to evidence such transfer. Lessee shall indemnify Lessor, Owner and each other Tax Indemnitee for such out-of-pocket fees and expenses as are reasonably incurred by Lessor, Owner or such other Tax Indemnitee in connection with any such transfer.

9.	INSURANCE

9.1	Insurance

Lessee will maintain or cause to be maintained the Insurance in full force during the Term, and thereafter as expressly required in the Lease, which shall be in line with customary industry practice for comparable operators and shall be through such brokers and with such insurers of recognized repute and as customarily participate in the major national and/or international aviation insurance markets (including the FAA pursuant to Chapter 443 of Title 49 of the United States Code as in effect on the date hereof) and having such deductibles and subject to such exclusions as shall be customarily maintained by other United States air carriers similarly situated with Lessee. The Insurance, including the deductibles, shall in any event meet the requirements (including the relevant agreed amounts) set forth in Schedule 7.

9.2	[Intentionally Omitted]

9.3	Insurance Undertakings and Information

Lessee will:

(a)	comply with the terms and conditions of each policy of the Insurance and not do, consent or agree to any act or omission which:

(i)	invalidates or may reasonably be expected to invalidate the Insurance; or

(ii)	renders or may reasonably be expected to render void or voidable the whole or any part of any of the Insurance; or

(iii)	would reasonably be expected to bring any particular liability within the scope of an exclusion or exception to the Insurance;

(b)	not take out without the prior written approval of Lessor (which approval, in the case of an increase in the hull values under hull insurance shall not be unreasonably withheld) any insurance or reinsurance in respect of the Aircraft other than that which is required under the Lease unless relating solely to hull total loss, business interruption, profit commission, deductible risk, increased limits under liability insurance and increased hull values under hull insurance in an amount not greater than ten percent (10%) of the Agreed Value and which does not in any event adversely affect the Insurance required to be maintained under the Lease;

(c)	commence renewal procedures at least thirty (30) days prior to expiry of any of the Insurance and provide to Lessor on or before each renewal date certificates of insurance (and where appropriate certificates of reinsurance), and broker’s (and any reinsurance broker’s) letter of undertaking in a form acceptable to Lessor (acting reasonably) in English, detailing the coverage and confirming the insurers’ (and any reinsurers’) agreement to the specified insurance requirements of the Lease and opining that the Insurance complies with the requirements of the Lease; and

(d)	subject to any applicable confidentiality undertaking entered into in the ordinary course of business (and not in contemplation of the Lease), provide any other insurance and reinsurance related information, or cooperate with any reasonable request made by Lessor (to the extent such cooperation either does not require Lessee to incur any out-of-pocket costs, or Lessor agrees to reimburse Lessee for any out-of-pocket costs that would be incurred) in respect of the Insurance as Lessor may reasonably require.

9.4	Failure to Insure

If Lessee fails to maintain or fails to cause to be maintained any of the Insurance in compliance with the Lease, Lessor, after consultation with Lessee, will be entitled but not bound (without prejudice to any other rights of Lessor under the Lease):

(a)	to pay the premiums due or to effect and maintain replacement insurance reasonably satisfactory to it or otherwise remedy Lessee’s failure in such manner (including, without limitation to effect and maintain an “owner’s interest” policy) as, acting reasonably and in good faith, it considers appropriate. Such sums as may reasonably be so expended by it will become immediately due and payable by Lessee to Lessor together with interest thereon at the Interest Rate, from the date of expenditure by it up to the date of reimbursement by Lessee; and

(b)	at any time while such failure is continuing to require the Aircraft to remain at any airport or to proceed to and remain at any airport designated by it until the failure is remedied.

9.5	Continuing Insurance

Lessee shall effect and maintain liability insurance for two (2) years after the earlier of (i) the transfer of Lessor’s interest pursuant to Section 14.2(b) and (ii) the Expiry Date, in each case with respect to its liability under the indemnity in Section 10 (insofar as such liability is or would be covered by the liability insurance required to be maintained pursuant to Section 1.3 of Schedule 7), and such insurance shall name each Indemnitee as an additional insured.

10.	INDEMNITY

10.1	General

(a)	Except as provided in Sections 10.1(b) and (c) below, Lessee agrees to assume liability and pay for and to indemnify each of the Indemnitees against and agrees to pay on demand any and all Losses which an Indemnitee may suffer or incur at any time, whether directly or indirectly, arising out of, related to or in any way connected with:

(i)	the ownership, maintenance, repair, possession, sale or other transfer of ownership or possession, import, export, registration, storage, modification, leasing (including sub-leasing), insurance, inspection, testing, design, use, operation, condition, Security Interests (other than Lessor Liens) or other matters relating to the Aircraft, any Engine or Part or the Lease (regardless of whether in the air or on the ground, and regardless of whether such Losses are based on strict liability in tort, any act or omission, including the negligence, of any Indemnitee, or otherwise); or

(ii)	any breach by Lessee of any of its obligations under the Lease; or

(iii)	the design, testing or use of any article or material in the Aircraft, any Engine or any Part or its operation, including any defect in design and regardless of whether it is discoverable, and any infringement of patent, copyright, trademark, design or other proprietary right claimed by any Person or a breach of any obligation of confidentiality claimed to be owed to any Person.

(b)	For the avoidance of doubt, the reference to “ownership” in clause (i) shall not require Lessee to indemnify any Indemnitee in respect of any defect in Lessor’s or Owner’s title to the Aircraft.

(c)	Lessee is not required to indemnify any particular Indemnitee (provided that Lessor and its Affiliates and their officers, directors and employees shall be treated as a single Indemnitee) under this Section, to the extent a particular Loss is:

(i)	attributable to the gross negligence or willful misconduct of any Indemnitee, other than gross negligence or willful misconduct imputed to that Indemnitee solely by reason of its interest in the Aircraft or the Lease;

(ii)	attributable to Lessor’s or such Indemnitee’s failure to perform or observe any agreement, covenant or condition on its part to be performed or observed in the Lease which does not result solely from a Default;

(iii)	related to any Taxes (but without prejudice to any Indemnitee’s rights under any other provision of the Lease relating to Taxes);

(iv)	attributable to acts or events that occur before the Delivery Date (except where the Loss is suffered during the Term as a result of a pre-Delivery defect in or condition of the Aircraft, any Engine or Part arising out of the manufacture, design, maintenance, repair, rebuilding, overhaul or modification of the Aircraft, any Engine or Part);

(v)	attributable to acts or events that occur after the earlier of: (1) the return of possession (which, if the Aircraft is placed in storage at the request of Lessor pursuant to the Lease, is the date that the Aircraft is placed in storage) of the Aircraft to Lessor pursuant to and in compliance with the terms of the Lease and are not attributable to any act, omission or circumstance occurring prior to such redelivery and (2) the termination of the Lease and the payment of all amounts then due and payable under the Lease as a result of an Event of Loss with respect to the Aircraft and are not attributable to any act, omission or circumstance occurring prior to such termination and payment;

(vi)	attributable to the offer, sale, assignment or transfer by such Indemnitee of any interest in the Aircraft, the Lease or any similar interest, in violation of applicable Law;

(vii)	attributable to the acquisition of or any sale, assignment, transfer or other disposition (whether voluntary or involuntary) by such Indemnitee of the Aircraft or any interest therein or of any Engine or interest therein, that is not a replacement thereof under the Lease, and unless such sale, transfer or other disposition was consummated in connection with Lessor’s lawful exercise of its remedies hereunder after the occurrence and during the continuance of an Event of Default;

(viii)	comprised of ordinary and usual operating or overhead expenses of such Indemnitee;

(ix)	attributable to any amount which such Indemnitee has expressly agreed to pay (unless such agreement to pay is itself conditioned upon Lessee’s failure to pay or indemnify) under any other provision of the Lease or such Indemnitee expressly agrees shall not be paid by or reimbursed by Lessee;

(x)	attributable to the incorrectness, or breach, in any respect of any representation or warranty of such Indemnitee contained in or made pursuant to the Lease;

(xi)	attributable to the authorization or giving or withholding of any future amendments, supplements, waivers, or consents with respect to the Lease, other than any approved, authorized, requested or consented to by Lessee or required by or made pursuant to the terms of the Lease;

(xii)	attributable to the deregistration of the Aircraft under the Transportation Code as a result of the failure of Lessor or Owner (or any related Indemnitee) to be a Citizen of the United States;

(xiii)	for any Lessor Liens attributable to any Indemnitee;

(xiv)	comprised of costs, fees or expenses related the negotiation or preparation of this CTA, the Lease or the Transaction Agreements;

(xv)	attributable to the performance by any Indemnitee of its obligations under any Financing Document or to any Financing Party, provided that such performance does not arise out of a Default under the Lease;

(xvi)	attributable to a default under any Financing Document which is not a Default under the Lease;

(xvii)	attributable to any change in or restructuring of any Financing Document related to the financing of the Aircraft, any Engine or any Part thereof, unless resulting from a Default by Lessee under the Lease or unless Lessee has expressly agreed to undertake such obligations;

(xviii)	attributable to such Indemnitee’s status as manufacturer or maintenance servicer or provider; or

(xix)	attributable to any failure of the maintenance status of the Aircraft to satisfy the requirements of the Lease, unless such failure is specified by Lessor in the acknowledgement delivered by Lessor to Lessee in accordance with Section 12.4 hereof.

10.2	Contest

The following shall apply to all claims for indemnity under Section 10.1:

(a)	If any Indemnitee has received written notice of any claim in respect of any Losses hereby indemnified against (herein, an “Indemnified Claim”), it shall give prompt written notice thereof to Lessee; provided, however, that the failure of an Indemnitee to give such notice shall not relieve Lessee of its obligations hereunder, except to the extent that such failure adversely affects any applicable defense or counterclaim or otherwise increases the amount Lessee would have been liable for in the absence of such failure to provide such notice or adversely affects the ability of Lessee to defend such Indemnified Claim.

(b)	Each Indemnified Claim as to which Lessee has acknowledged in writing it would be required to indemnify the Indemnitee(s) under Section 10.1(a) (except to the extent that the final determination of such contest demonstrates that such Indemnified Claim is covered by an exception in Section 10.1(c) hereof), if reasonably requested by Lessee, be contested by the Indemnitee in good faith by appropriate proceedings, provided that Lessee shall indemnify such Indemnitee in respect of the reasonable out-of-pocket fees, costs or expenses actually incurred by such Indemnitee in conducting such contest and the amount of any interest or penalties which are required to be paid as a result of contesting such Indemnified Claim, and provided further that such contest proceedings would not result in any material risk of the sale, forfeiture or other loss of the Aircraft or any interest therein or any risk of criminal liability on the part of such Indemnitee. Lessee shall be entitled to assume responsibility for and control of the defense of any Indemnified Claim in respect of which any Indemnitee makes or intends to make a claim against Lessee for indemnity pursuant to this Section 10, and as to which Lessee has acknowledged in writing its responsibility for hereunder, provided that (i) the legal counsel retained by Lessee for such purpose is reasonably acceptable to Lessor, (ii) the judicial or administrative proceeding either (A) involves solely the Indemnified Claim or (B) involves the Indemnified Claim and other claims, but the Indemnified Claim may be and is severed from the other claims (at Lessee’s cost and expense, including reimbursement of the reasonable costs and expenses incurred by such Indemnitee in connection with obtaining such severance), and (iii) Lessee pursues such contest diligently and in good faith and, upon the reasonable request of Lessor, provides Lessor with reasonable details of the status of the contest and copies of legal briefs, court filings; provided further that, Lessee shall not be entitled to assume and control the defense of or to compromise any Indemnified Claim (1) during the continuance of any Significant Default or Event of Default, (2) if an actual or potential conflict of interest exists between Lessee and such Indemnitee making it advisable in the good faith opinion of the applicable Indemnitee for such Indemnitee to be represented by separate counsel, or (3) if such proceeding would result in any material risk of the sale, forfeiture or other loss of the Aircraft or any interest therein or any risk of criminal liability on the part of such Indemnitee. Subject to the immediately preceding sentence, where Lessee undertakes the defense of an Indemnitee with respect to an Indemnified Claim in compliance with the terms hereof, no additional legal fees or expenses of such Indemnitee incurred in connection with the defense of such Indemnified Claim shall be indemnified hereunder unless the fees or expenses were incurred at the written request of Lessee. An Indemnitee may, without interfering in any material respect with the conduct of such contest by Lessee, participate at its own expense in any judicial proceeding controlled by Lessee pursuant to the foregoing provisions, and such participation shall not constitute a waiver of the indemnification provided in this Section 10.

(c)	Each Indemnitee shall supply Lessee with such information as Lessee shall reasonably request to defend or participate in any proceeding permitted by this Section 10, provided that such information requested by Lessee is (i) not within Lessee’s control, and (ii) within such Indemnitee’s control or is reasonably available to such Indemnitee and, unless such information is necessary in order to assert a meritorious and material defense, is not confidential or proprietary information and the disclosure of which is not otherwise prejudicial to such Indemnitee.

(d)	Subject to the terms of Section 10.2(a) and (b) above, no Indemnitee shall enter into a settlement or other compromise or consent to a judgment with respect to any Indemnified Claim (other than any in respect of an Indemnified Claim involving any risk of criminal liability) without the prior written consent of Lessee, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its rights with respect to such Losses under this Section 10 or unless a Significant Default or an Event of Default has occurred and is continuing; provided that the payment of an amount to which any Losses relate when legally compelled to do so by a Government Entity of competent jurisdiction after which a request for a refund of such amount is diligently pursued by appropriate procedures in accordance with the terms of this Section 10 will not be considered a settlement, compromise or consent to judgment requiring Lessee’s prior consent or resulting in a waiver of such Indemnitee’s rights of indemnification with respect to such amount. Except as otherwise provided in the immediately preceding sentence, the entering into any such settlement or compromise or consent without Lessee’s prior written consent shall constitute a waiver by such Indemnitee of all its rights of indemnification hereunder in respect of such matter. Lessee shall not enter into any settlement or compromise with respect to any Indemnified Claim which would admit any liability, negligence, misconduct or other wrongdoing by the affected Indemnitee without such Indemnitee’s consent, unless such settlement or other compromise obligates Lessee to pay (and Lessee shall have paid) the full amount of all potential liability from any source whatsoever of such Indemnitee in connection with such Indemnified Claim and Lessee provides in form and substance reasonably satisfactory to such Indemnitee the full and irrevocable release of such Indemnitee from all potential liabilities related to such Indemnified Claim.

(e)	In the event Lessee shall be obligated to indemnify any Indemnitee pursuant to this Section 10, Lessee shall (provided no Significant Default or Event of Default shall have occurred and then be continuing) be subrogated (without warranty by the Indemnitee) to the rights of such Indemnitee in respect of the matter as to which the indemnity was in fact fully paid, upon such payment, and may pursue the same at Lessee’s expense. If any Indemnitee shall obtain a recovery of all or any part of any amount which Lessee shall have paid to such Indemnitee or for which Lessee shall have reimbursed such Indemnitee pursuant to this Section 10, such Indemnitee shall promptly (at such time as no Significant Default or Event of Default which may have occurred is then continuing, and subject to Section 5.20 hereof) pay or cause to be paid to Lessee an amount equal to such recovery (but not any amount in excess of the amount Lessee has paid to such Indemnitee in respect of the indemnified Losses plus interest thereon from date of payment by Lessee at Libor plus 50 basis points).

10.3	Duration:

The indemnities contained in this Section 10 shall survive the expiration, cancellation or termination of the Lease; provided, however, that any such indemnity in respect of a Loss that is attributable to an accident or casualty that (A) occurs after the Return Occasion and prior to the earlier of (1) performance of the next Airframe block C6 check after the Return Occasion, or (2) the third anniversary of the Return Occasion, and (B) is based upon or arises out of any claimed lack of, or out of any faulty or improper, maintenance prior to the Return Occasion, shall survive only until the earlier of (i) the third anniversary of the Return Occasion, or (ii) performance of the next Airframe block C6 check after the Return Occasion.

11.	EVENTS OF LOSS

11.1	Events of Loss

(a)	If an Event of Loss occurs prior to Delivery of the Aircraft, the Lease will immediately terminate and except as expressly stated in the Lease or under any Other Agreement, neither party will have any further obligation, other than pursuant to Section 5.21 and Section 3 of Schedule 4, except that Lessor will return the Deposit to Lessee, together with any such additional amounts (if any) as may be payable to Lessee pursuant to the Aircraft Lease Agreement, and return to Lessee or cancel any Letter of Credit.

(b)	If an Event of Loss occurs after Delivery, Lessee will pay the Agreed Value to Lessor on or prior to the earlier of (i) one hundred twenty (120) days after the Event of Loss and (ii) within two (2) Business Days after the date of receipt of insurance proceeds in respect of that Event of Loss.

(c)	Upon irrevocable payment in full to Lessor of the Agreed Value and all other amounts which are then due and payable to Lessor under the Lease, Lessor will, or will procure that Owner will, without recourse or warranty (except as to the absence of Lessor Liens) transfer to Lessee or its designee or will procure that Owner transfers to Lessee or its designee legal and beneficial title, subject to no Lessor Liens (but otherwise without warranty), to the Aircraft, on an AS IS, WHERE IS basis and will, at Lessee’s expense, execute and deliver or will procure that Owner executes and delivers, such bills of sale and other documents and instruments as Lessee may reasonably request to evidence (on the public record or otherwise) such transfer, free and clear of all rights of Lessor and Owner and Lessor Liens.

11.2	Requisition

During any requisition for use or hire of the Aircraft, any Engine or Part which does not constitute an Event of Loss:

(a)	the Rent and other charges payable under the Lease will not be suspended or abated either in whole or in part, and Lessee will not be released from any of its other obligations (other than operational obligations with which Lessee is unable to comply solely by virtue of the requisition); and

(b)	Lessee will be entitled to any compensation paid by the requisitioning authority in respect of such authority’s use of the Aircraft, such Engine or such Part during the Term, but, if any Significant Default or Event of Default has occurred and is continuing, Lessor may apply the compensation in or towards settlement of any amounts owing by Lessee under the Lease and/or under any Other Agreement. Lessee will, as soon as practicable after the end of any such requisition, cause the Aircraft to be put into the condition required by the Lease. Lessor will be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition, and Lessor will apply such compensation in reimbursing Lessee for the cost of complying with its obligations under the Lease in respect of any such change.

12.	RETURN OF AIRCRAFT

12.1	Return

On the Expiry Date or redelivery of the Aircraft pursuant to Section 13.2 or termination of the leasing of the Aircraft under the Lease, Lessee will, unless an Event of Loss has occurred, redeliver the Aircraft and the Aircraft Documents and Records at Lessee’s expense to Lessor at the Redelivery Location, in accordance with the procedures and in compliance with the conditions set forth in Schedule 6, free and clear of all Security Interests (other than Lessor Liens), in a condition suitable for immediate operation under FAR Part 121 or as otherwise agreed by Lessor and Lessee and, in any case, qualifying for and having a valid and fully effective certificate of airworthiness issued by the Air Authority.

12.2	Non-Compliance

If at the time of Final Inspection Lessee has not fully complied with any of its obligations under the Lease (including Schedule 6), or Lessee fails to make the Aircraft available to Lessor on a timely basis for inspection and redelivery pursuant to Section 12.1 and Schedule 6 (whether such failure is due to any act or omission of Lessee or any other circumstance whatsoever), the Term shall be extended until the time when the Aircraft has been redelivered to Lessor in full compliance with the Lease, for the sole purpose of enabling such non-compliance or failure to be promptly rectified, and during such extension period:

(a)	Lessee shall not use the Aircraft in flight operations except those related directly to the redelivery of the Aircraft to Lessor;

(b)	all Lessee’s obligations and covenants under the Lease will remain in full force until Lessee so redelivers the Aircraft; and

(c)	Lessee shall pay Rent to Lessor at a rate per month equal to the amount of Rent payable in respect of the last scheduled Rental Period, calculated on a per diem basis.

Any such extension shall not prejudice Lessor’s right to treat such non-compliance or failure as an Event of Default at any time, and to enforce such rights and remedies as may be available to Lessor in respect thereof under the terms of the Lease or applicable Law. Without limiting the generality of the foregoing, Lessee’s Rent obligation under paragraph (c) above shall be without prejudice to Lessor’s rights to terminate the letting of the Aircraft and to indemnification pursuant to Section 10.1(a)(ii).

Lessor may elect (either on first tender of the Aircraft by Lessee or at any time during the said extension period) to accept redelivery of the Aircraft notwithstanding non-compliance with Section 12.1 or Schedule 6, in which case Lessee will indemnify Lessor in respect of the out-of-pocket cost to Lessor, acting reasonably and in good faith, of putting the Aircraft into the condition required by the Lease.

12.3	Redelivery

Upon redelivery Lessee will, if the Habitual Base and the State of Registry is then a country other than the United States, provide to Lessor all documents necessary to export the Aircraft from the Habitual Base and the State of Registry (including, without limitation, a valid and subsisting export certificate of airworthiness for the Aircraft) to the United States or required in relation to the deregistration of the Aircraft with the Air Authority.

12.4	Acknowledgement

Upon redelivery of the Aircraft by Lessee to Lessor at the Redelivery Location, Lessor will deliver to Lessee an acknowledgement confirming that Lessee has redelivered the Aircraft to Lessor in the condition required by the Lease or specify in what respect the Aircraft is not in the condition so required.

12.5	Storage

If Lessor or Owner so requests, Lessee shall endeavor to arrange, to the extent available, up to sixty (60) days storage for the Aircraft following the last day of the Term at the requesting party’s risk and expense.

13.	DEFAULT

13.1	Events

The occurrence of any of the Events of Default will constitute a repudiation (but not a termination) of the Lease by Lessee (whether the occurrence of any such Event of Default is voluntary or involuntary or occurs by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Government Entity).

13.2	Rights and Remedies

If an Event of Default occurs and is continuing, Lessor may at its option (and without prejudice to any of its other rights under the Lease), at any time thereafter (without notice to Lessee except as required under applicable Law):

(a)	accept such event as a repudiation by Lessee and by notice to Lessee and with immediate effect cancel the leasing of the Aircraft (but without prejudice to the continuing obligations of Lessee under the Lease), whereupon all rights of Lessee under the Lease shall cease; and/or

(b)	demand that Lessee pay (and Lessee shall be liable for and shall pay on demand) and/or proceed by appropriate court action or actions to enforce performance when due of the Lease including the payment when due of all Rent and all other amounts payable to Lessor or any Indemnitee pursuant to the terms of the Lease; and/or

(c)	proceed by appropriate court action or actions to recover damages for the breach of the Lease which shall include:

(i)	all Rent and other amounts which are or become due and payable under the Lease prior to the earlier to occur of the date Lessor sells or re-leases the Aircraft or receives payment of the amount calculated pursuant to section (ii) below;

(ii)	an amount (the “Mitigated Rent Amount”) equal to the aggregate Rent for the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee to Lessor, less the applicable amount set forth below:

(A)	in the event that Lessor has re-let the Aircraft on terms (other than rental payment terms) which, taken as a whole, Lessor reasonably regards as being substantially similar to the terms of the Lease, an amount equal to the aggregate basic rental payments to become due under such re-lease for the period coinciding with the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee; or

(B)	in the event that Lessor has not re-let the Aircraft or has sold the Aircraft or has re-let the Aircraft on terms (other than rental payment terms) which, taken as a whole, Lessor does not reasonably regard as being substantially similar to the terms of the Lease, an amount equal to the fair market rental value (determined pursuant to the Appraisal Procedure) of the Aircraft for the period commencing with the date that Lessor reasonably anticipates that the Aircraft could be re-let at such rental rate and ending with the date that the Term was scheduled to expire (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee;

(iii)	all costs, expenses and other incidental damages associated with Lessor’s exercise of its remedies under the Lease or otherwise incurred by Lessor as a result of an Event of Default or the exercise of rights or remedies with respect thereto, including repossession costs, legal fees, Aircraft storage, preservation, shipment, repair, refurbishment, modification, maintenance and insurance costs, Aircraft re-lease or sale costs (including, any costs incurred to prepare the Aircraft for sale or lease, advertising costs, sale or lease costs (including commissions) and any costs to transition the Aircraft to the next operator’s maintenance program) in any way related to the Aircraft, any Engine or any Part, including to put the Aircraft in the condition provided for in Section 12 or Schedule 6 or in the location provided for in this Section 13.2, or otherwise, and Lessor’s internal costs and expenses (including the cost of personnel time calculated based upon the compensation paid to the individuals involved on an annual basis and a general Lessor overhead allocation), all such costs and incidental damages being referred to herein collectively as “Enforcement and Remarketing Costs”;

(iv)	any loss, premium, penalty or expense which may be incurred in repaying funds raised to finance the Aircraft or in unwinding any financial instrument relating in whole or in part to Lessor’s financing of the Aircraft, all such amounts being referred to herein collectively as “Unwind Expenses”;

(v)	any loss, cost, expense or liability, or damage to Lessor’s residual interest in the Aircraft, sustained by Lessor due to Lessee’s failure to maintain the Aircraft in accordance with the terms of the Lease or Lessee’s failure to redeliver the Aircraft in the condition required by the Lease, including any consequential loss of revenues or profits, all such amounts being referred to herein collectively as “Aircraft Condition Damages”; and

(vi)	such additional amount, if any, as may be necessary to place Lessor in the same economic position as Lessor would have been in if Lessee had timely performed each of its obligations under the Lease; and/or

(d)	either:

(i)	enter upon the premises where all or any part of the Aircraft is located and take immediate possession of and, at Lessor’s sole option, remove the same (and/or any engine which is not an Engine but which is installed on the Airframe, subject to the rights of the lessor or secured party thereof), all without liability accruing to Lessor for or by reason of such entry or taking of possession whether for the restoration of damage to property, conversion or otherwise, caused by such entry or taking, except damages caused by gross negligence or willful misconduct; or

(ii)	by delivering notice to Lessee, require Lessee to redeliver the Aircraft to Lessor at the Redelivery Location (or such other location as Lessor may require) on the date specified in such notice and in all respects in the condition required by the Lease upon the Return Occasion (it being understood that Lessee shall not delay any such return for the purpose of placing the Aircraft in such condition, but shall nevertheless be liable to Lessor for the failure of the Aircraft to be in such condition); and/or

(e)	sell at private or public sale, as Lessor may determine, or hold, use, operate or lease to others, or otherwise deal with, the Aircraft as Lessor in its sole and absolute discretion may determine, all free and clear of any rights or interests of Lessee as if the Lease had not been entered into. Lessor shall have no obligation or duty to sell the Aircraft and Lessor shall be obligated to attempt to re-lease the Aircraft only to the extent, if any, that it is required to do so under Article 2A of the UCC; and/or

(f)	by written notice to Lessee specifying a payment date (which shall be a date not earlier than five (5) Business Days following the date of such notice), Lessor may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor on the payment date specified in such notice (in lieu of the Rent due for the period commencing after the date specified for payment in such notice) the sum of the following amounts:

(i)	all Rent and other amounts which are or are expected to become due and payable under the Lease prior to the payment date specified by Lessor; and

(ii)	an amount equal to the Mitigated Rent Amount; and

(iii)	an amount equal to Lessor’s reasonably anticipated Enforcement and Remarketing Costs, Unwind Expenses and Aircraft Condition Damages; and

(iv)	such additional amount, if any, as may be necessary to place Lessor in the same economic position as Lessor would have been in if Lessee had timely performed each of its obligations under the Lease;

it being understood that, to the extent that any of the foregoing amounts represents an estimate by Lessor of losses, damages, costs or expenses which Lessor expects to incur, (y) Lessor shall adjust the amount thereof as needed to reflect the actual amount of such losses, damages, costs or expenses incurred by Lessor when substantially all of such amounts become known to Lessor, but Lessee shall nevertheless be obligated to pay the amount demanded by Lessor (subject to such subsequent adjustment), and (z) notwithstanding the amount specified in such demand, Lessor shall be entitled to claim such other (and greater) amount in any action against Lessee under the Lease; and/or

(g)	draw upon the Deposit or the Letter of Credit and apply such amounts to any amounts owing to Lessor under the Lease and/or make demand against any Guarantor for any or all of the foregoing.

In addition to the foregoing, Lessor shall be entitled to exercise such other rights and remedies as may be available under applicable Law and Lessee shall be liable for, and shall pay Lessor on demand interest on all unpaid amounts at the Interest Rate, from the due date until the date of payment in full.

Lessee hereby agrees that, in the event of the return to or repossession by Lessor of the Aircraft, the Airframe, an Engine or Part, any rights in any warranty (express or implied) in respect thereof previously assigned to Lessee or otherwise held by Lessee shall without further act, notice or writing be assigned or reassigned to Lessor, if assignable.

No remedy referred to in this Section 13 is intended to be exclusive, but, to the extent permissible under the Lease or under applicable Law, each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at Law or in equity; and the exercise or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies; provided, however, that nothing in this Section 13 shall be construed to permit Lessor to obtain a duplicate recovery of any element of damages to which Lessor is entitled. No express or implied waiver by Lessor of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default.

13.3	[Intentionally Omitted]

13.4	[Intentionally Omitted]

13.5	Power of Attorney

Lessee hereby appoints Lessor as the attorney-in-fact of Lessee, with full authority in the place and stead of Lessee and in the name of Lessee or otherwise, for the purpose of carrying out the provisions of the Lease and taking any action and executing any instrument that Lessor may deem necessary or advisable to accomplish the purposes of the Lease; provided, however, that Lessor may only take action or execute instruments under this Section 13 after an Event of Default has occurred and is continuing. Lessee hereby declares that the foregoing powers are granted for valuable consideration, constitute powers granted as security for the performance of the obligations of Lessee under the Lease and are coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing or any other rights of Lessor under the Lease, upon the occurrence and during the continuation of an Event of Default, Lessor shall have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to the Aircraft, Airframe or any Engine, or the Lease and (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to the Lease, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies.

14.	ASSIGNMENT

14.1	Lessee

OTHER THAN IN CONNECTION WITH A TRANSFER OR DISPOSITION IN COMPLIANCE WITH SECTION 8.7(H), LESSEE, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, WILL NOT ASSIGN, DELEGATE OR OTHERWISE TRANSFER (VOLUNTARILY, INVOLUNTARILY, BY OPERATION OF LAW OR OTHERWISE) ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THE LEASE (INCLUDING THE AIRCRAFT LEASE AGREEMENT OR THIS CTA), OR CREATE OR PERMIT TO EXIST ANY SECURITY INTEREST (OTHER THAN PERMITTED LIENS) OVER ANY OF ITS RIGHTS UNDER THE LEASE (INCLUDING THE AIRCRAFT LEASE AGREEMENT OR THIS CTA), AND ANY ATTEMPT TO DO SO SHALL BE NULL AND VOID. The foregoing shall not be construed to prohibit a Permitted Sub-Lease to a Permitted Sub-Lessee.

14.2	Lessor

Lessee acknowledges and agrees that Lessor may, if applicable under the Financing Documents, assign as security Lessor’s interest in the Lease and/or the Aircraft (herein, a “Security Assignment”), provided that such Security Assignment complies with the conditions set forth in Sections 14.3(a), 14.3(b), 14.3(c)(z), and 14.3(d).

Provided that Lessor complies with each condition set forth in Section 14.3 hereof, Lessor may assign, novate, delegate or otherwise transfer all or any of its rights or obligations under the Lease or all or any of its right, title or interest in and to the Aircraft (each a “Transfer”), including pursuant to:

(a)	a sale and leaseback; or

(b)	a novation or assignment of the Lease and/or a sale of the Aircraft (including to a special purpose or securitization or monetization trust, fund, limited liability company, corporation, partnership or other vehicle or in connection with any other direct or indirect raising of capital).

In connection with any Transfer, Lessor and its assignee will enter into an Assignment. Lessor will promptly notify Lessee in writing of any such Transfer using a notice substantially in the form of Annex II to the Assignment, and shall promptly notify Lessee of any Security Assignment. Lessee agrees, at Lessor’s cost and expense, to execute and deliver as promptly as practicable in connection with any such Transfer or Security Assignment such documents and assurances (including in the case of a Transfer an acknowledgement of the Transfer and representations as to the matters set forth in Annex II to the Assignment) and to take such further action as Lessor may reasonably request to establish or protect the rights and remedies created or intended to be created in favor of the assignee in connection with any such Transfer or Security Assignment. After any such Transfer or Security Assignment, the assignee shall be entitled to be an Indemnitee and to such other rights under the Lease as specified herein, and in the case of a Transfer, in the Assignment. Upon an assignment or novation described in subsection (b) above, Lessor shall be released from all obligations and liabilities under the Lease arising from and after the effective time of such Transfer to the extent such obligations and liabilities are expressly assumed in writing by such assignee, and the Lease, including this CTA as in effect at that time and as incorporated in the Aircraft Lease Agreement, shall be deemed applicable as between Lessee and such assignee of the Lease and may be amended, supplemented or otherwise modified without the consent of the transferor (if this CTA is applicable to any Transaction Agreements or Other Agreements not so transferred, it shall remain in full force and effect and may be amended, supplemented or otherwise modified without the consent of the assignee). Notwithstanding any such Transfer, Lessor, Owner, Financing Parties’ Representative and each other Indemnitee shall continue to be entitled to indemnification under Section 10, and shall as and to the extent otherwise provided herein continue to be named as an additional insured under all Insurance referred to in Section 9 for a period of not less than two years after such Transfer. The agreements, covenants, obligations and liabilities contained in the Lease, including all obligations to pay Rent and indemnify each Indemnitee, are made for the benefit of Lessor (and, in the case of Section 10, each other Indemnitee) and its or their respective successors and assigns, notwithstanding the possibility that any such Person was not originally a party to the Lease or may, at the time such enforcement is sought, not be a party to the Lease.

14.3	Conditions

In connection with any Transfer or Security Assignment by Lessor:

(a)	Quiet Enjoyment: as a condition precedent to such Transfer or Security Assignment becoming effective, Lessor will procure that the transferee or any new owner of the Aircraft (except where such new owner is also the “Lessor” under the Lease) or any new holder of a mortgage over the Aircraft or any holder of an interest in the Aircraft or the Lease (by way of security or otherwise), as the case may be, shall execute and deliver to Lessee a letter of quiet enjoyment in respect of Lessee’s use and possession of the Aircraft in a form substantially the same as to Section 7.1;

(b)	Costs: Lessor shall reimburse to Lessee its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) actually incurred in connection with co-operating with Lessor, and otherwise performing its obligations and exercising its rights, in relation to any such Transfer or Security Assignment referred to in this Section 14, provided that such Transfer or Security Assignment was not consummated in connection with the lawful exercise by Lessor of its remedies hereunder after the occurrence and during the continuance of an Event of Default;

(c)	Qualifications: Any transferee of Lessor’s interest in the Lease pursuant to a transfer described in subsection (b) of Section 14.2, the effect of which is to result in a release of Lessor from its obligations under the Lease, shall meet each of the requirements set forth in the following clauses (x), (y) and (z), and any assignee pursuant to a Security Assignment shall meet the requirement set forth in the following clause (z): (x)(i) at the time of the transfer have a tangible net worth (determined in accordance with GAAP) of at least Fifteen Million Dollars ($15,000,000), or (ii) at the time of the transfer be a Person with debt obligations having an investment grade rating of BBB- or better by an equivalent rating of Standard & Poor’s Corporation or an equivalent rating by Moody’s Investors Services, Inc. and Lessor’s payment obligations owed to Lessee under the Lease (including Lessor’s payment obligations to other Persons required to perform obligations owed to Lessee under the Lease) shall rank at least pari passu with Lessor’s rated, unsecured debt obligations or, in the absence of such rated obligations, all of Lessor’s unsecured, unsubordinated debt obligations, or (iii) have its payment obligations under the Lease absolutely and unconditionally guaranteed by such a Person described in the foregoing section (i) or (ii), (y) be organized under the Laws of the United States or any state thereof, or hold its interest through an owner trust or other entity that qualifies for FAA registration of the Aircraft, and (z) not be an airline or an Affiliate of an airline; and

(d)	No Increase In Lessee’s Indemnity or Payment Obligations: As a condition to such Transfer or Security Assignment, the Transfer or Security Assignment shall not in any material respect increase Lessee’s indemnity or other payment obligations under the Lease or diminish Lessee’s rights under the Lease (to be determined in each case at the time of such Transfer or Security Assignment by applying all applicable Laws as are in effect on the effective date of the Transfer or Security Assignment or as have been enacted on or prior to the effective date of the Transfer or Security Assignment and will take effect thereafter).

15.	MISCELLANEOUS

15.1	Illegality

If it is or becomes unlawful in any applicable jurisdiction within the United States, or any jurisdiction outside the United States, the Laws of which are applicable to Lessor or the Aircraft due to the operations or business of Lessee or any sublessee of the Aircraft, for Lessor to give effect to any of its obligations as contemplated by the Lease or to continue the Lease, Lessor may by notice in writing to Lessee terminate the leasing of the Aircraft, such termination to take effect on the latest date (the “Effective Date”) on which Lessor may continue such leasing and such obligations without being in breach of applicable Laws or regulations, and Lessee will forthwith redeliver the Aircraft to Lessor in accordance with Section 12. Without prejudice to the foregoing, Lessor acting reasonably and in good faith will consult with Lessee up to the Effective Date as to any steps that may be taken to restructure the transaction to avoid such unlawfulness, but will be under no obligation to take any such steps if doing so would diminish, in Lessor’s opinion (acting reasonably and in good faith), any material right it may have under the Lease or incur any unreimbursed or unindemnified additional obligation. Lessee shall reimburse Lessor for Lessor’s reasonable out-of-pocket expenses incurred in connection with entering into any such restructuring, including reasonable attorney’s fees, unless the Law giving rise to the relevant illegality is a Law that would not be generally applicable to a Person formed and based in the United States, but is applicable to Lessor due to some status or activity of Lessor which is unrelated to Lessee or the Lease.

15.2	Waivers, Remedies Cumulative

The rights of Lessor under the Lease may be exercised as often as necessary, are cumulative and not exclusive of its rights under any Law; and may be waived only in writing and specifically. The rights of Lessee under the Lease may be exercised as often as necessary under the Lease. Lessee’s rights are exclusive of Lessee’s rights under applicable Law as and to the extent provided in the Lease, but are cumulative and not exclusive of any rights under applicable Law that Lessee has not waived under the Lease. Lessee’s rights may be waived only in writing and specifically. Delay by Lessor or Lessee in exercising, or non-exercise of, any of their respective rights will not constitute a waiver of that right.

15.3	Delegation

Lessor may delegate to any Person (other than another airline which is a competitor of Lessee or an Affiliate of such an airline) all or any of the rights, powers or discretions vested in it by the Lease, and any such delegation may be made upon such terms and conditions and subject to such regulations (including power to sub-delegate) as Lessor in its absolute discretion thinks fit subject to such Person being subject to the limitations and obligations of Lessor in the exercise of any such rights, powers or discretions.

15.4	Severability

If a provision of the Lease is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Lease; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of the Lease.

15.5	Remedy

If Lessee fails to comply with any provision of the Lease, Lessor may, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat such non-compliance as a Default, effect compliance on behalf of Lessee, whereupon Lessee shall become liable to pay immediately any sums expended by Lessor together with all reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with the non-compliance.

15.6	Time of Essence

The time stipulated in the Lease for performance by the Lessor of its obligations under the Lease, for payments payable by Lessee and performance of Lessee’s other obligations under the Lease, in each case, are of the essence of the Lease.

15.7	Notices

All notices and other communications under, or in connection with, the Lease will, unless otherwise stated, be given in writing by hand delivery, mail, overnight courier service, facsimile or email. Any such notice or other communication is deemed effectively given when received by the recipient (or if receipt is refused by the intended recipient, when so refused).

The addresses, facsimile and telephone numbers and email addresses of Lessee and Lessor are as set forth in the Aircraft Lease Agreement.

15.8	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL

(a)	PURSUANT TO AND IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THE PARTIES HERETO AGREE THAT THE LEASE IN ALL RESPECTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE GOVERNING LAW AS APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK (EXCLUSIVE OF SECTION 7-101 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH IS INAPPLICABLE TO THE LEASE). THE PARTIES AGREE THAT THE LEASE WAS DELIVERED IN THE STATE OF NEW YORK.

Pursuant to and in accordance with Section 5-1402 of the New York General Obligations Law, Lessee and Lessor each agree that the United States District Court for the Southern District of New York and, subject to the right to remove to the aforesaid United States District Court, any New York State court sitting in the County of New York, New York, and all related appellate courts, are to have non-exclusive jurisdiction to settle any disputes arising out of or relating to the Lease and submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such dispute.

(b)	Each of Lessee and Lessor:

(i)	waives to the fullest extent permitted by Law any objection which it may now or hereafter have to the courts referred to in Section 15.8(a) above on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Lease;

(ii)	waives to the fullest extent permitted by Law any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Lease brought in the courts referred to in Section 15.8(a); and

(iii)	agrees that a judgment or order of any court referred to in Section 15.8(a) in connection with the Lease is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(c)	Nothing in this Section 15.8 limits the right of either party to bring proceedings against the other in connection with the Lease:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

(d)	Each of Lessee and Lessor irrevocably and unconditionally:

(i)	agrees that if the other brings legal proceedings against it or its assets in relation to the Lease no sovereign or other immunity from such legal proceedings (which will be deemed to include suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, other attachment, the obtaining of judgment, execution of a judgment or other enforcement or legal process or remedy) will be claimed by or on behalf of itself or with respect to its assets; and

(ii)	waives any such right of immunity which it or its assets now has or may in the future acquire and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for the purposes of such Act.

(e)	EACH OF LESSEE AND LESSOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE LEASE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED THEREBY OR THE LESSOR/LESSEE RELATIONSHIP BEING ESTABLISHED, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF LESSOR AND LESSEE REPRESENTS AND WARRANTS THAT EACH HAS REVIEWED AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH ITS LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LEASE. IN THE EVENT OF LITIGATION, THIS SECTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15.9	Sole and Entire Agreement; True Lease; Section 1110

(a)	Entire Agreement: The Lease is the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Aircraft, and supersedes all previous agreements in relation to that leasing. Any amendments to the Lease must be made in writing and signed on behalf of Lessor and Lessee.

(b)	True Lease: The parties:

(i)	intend that the Lease constitute a “true lease”, and not a “security interest” as defined in Section 1-201(37) of the UCC;

(ii)	intend that the Lease constitute a “true lease” for United States Federal income tax purposes; and

(iii)	agree that the Lease confers only a leasehold interest on Lessee in and to the Aircraft on and subject to the terms of the Lease, and no ownership or other interest with respect to the Aircraft is provided to Lessee under the Lease.

Lessee shall not file a tax return that is inconsistent with the provisions of this Section 15.9(b).

(c)	Section 1110: Lessee acknowledges that Lessor would not have entered into the Lease unless it had available to it the benefits of a lessor under Section 1110 of Title 11 of the U.S.C. Lessee covenants and agrees with Lessor that to better ensure the availability of such benefits, Lessee shall support any motion, petition or application filed by Lessor with any bankruptcy court having jurisdiction over Lessee whereby Lessor seeks recovery of possession of the Aircraft under and in accordance with said Section 1110 and shall not in any way oppose such action by Lessor unless Lessee shall have complied with the requirements of said Section 1110 to be fulfilled in order to entitle Lessee to continued use and possession of the Aircraft under the Lease. In the event said Section 1110 is amended, or if it is repealed and another statute is enacted in lieu thereof, Lessor and Lessee agree to amend the Lease and take such other action not inconsistent with the Lease as Lessor reasonably requests so as to afford to Lessor the rights and benefits as such amended or substituted statute confers upon owners and lessors of aircraft similarly situated to Lessor.

15.10	Beneficiaries

The Lease shall be binding upon and inure to the benefit of Lessor, Lessee and their permitted successors and assigns. All rights expressed to be granted to each Indemnitee (other than Lessor) under the Lease are given to Lessor on behalf of that Indemnitee, and each Indemnitee is an express third party beneficiary thereof. Except for Lessor, GECAS, Financing Parties’ Representative, each Indemnitee and each Tax Indemnitee, no other Person shall be a third party beneficiary of the Lease.

15.11	Counterparts

The Lease (including the Aircraft Lease Agreement and this CTA) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the extent, if any, that the Lease constitutes chattel paper (as such term is defined in the UCC as in effect in any applicable jurisdiction), no security interest in the Lease may be created through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the counterpart designated as the “original” on the signature page of the Aircraft Lease Agreement by Lessor.

15.12	Language

All notices to be given under the Lease will be in English. All documents delivered to Lessor pursuant to the Lease (including without limitation any documents to be delivered pursuant to the Conditions Precedent) will be in English, or if not in English, will be accompanied by a certified English translation. If there is any inconsistency between the English version of the Lease and any version in any other language, the English version will prevail.

15.13	Survival

Lessee’s obligations under Section 3 of the applicable Part of Schedule 4, under Sections 5.6, 5.7, 5.10, 5.11, 5.17, 5.21, 9.5, 10, 12, 13.2 and 15 and under any other provision of the Lease providing for an obligation on the part of Lessee to indemnify Lessor or any other Indemnitee shall survive the expiration or any termination of the Lease and continue in full force and effect.

16.	DISCLAIMERS AND WAIVERS

LESSOR AND LESSEE AGREE THAT THE DISCLAIMERS, WAIVERS AND CONFIRMATIONS SET FORTH IN SECTIONS 16.1 THROUGH 16.4 BELOW SHALL APPLY AT ALL TIMES DURING THE TERM. LESSEE’S ACCEPTANCE OF THE AIRCRAFT IN ACCORDANCE WITH SECTION 4.3 SHALL BE CONCLUSIVE EVIDENCE, AS BETWEEN LESSOR AND LESSEE, THAT LESSEE HAS INSPECTED AND ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY ACCEPTED THE AIRCRAFT, THE ENGINES AND EVERY PART THEREOF FOR ALL PURPOSES UNDER THE LEASE, BUT SUCH ACCEPTANCE SHALL BE WITHOUT PREJUDICE TO LESSEE’S RIGHT TO ENFORCE LESSOR’S PERFORMANCE OF ANY WRITTEN UNDERTAKING THAT LESSOR MAY MAKE CONTEMPORANEOUSLY WITH SUCH ACCEPTANCE OR ANY RIGHT LESSEE MAY HAVE TO PURSUE AGAINST ANY THIRD PARTY ANY CLAIM LESSEE MAY HAVE WITH RESPECT TO THE CONDITION OF THE AIRCRAFT, THE ENGINES, ANY PART OR THE AIRCRAFT DOCUMENTS AND RECORDS.

16.1	Exclusion

THE AIRCRAFT IS LEASED AND DELIVERED UNDER THE LEASE “AS-IS, WHERE- IS,” AND LESSEE AGREES AND ACKNOWLEDGES THAT:

(a)

LESSOR WILL HAVE NO LIABILITY IN RELATION TO, AND LESSOR HAS NOT AND WILL NOT BE DEEMED TO HAVE ACCEPTED, MADE OR GIVEN (WHETHER BY VIRTUE OF HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THE LEASE OR OTHERWISE), ANY GUARANTEES, COVENANTS, WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO, THE AIRCRAFT OR ANY ENGINE OR PART OR ANY SERVICES PROVIDED BY LESSOR UNDER THE LEASE, INCLUDING (BUT NOT LIMITED TO) THE TITLE, DESCRIPTION, AIRWORTHINESS, COMPLIANCE WITH SPECIFICATIONS, OPERATION, MERCHANTABILITY, QUALITY, FREEDOM FROM INFRINGEMENT OF PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, VALUE,

DURABILITY, DATE PROCESSING, CONDITION, OR DESIGN, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO ANY OTHER MATTER WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE) WITH RESPECT TO THE AIRCRAFT, ANY ENGINE OR ANY PART OR ANY SERVICES PROVIDED BY LESSOR UNDER THE LEASE; AND

(b)	LESSOR SHALL NOT HAVE ANY OBLIGATION OR LIABILITY WHATSOEVER TO LESSEE (WHETHER ARISING IN CONTRACT OR IN TORT, AND WHETHER ARISING BY REFERENCE TO NEGLIGENCE, MISREPRESENTATION OR STRICT LIABILITY OF LESSOR OR OTHERWISE) FOR:

(i)	ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR ANY ENGINE OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION THEREWITH (EXCEPT FOR DIRECT DAMAGES DUE TO LESSOR’S BREACH AS AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 4.4 OR 7.1 HEREOF);

(ii)	THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY RISKS RELATING THERETO;

(iii)	ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR ANY OTHER DIRECT (EXCEPT FOR DIRECT DAMAGES DUE TO LESSOR’S BREACH AS AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 4.4 OR 7.1 HEREOF), INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE; OR

(iv)	THE DELIVERY, OPERATION, SERVICING, MAINTENANCE, REPAIR, IMPROVEMENT OR REPLACEMENT OF THE AIRCRAFT, ANY ENGINE OR ANY PART.

16.2	Waiver

EXCEPT FOR CONDITIONS, WARRANTIES OR RIGHTS EXPRESSLY PROVIDED IN THE LEASE, LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND LESSOR, ALL ITS RIGHTS IN RESPECT OF ANY CONDITION, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF LESSOR AND ALL CLAIMS AGAINST LESSOR HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF ANY OF THE MATTERS REFERRED TO IN SECTION 16.1.

16.3	Disclaimer of Consequential Damages

LESSEE AGREES THAT IT SHALL NOT BE ENTITLED TO RECOVER, AND HEREBY DISCLAIMS AND WAIVES ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER, FOR INTERRUPTION OF SERVICE, LOSS OF BUSINESS, LOST PROFITS OR REVENUES OR CONSEQUENTIAL DAMAGES (AS DEFINED IN SECTION 2A-520 OF THE UCC OR OTHERWISE) OR ANY SPECIAL OR INCIDENTAL OR INDIRECT DAMAGES AS A RESULT OF ANY BREACH OR ALLEGED BREACH BY LESSOR OF ANY OF THE AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF LESSOR CONTAINED IN THE LEASE (INCLUDING A BREACH BY LESSOR UNDER SECTION 4.4 OR SECTION 7.1).

16.4	Confirmation

LESSEE CONFIRMS THAT IT IS FULLY AWARE OF THE PROVISIONS OF THIS SECTION 16 AND ACKNOWLEDGES THAT RENT AND OTHER AMOUNTS PAYABLE UNDER THE LEASE HAVE BEEN CALCULATED BASED ON ITS PROVISIONS.

17.	BROKERS AND OTHER THIRD PARTIES

17.1	No Brokers

Each of the parties hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with the establishment or operation of the Lease, to any Person (other than fees payable to legal advisers or portfolio services).

17.2	Indemnity

Each party agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, reasonable legal fees and expenses) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon the Lease or the Aircraft, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its employees or agents of Section 17.1.

IN WITNESS WHEREOF, the parties hereto have executed this Common Terms Agreement on the date shown at the beginning of the document.

LESSOR:

AVIATION FINANCIAL SERVICES INC.

By:	/s/ Charles H. Meyer

Name:	Charles H. Meyer
Title:	Vice President

LESSEE:

AIRTRAN AIRWAYS, INC.

By:	/s/ Richard P. Magurno

Name:	Richard P. Magurno
Title:	Sr. Vice President, General Counsel & Secretary

- S -

SCHEDULE 1

DEFINITIONS

The following words and expressions have the respective meanings set forth below:

Act means the Federal Aviation Act of 1958, as amended, and as recodified in Title 49 of the U.S.C. pursuant to Public Law 103-272, or any similar legislation of the United States as enacted in substitution or replacement thereof.

AD Compliance Period has the meaning given in the Aircraft Lease Agreement.

Affiliate means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

After-Tax Basis means in the case of any amount payable on an “After-Tax Basis” to or for the benefit of any Person (including any amount payable pursuant to this definition), that the total amount otherwise payable will be increased so that, after deduction of the net amount of all Taxes required to be paid by such Person with respect to the receipt or accrual by it of such amount (whether such Taxes are payable in the year in which such amount is received or accrued or in one or more subsequent years), taking into account all related Tax credits and deductions (whether such Tax credits and deductions are used in the year in which such amount is received or accrued or in one or more subsequent years), the Person entitled to the payment will actually receive the amount otherwise required to be paid.

Agreed Value has the meaning given in the Aircraft Lease Agreement.

Air Authority means the FAA.

Aircraft has the meaning given in the Aircraft Lease Agreement

Aircraft Documents and Records means the documents, data and records identified in the list attached to the Certificate of Acceptance, and any other documents and records required to be maintained by Lessee in connection with Lessee’s obligations under Section 8.8, and all additions, renewals, revisions and replacements from time to time made to any of the foregoing in accordance with the Lease.

Aircraft Lease Agreement means an aircraft lease agreement entered or to be entered into between Lessor and Lessee.

Airframe means the Aircraft, excluding the Engines and Aircraft Documents and Records.

Airframe Structural Check has the meaning given in the Aircraft Lease Agreement.

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Airframe Supplemental Rent has the meaning given in the Aircraft Lease Agreement.

Airworthiness Directive means an airworthiness directive issued by the Air Authority and any service bulletin designated by the State of Design or the Air Authority as “mandatory”.

Annual Supplemental Rent Adjustment has the meaning given in the Aircraft Lease Agreement.

Appraisal Procedure means the following procedure for determining the “fair market rental value” of the Aircraft pursuant to Section 13 of the CTA: (a) Lessor shall select an independent, qualified aircraft appraiser in its sole and absolute discretion who shall make a determination of “fair market rental value” of the Aircraft; and (b) the reasonable fees and expenses of such appraiser shall be paid by Lessee. “Fair market rental value” shall mean the value determined by an appraisal completed on an “as-is” and “where-is” basis.

APU means the auxiliary power unit installed on the Aircraft on the Delivery Date and any replacement auxiliary power unit installed on the Aircraft and title to which is transferred to Owner in accordance with the Lease.

APU Supplemental Rent has the meaning given in the Aircraft Lease Agreement.

Assumed Ratio has the meaning given in the Aircraft Lease Agreement.

Assumed Utilization has the meaning given in the Aircraft Lease Agreement.

Assumed Utilization Adjustment Threshold has the meaning given in the Aircraft Lease Agreement.

Assignment means the Assignment, Assumption and Release Agreement to be entered into between Lessor and the assignee named therein in connection with a Transfer in compliance with Section 14.2 of the CTA, in substantially the form of Schedule 13.

Business Day means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or Orlando, Florida are authorized or required by Law to be closed.

“C” Check means a “C” check in accordance with the Lessee’s Maintenance Program (and the Manufacturer’s Maintenance Planning Document, to the extent Lessee’s Maintenance Program does not conform to the requirements of the Manufacturer’s Maintenance Planning Document) in effect on the relevant date.

Certificate of Acceptance means a certificate of acceptance in the form of Schedule 5.

Certificated Air Carrier means any Person (except the United States Government) that is a “citizen of the United States of America” (as defined in Section 40102 of Title 49 of the U.S.C.) and holding a Certificate of Public Convenience and Necessity issued under Section 41102 of

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Title 49 of U.S.C. by the Department of Transportation or any predecessor or successor agency thereto, and an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 of U.S.C. or, in the event such certificates shall no longer be applicable, any Person (except the United States Government) that is a citizen of the United States (as defined in Section 40102 of Title 49 of the U.S.C.) and legally engaged in the business of transporting for hire passengers or cargo by air predominantly to, from or between points within the United States of America, and, in either event, operating commercial jet aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo, which also is certificated so as to entitle Lessor, as a lessor, to the benefits of Section 1110 of Title 11 of U.S.C. with respect to the Aircraft assuming such benefits are then available to lessors under Law.

Common Terms Agreement or CTA has the meaning given in the heading hereof.

Conditions Precedent means the conditions specified in Schedule 3.

CSO means Cycles since overhaul.

Cycle means one take-off and landing of the Aircraft.

Damage Notification Threshold has the meaning given in the Aircraft Lease Agreement.

Deductible Amount has the meaning given in the Aircraft Lease Agreement.

Default means any Event of Default or any event or circumstance that, with the giving of notice and/or lapse of time and/or determination of materiality and/or fulfillment of any other condition, would constitute an Event of Default.

Defect means any defect, discrepancy or non-conformity with the Delivery Condition Requirements notified by Lessee to Lessor during the Pre-Delivery Procedure.

Delivery means delivery of the Aircraft by Lessor to Lessee under the Lease.

Delivery Condition Requirements has the meaning given in the Aircraft Lease Agreement.

Delivery Date means the date on which Delivery occurs.

Delivery Location has the meaning given in the Aircraft Lease Agreement.

Deposit has the meaning given in the Aircraft Lease Agreement.

Discount Rate has the meaning given in the Aircraft Lease Agreement.

Dollars and $ means the lawful currency of the United States of America.

Early Termination Date, if applicable, has the meaning given in the Aircraft Lease Agreement.

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Engine means, whether or not installed on the Aircraft:

(a)	each engine of the manufacture and model specified in the Aircraft Lease Agreement for the Aircraft which Lessor offers to Lessee for delivery with the Airframe on the Delivery Date, such engines being described as to serial numbers on the Certificate of Acceptance; and

(b)	any Replacement Engine, with effect from the time when title thereto has passed to Owner in accordance with the Lease;

and in each case includes all modules and Parts from time to time belonging to or installed in that engine but excludes any properly replaced engine, title to which should have passed to Lessee pursuant to the Lease.

Engine Agreed Value has the meaning given in the Aircraft Lease Agreement.

Engine Cycle means operation of an engine on an aircraft from and including a take-off to and including the landing of that aircraft.

Engine Event of Loss means the occurrence, with respect to the Engine only, whether or not installed on the Airframe, of any of those events described in the definition of Event of Loss.

Engine Flight Hour means each hour or part thereof an Engine is operated, elapsing from the moment the wheels of an aircraft on which such Engine is installed leave the ground until the wheels of such aircraft next touch the ground.

Engine LLP Replacement has the meaning given in Section 7.2(b).

Engine LLP Supplemental Rent has the meaning given in the Aircraft Lease Agreement.

Engine Refurbishment has the meaning given in the Aircraft Lease Agreement.

Engine Supplemental Rent has the meaning given in the Aircraft Lease Agreement.

Engine Thrust Setting has the meaning given in the Aircraft Lease Agreement.

Equipment Change has the meaning given in Section 8.12.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any event or condition specified in Schedule 9.

Event of Loss means with respect to the Aircraft (including for the purposes of this definition the Airframe):

(a)	the actual or constructive, compromised, arranged or agreed total loss of the Aircraft; or

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(b)	the Aircraft being destroyed, damaged beyond economic repair or permanently rendered unfit for normal use by Lessee; or

(c)	the Aircraft being condemned, confiscated or requisitioned for title, or title to the Aircraft being otherwise compulsorily acquired by the government of the State of Registry or any other Government Entity, in each case for more than ninety (90) days; or

(d)	the Aircraft disappearing, being hijacked, stolen, detained, seized or requisitioned for use or hire for the lesser of (i) a period of more than ninety (90) days or (ii) a period equal to or exceeding the remaining balance of the Term; or

(e)	as a result of any rule, regulation, order or other action by the Air Authority, the use of the Aircraft by Lessee or any sublessee or Permitted Sub-Lessee shall have been prohibited for a period of one hundred eighty (180) days, unless Lessee or a sublessee or Permitted Sub-Lessee is diligently attempting to remove the cause of such prohibition, in which case the period shall be extended to three hundred sixty-five (365) days. Notwithstanding the preceding clause (d), requisition for use by the United States government shall not be deemed an Event of Loss unless it extends beyond the Expiry Date.

Expiry Date means the Scheduled Expiry Date or, if extended pursuant to the Lease, the Extended Expiry Date, or, if reduced pursuant to the Lease, the Early Termination Date, or, if earlier than any of the foregoing, (i) the date when Lessor acting in accordance with the provisions of the Lease, terminates the leasing of the Aircraft to Lessee under the Lease, or (ii) subject to the provisions of Section 11.1 and 11.2, the date when Lessor receives the Agreed Value together with any other amounts then due and unpaid under the Lease and the Other Agreements following an Event of Loss; provided that if the Term is extended pursuant to Section 12.2, the Expiry Date shall be extended to the date to which the Term is extended pursuant to Section 12.2.

Extended Expiry Date, if applicable, has the meaning given in the Aircraft Lease Agreement.

FAA means the Federal Aviation Administration of the United States of America and any successor thereof.

FAR means the Federal Aviation Regulations set forth in Title 14 of the United States Code of Federal Regulations, as amended and modified from time to time.

Final Delivery Date has the meaning given in the Aircraft Lease Agreement.

Final Inspection has the meaning given in Section 1.1 of Schedule 6.

Financial Indebtedness means any indebtedness in respect of:

(a)	moneys borrowed or raised;

(b)	any liability under any debenture, bond, note, loan stock, acceptance, documentary credit or other security;

(c)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession (exclusive of trade payables); or

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(d)	any guarantee, indemnity or similar assurance against financial loss of any Person in respect of amounts referenced in clauses (a), (b) and (c) above.

Financial Information means:

(a)	if requested by Lessor, the consolidated management accounts of each of Lessee and Guarantor (in Dollars, and comprising a balance sheet and profit and loss statement and cash flow statements, as well as operational statistics for available seat miles, revenue passenger miles and total passengers) in English prepared for the most recent previous fiscal quarter certified by a qualified financial officer of each of Lessee and Guarantor as fairly presenting its financial condition and results of operation in accordance with GAAP (subject to year-end adjustments); and

(b)	as soon as published but not in any event later than 120 days after the last day of each fiscal year of each of Lessee and Guarantor, the audited consolidated financial statements of each of Lessee and Guarantor (consisting of a balance sheet and statements of operations and of retained earnings and cash flows), prepared for the fiscal year then most recently ended certified by the independent auditors of each of Lessee and Guarantor without qualification.

Financing Documents means any mortgage, lease assignment, loan agreement, conditional sale agreement, head lease or any other documents entered into by Lessor or Owner with any Financing Party in connection with Lessor’s or Owner’s financing of the Aircraft.

Financing Parties means any Person or Persons from time to time notified by Lessor to Lessee as providing finance, or participating in a transaction providing finance, to Lessor or Owner in respect of its acquisition, ownership or leasing of the Aircraft, whether by way of loan, superior lease or otherwise.

Financing Parties’ Representative means any one or more Financing Parties from time to time notified to Lessee as being the Financing Parties’ Representative.

Financing Statements means Uniform Commercial Code Financing Statements in respect of the Lease and the Aircraft and Engines leased thereunder prepared in a form acceptable for filing with the applicable Government Entities in the State of Incorporation.

Flight Hour means each hour or part thereof elapsing from the moment the wheels of the Aircraft leave the ground on take off until the wheels of the Aircraft next touch the ground.

FOD means foreign object damage.

GAAP means generally accepted accounting principles in the United States.

GE Capital means General Electric Capital Corporation.

GECAS means either or both of GE Capital Aviation Services, Limited and GE Capital Aviation Services, Inc.

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Geneva Convention means the Convention for the International Recognition of Rights in Aircraft, signed (ad referendum) at Geneva, Switzerland, on June 19, 1948, and amended from time to time, but excluding the terms of any adhesion thereto or ratification thereof containing reservations to which the United States of America does not accede.

Governing Law means the Laws of the State of New York, United States of America, as applied to contracts to be performed wholly within the State of New York (exclusive of Section 7-101 of the New York General Obligations Law which is inapplicable to this CTA).

Government Entity means:

(a)	any national government, political subdivision thereof, or local jurisdiction therein;

(b)	any instrumentality, board, commission, court, or agency of any of the above, however constituted; and

(c)	any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

Guarantee means, if applicable, a guarantee in the form of Schedule 10 from Guarantor if such guarantee is required by the Aircraft Lease Agreement; and references to the Guarantee include references to any replacement or re-issued guarantee.

Guarantor means, if applicable, the Person identified as such in the Aircraft Lease Agreement.

Habitual Base has the meaning given in the Aircraft Lease Agreement.

Indemnitee has the meaning given in the Aircraft Lease Agreement.

Insurance means insurance in respect of the Aircraft required by Section 9 and Schedule 7.

Interest Rate has the meaning given in the Aircraft Lease Agreement.

Landing Gear means the landing gear assembly of the Aircraft excluding any rotable components.

Landing Gear Supplemental Rent has the meaning given in the Aircraft Lease Agreement.

Law means and includes (a) any statute, decree, constitution, regulation, order, judgment or other legally binding directive of any Government Entity; (b) any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (c) any legally binding judicial or administrative interpretation or application of any Law described in (a) or (b) above by a court or administrative agency of competent jurisdiction; and (d) any amendment or revision of any Law described in (a), (b) or (c) above.

LC Amount has the meaning given in the Aircraft Lease Agreement.

Lease has the meaning given in the Aircraft Lease Agreement.

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Lease Supplement means any Lease Supplement executed and delivered with respect to the Lease.

Lease Supplement No. 1 means a Lease Supplement No. 1 substantially in the form of Schedule 14.

Lessee means the Person named as Lessee in the applicable Aircraft Lease Agreement.

Lessee Affiliate means any Subsidiary or other Affiliate for the time being of Lessee.

Lessee Conditions Precedent means the conditions specified in Part B of Schedule 3.

Lessee’s Maintenance Program means the Maintenance Program, as at the date of the Aircraft Lease Agreement, specifically approved by the Air Authority for Lessee’s maintenance of the Aircraft and as the same may thereafter be modified from time to time by Lessee in accordance with the rules and regulations of the Air Authority.

Lessor means the Person named as Lessor in the Aircraft Lease Agreement.

Lessor Conditions Precedent means the conditions specified in Part A of Schedule 3.

Lessor Lien means any Security Interest whatsoever from time to time created by Lessor or Owner in connection with the financing of the Aircraft and any other Security Interest in the Aircraft which results from acts of or claims against Lessor or Owner (or any Person claiming by, through or under Lessor) not related to the transactions contemplated by or permitted under the Lease.

Lessor/Owner Tax Jurisdiction has the meaning given in the Aircraft Lease Agreement.

Lessor Taxes means Taxes for which Lessee is not obligated to indemnify Lessor and/or Owner and/or a Financing Party as provided in Section 5.7(c).

Letter of Credit means any letter of credit issued in relation to the Lease pursuant to Section 5.14 and any replacement or renewal of that letter of credit.

Losses means any and all reasonable costs and expenses (including any and all reasonable legal fees and expenses and the fees and expenses of other professional advisers), claims, proceedings, losses, liabilities, obligations, damages (whether direct, indirect, special, incidental or consequential), suits, judgments, fees, penalties or fines (whether criminal or civil) of any kind or nature whatsoever, including any of the foregoing arising or imposed with or without any Indemnitee’s fault or negligence, whether passive or active or under the doctrine of strict liability.

Maintenance Contributions means, as and if applicable, all amounts payable by Lessor pursuant to Section 7.2.

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Maintenance Performer means such Person as is approved by the FAA to perform maintenance and/or modification services on commercial aircraft and/or commercial aircraft engines, which Person shall have recognized standing and experience, suitable facilities and equipment to perform such services on aircraft and/or engines of the same or improved model as the Aircraft or, in the case of engines, the Engines.

Maintenance Program means an Air Authority approved maintenance program for the Aircraft in accordance with the Manufacturer’s and/or the OEM’s specifications, requirements, service bulletins, planning documents, maintenance manuals and documents and encompassing scheduled maintenance (including block maintenance), condition-monitored maintenance, and/or on-condition maintenance of Airframe, Engines and Parts, including servicing, testing, preventive maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, service bulletins, engineering orders, airworthiness directives, corrosion control, inspections and treatments.

Major Checks means any C check, multiple C check or heavier check (including structural inspections and CPCP) recommended for commercial aircraft of the same model as the Aircraft by its manufacturer (however denominated) as set out in the Lessee’s Maintenance Program.

Major Maintenance Program Revision means a change from an MSG-2 to an MSG-3 program, a change from a block to a phased program and any other major change to Lessee’s Maintenance Program of a similar nature.

Manufacturer has the meaning given in the Aircraft Lease Agreement.

Manufacturer’s Maintenance Planning Document means the recommended maintenance program for the Aircraft issued by the Manufacturer as in effect at the time of any applicable determination.

Minimum APU Limit has the meaning given in the Aircraft Lease Agreement.

Minimum Component Calendar Life has the meaning given in the Aircraft Lease Agreement.

Minimum Component Cycles has the meaning given in the Aircraft Lease Agreement.

Minimum Component Flight Hours has the meaning given in the Aircraft Lease Agreement.

Minimum Engine Cycles has the meaning given in the Aircraft Lease Agreement.

Minimum Engine LLP Cycles has the meaning given in the Aircraft Lease Agreement.

Minimum Engine Flight Hours has the meaning given in the Aircraft Lease Agreement.

Minimum Landing Gear Calendar Time has the meaning given in the Aircraft Lease Agreement.

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Minimum Landing Gear Cycles has the meaning given in the Aircraft Lease Agreement.

Minimum Landing Gear Flight Hours has the meaning given in the Aircraft Lease Agreement.

Minimum Liability Coverage has the meaning given in the Aircraft Lease Agreement.

Nameplate Inscription means the inscription to be included on the Nameplates as requested by Lessor from time to time.

Nameplates means the fireproof plates to be installed on the Aircraft in accordance with Section 8.6(a).

OEM means, in relation to any Part, the original equipment manufacturer of such Part.

Other Agreements means any lease, financing or purchase agreement in respect of aircraft or engines, or any maintenance cost per hour agreement or spare parts related lease or financing agreement from time to time entered into between Owner (or any Affiliate of Owner) and/or Lessor (or any Affiliate of Lessor), on the one hand, and Lessee (or any Lessee Affiliate), on the other hand.

Owner has the meaning given in the Aircraft Lease Agreement.

Part means, whether or not installed on the Aircraft:

(a)	any module, component, furnishing or equipment (other than a complete Engine or engine) incorporated or installed in or attached to or furnished with the Aircraft on the Delivery Date or thereafter if paid for or otherwise provided by or on behalf of Lessor; and

(b)	any other module, component, furnishing or equipment (other than a complete Engine or engine), with effect from the time when title thereto has passed to Owner pursuant to the Lease;

but excludes any such items title to which has passed to Lessee pursuant to the Lease.

Part 36 or FAR Part 36 means Part 36 of the FAR, as amended or modified from time to time.

Part 121 or FAR Part 121 means Part 121 of the FAR, as amended or modified from time to time.

Permitted Lien means:

(a)	any lien for Taxes not assessed or, if assessed, not yet due and payable, or being diligently contested in good faith by appropriate proceedings;

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(b)	any lien of a repairer, mechanic, hangar-keeper or other similar lien arising in the ordinary course of business by operation of Law in respect of obligations which are not overdue or are being diligently contested in good faith by appropriate proceedings;

(c)	any Lessor Lien; and

(d)	the rights of others under any sub-lease or arrangements to the extent expressly permitted under Section 8.4.

but only if (in the case of both (a) and (b)) (i) adequate reserves have been provided by Lessee for the payment of such Taxes or obligations; and (ii) such proceedings, or the continued existence of the lien, do not give rise to any material risk of any sale, forfeiture or other loss of the Aircraft or any interest therein or any risk of criminal liability on the part of Lessor or Owner.

Permitted Sub-Lease means any sub-lease of the Aircraft to a Permitted Sub-Lessee which meets all of the conditions specified in Section 8.4(b).

Permitted Sub-Lessee means (a) a Certificated Air Carrier that (1) is paying its debts as they become due, (2) is not subject to any bankruptcy, insolvency or similar proceedings, and has not announced that any such proceedings are under consideration, and (3) is not in default in any material obligations owing to Lessor or any Lessor Affiliate, and (4) has no pending request for, and is not in discussions with Lessor or a Lessor Affiliate concerning, a rescheduling of rent or other payment obligations to Lessor or any Lessor Affiliate, and (b) any Person as to which Lessor given its prior written consent in accordance with Section 8.4(a)(i).

Person means any individual person, any form of corporate or business association, trust, Government Entity, or organization or association of which any of the above is a member or a participant.

Pre-Approved Bank has the meaning given in the Aircraft Lease Agreement.

Pre-Delivery Procedure means the procedure leading to Delivery as specified in Schedule 4.

Purchase Price has the meaning given in the Aircraft Lease Agreement.

Redelivery Check has the meaning given in the Aircraft Lease Agreement.

Redelivery Location has the meaning given in the Aircraft Lease Agreement.

Regulations means, in the case of Lessee, any Law or regulation, or any official directive, recommendation or mandatory requirement having the force of law or any material contractual undertaking, or airworthiness requirements or limitations which applies to Lessee or the Aircraft and, in the case of Lessor, any Law or regulation, or any official directive or recommendation or mandatory requirement which applies to Lessor, Owner, Financing Parties’ Representative or GECAS.

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Rent means all amounts payable pursuant to Section 5.3.

Rental Period means each period ascertained in accordance with Section 5.2.

Rent Commencement Date means the date on which Lessor tenders the Aircraft for Delivery to Lessee under and in accordance with Sections 3.1 and 4.3(a), or under and in accordance with Section 4.1(b)(ii).

Rent Date means the first day of each Rental Period.

Replacement Engine means an “Engine” that has duly replaced an “Engine” in accordance with the requirements of Section 8.11(b).

Required EGT Margin has the meaning given in the Aircraft Lease Agreement.

Required LC Expiry Date means the date being thirty-one (31) days after the Expiry Date.

Return Occasion means the date on which the Aircraft is redelivered to Lessor in accordance with Section 12.

Scheduled Delivery Date means the date specified therefore in the Aircraft Lease Agreement or, if no such date is specified, the date notified by Lessor pursuant to and in accordance with Section 4.1(a).

Scheduled Delivery Month means the month specified therefore in the Aircraft Lease Agreement, if such month is so specified.

Scheduled Expiry Date has the meaning given in the Aircraft Lease Agreement.

Security Assignment has the meaning given in Section 14.2.

Security Interest means any mortgage, chattel mortgage, security interest, charge, pledge, lien, conditional sale agreement, title retention agreement, equipment trust agreement, encumbrance, assignment, hypothecation, right of detention or any other agreement or arrangement having the effect of conferring security.

Significant Default means (a) any Default which, with the giving of notice and/or lapse of time, would constitute any of the Events of Default referred to in paragraphs (a), (d), (e) or (h) or clause (i) of paragraph (j) of Schedule 9, or (b) the failure at the relevant time of any Guarantee required pursuant to Section 5.15 hereof to remain, in any material respect, in full force and effect.

SRM has the meaning given in the introductory paragraph to Schedule 6.

State of Design means the state having jurisdiction over the Person responsible for the type design of the Aircraft or any Engine or Part.

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State of Incorporation means the state of organization of Lessee as identified in the heading of the Aircraft Lease Agreement.

State of Registry has the meaning given in the Aircraft Lease Agreement.

Subsidiary means:

(a)	in relation to any reference to financial statements, any Person whose financial statements are consolidated with the accounts of Lessee in accordance with GAAP; or

(b)	for any other purpose, an entity from time to time of which another has direct or indirect control or owns directly or indirectly more than fifty percent (50%) of the voting share capital.

Supplemental Rent has the meaning given in the Aircraft Lease Agreement.

Taxes means any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees and other governmental charges of all kinds (including without limitation any value added or similar tax and any stamp, documentary, license, registration or similar fees or tax), imposed by a Government Entity, together with any penalties, fines, surcharges and interest thereon and any additions thereto.

Tax Indemnitee has the meaning given in the Aircraft Lease Agreement.

Transaction Agreements means each of the twenty-four (24) Aircraft Leases dated the date hereof, each Guarantee relating to one or more Aircraft Leases, each of the six (6) engine lease agreements dated the date hereof between AirTran, as lessee, and AFSI, as lessor, each guarantee dated the date hereof and issued by the Guarantor with respect to each of such engine lease agreements, that certain Master Engine Sale and Lease Agreement dated the date hereof between AirTran, as seller, and AFSI, as buyer, and each of those two (2) certain Aircraft Sale and Lease Agreements dated the date hereof between AirTran, as seller, and an Affiliate of AFSI, as buyer.

Technical Report means a monthly report of the Flight Hours, Cycles, Engine Flight Hours and Engine Cycles operated by the Airframe and Engines in respect of each calendar month in the form reasonably required by Lessor.

Term means the period commencing on the Delivery Date and ending on the Expiry Date.

Transfer has the meaning set forth in Section 14.2.

TSO means time (in Flight Hours) since overhaul.

UCC means the Uniform Commercial Code as in effect in the State of New York.

Unforeseen Event means any of the following events not occasioned by the willful misconduct or intentional breach of Lessor, Owner or an Affiliate of either (excluding for this purpose any such Affiliate in its capacity as a manufacturer or service provider) and arising from any cause

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beyond the reasonable control of Lessor, Owner or an Affiliate thereof (excluding for this purpose any such Affiliate in its capacity as a manufacturer or service provider), including without limitation:

(a)	war, civil disturbance or act of any Government Entity;

(b)	natural disaster or any other act of God;

(c)	any Law of, or any allocation or other action by, a Government Entity or any unexpected shortage of labor, materials or facilities affecting the Aircraft;

(d)	any damage or Defect;

(e)	labor disputes;

(f)	breach of contract by any Person (other than Lessor), or other failure to deliver or redeliver the Aircraft by any Person (whether or not a breach) with possession or control of the Aircraft (other than by Lessor, if it has possession and control of the Aircraft), any seller of the Aircraft and any breach by any seller or failure to cooperate by any seller, or any “excusable” or “inexcusable” delay under any purchase agreement for the Aircraft, or any purchase agreement for the Aircraft terminating prior to Delivery due to a party other than Lessor, Owner or an Affiliate of Lessor or Owner terminating such agreement or due to Lessor, Owner or an Affiliate of Lessor or Owner terminating such agreement in connection with the breach of such agreement by the other party thereto;

(g)	delays in obtaining the Aircraft or any equipment or services for the Aircraft;

(h)	any delay due to Air Authority certifications; or

(i)	any other cause beyond the control of Lessor.

United States or US means the United States of America.

U.S.C. means the United States Code.

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SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

1.1	Lessee’s Representations and Warranties

Lessee’s representations and warranties to Lessor are as follows:

(a)	Status: It is duly organized, validly existing and in good standing in its State of Incorporation.

(b)	Non-Conflict: Execution, delivery and performance of the Lease do not contravene or breach in any material respect (i) any Regulation applicable to Lessee, (ii) the constitutional documents of Lessee, or (iii) any material agreement to which Lessee is a party or which is binding on Lessee or any of its assets.

(c)	Power and Authority: It has all corporate and other power and authority to execute, deliver and perform the Lease, and the Lease has been duly authorized, executed and delivered by Lessee.

(d)	Legal Validity: Its obligations under the Lease are legal, valid, binding and enforceable against Lessee in accordance with their terms, except as may be limited or affected by bankruptcy, insolvency and other similar laws affecting the rights of creditors or lessors generally and by general principles of equity.

(e)	No Event of Default: No Event of Default has occurred and is continuing or would occur because of Delivery.

(f)	Litigation: It is not involved in any litigation or other dispute that reasonably would be expected materially and adversely to affect its financial condition or its ability to perform its obligations under the Lease.

(g)	Financial Information: The audited consolidated financial statements most recently delivered to Lessor:

(i)	have been prepared in accordance with GAAP; and

(ii)	present fairly in accordance with GAAP the financial condition and results of operations of each of Lessee and Guarantor as at the date thereof and for the period then ending.

(h)	Full Disclosure: Neither the audited financial statements referred to in paragraph (g) nor any other financial, operational or credit related information provided in writing to Lessor by Lessee for the purposes of the Lease contains as of the date thereof any untrue statement of a material fact.

(i)	Location: Lessee is “located” (as that term is defined in Article 9 of the UCC) in the jurisdiction of its organization as set forth in the heading of the Aircraft Lease Agreement; and the records of the Lessee concerning the Aircraft are maintained at its chief executive office address which is also set forth in the heading of the Aircraft Lease Agreement or at the Habitual Base of the Aircraft.

(j)	Certificated Air Carrier: Lessee is a Certificated Air Carrier and Lessor, as lessor of the Aircraft to Lessee, is entitled to the benefits of Section 1110 of Title 11 of the U.S.C. with respect to the Aircraft.

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(k)	Citizen of the United States: Lessee is a “citizen of the United States” as defined in Section 40102 of Title 49 of the U.S.C.

(l)	ERISA: Lessee is not engaged in any transaction in connection with which it could be subjected to either a civil penalty assessed pursuant to Section 502 of ERISA or any tax imposed by Section 4975 of the Internal Revenue Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by Lessee to be incurred with respect to any employee pension benefit plan (as defined in Section 3 of ERISA) maintained by Lessee or by any trade or business (whether or not incorporated) which together with Lessee would be treated as a single employer under Section 4001 of ERISA and Section 414 of the Internal Revenue Code; there has been no reportable event (as defined in Section 4043(b) of ERISA) with respect to any such employee pension benefit plan; no notice of intent to terminate any such employee pension benefit plan has been filed or is expected to be filed, nor has any such employee pension benefit been terminated; no circumstance exists or is anticipated that constitutes or would constitute grounds under Section 4042 of ERISA for the Pension Benefit Guaranty Corporation to institute proceedings to terminate, or to appoint a trustee to manage the administration of, such an employee pension benefit plan; and no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived, exists with respect to any such employee pension benefit plan.

(m)	Material Adverse Change: Since the date of the financial statements most recently provided to Lessor on or prior to the date of the Aircraft Lease Agreement, there has been no change in the financial condition or operations of Lessee or Guarantor that would materially adversely affect the ability of (x) Lessee to comply with its obligations under the Lease or (y) Guarantor to comply with its obligations under the Guarantee, and except as disclosed to Lessor in writing, there has been no material adverse change in the financial condition or operations of Lessee or Guarantor.

(n)	Taxes: Lessee has filed or delivered all necessary returns due to the tax authorities in the State of Incorporation, the State of Registry and the Habitual Base and paid all amounts shown thereon the failure of which to so file, deliver or pay would result in a Tax or other penalty that would materially adversely affect the ability of Lessee to comply with its obligations under the Lease.

1.2.	Lessor’s Representations and Warranties

Lessor’s representations and warranties to Lessee are as follows:

(a)	Status: It is duly organized, validly existing and in good standing in its jurisdiction of organization.

(b)	Non-Conflict: Execution, delivery and performance of the Lease do not contravene or breach in any material respect (i) any Regulation applicable to Lessor, (ii) the constitutional documents of Lessor, or (iii) any material agreement to which Lessor is a party or which is binding on Lessor or any of its assets.

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(c)	Power and Authority: It has all corporate and other power and authority to execute, deliver and perform the Lease, and the Lease has been duly authorized, executed and delivered by Lessor.

(d)	Legal Validity: Its obligations under the Lease are legal, valid, binding and enforceable against Lessor in accordance with their terms, except as may be limited or affected by bankruptcy, insolvency and other similar laws affecting the rights of creditors or lessors generally and by general principles of equity.

(e)	Citizen of the United States: Owner is a “citizen of the United States” as defined in Section 40102 of Title 49 of the U.S.C.

(f)	Title; No Liens: On the Delivery Date, Owner will have good and valid title to the Aircraft and Lessor will have such interest in the Aircraft as shall entitle it to lease the Aircraft to Lessee under, and otherwise perform the obligations of Lessor under, the Lease, and any Transfer or Security Assignment made by Lessor or Owner in relation to the Aircraft shall have been made in compliance with Sections 14.2 and 14.3 hereof.

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SCHEDULE 3

CONDITIONS PRECEDENT

Part A – Lessor Conditions Precedent

On or before the Scheduled Delivery Date, Lessee shall comply with the Conditions Precedent set out below by ensuring that Lessor receives the following documents and by taking the actions described below, in each case in a manner reasonably satisfactory to Lessor. All documents delivered to Lessor pursuant to this Schedule 3 will be in English, or if not in English, will be accompanied by a certified English translation:

1.	Conditions Precedent to be Satisfied by Lessee

(a)	Opinion: an original, signed opinion substantially in the form of Schedule 8-A will be issued on the Delivery Date by Lessee’s legal counsel with respect to the Laws of the State of New York, the state of the location of Lessee’s chief executive offices and the State of Incorporation;

(b)	Approvals/Filings: all approvals, licenses and consents which may be required in relation to, or in connection with the performance by Lessee of any of its obligations under the Lease. In addition, Lessee shall satisfy Lessor that all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of the Lease and to protect the property rights of Owner in the Aircraft, any Engine or any Part;

(c)	[Intentionally Omitted]

(d)	Process Agent: a letter from the process agent appointed by Lessee in the Lease accepting that appointment;

(e)	Licenses: certified copies of Lessee’s air carrier operating certificate and evidence of authority to operate under FAR Part 121 and a Certificate of Public Convenience and Necessity issued under Section 40102 of Title 49 of U.S.C.;

(f)	Air Traffic Control: a letter from Lessee addressed to each relevant air traffic control authority pursuant to which Lessee authorizes the addressee to issue to GECAS, upon GECAS’s request from time to time, a statement of account of all sums due by Lessee to the authority in respect of all aircraft (including, without limitation, the Aircraft) operated by Lessee;

(g)	Letter of Credit (if applicable): the Letter of Credit;

(h)	UCC: Financing Statements with respect to the Lease and the Aircraft in a form reasonably acceptable to Lessor duly delivered by Lessee and duly filed in the State of Incorporation;

(i)	Acknowledgement and Agreement re Assignment (if applicable): an acknowledgement of and certain agreements with respect to the assignment by Lessor of the Lease to Owner and Financing Parties’ Representative, such

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acknowledgment to be in form and substance reasonably acceptable to Lessor and Lessee, but in any event in conformity with the respective rights and obligations of Lessee and Lessor set forth in the Lease with respect to a Security Assignment;

(j)	Payments: all sums due to Lessor under the Lease on or before the Delivery Date including the first payment of Rent and, if applicable, the balance of the Deposit;

(k)	Insurance: certificates of insurance, an opinion and undertaking from Lessee’s insurance broker in a form that evidences due compliance with the provisions of the Lease as to Insurance with effect on and after the Delivery Date;

(l)	FAA Opinion: evidence that there will be issued an opinion of counsel reasonably acceptable to Lessor who are recognized specialists with regard to FAA registration matters in a form reasonably acceptable to Lessor as to the due filing for recordation of the Lease and, if applicable, the Financing Documents (the costs for which shall be paid by Lessee, except that any incremental cost incurred in connection with filing any Financing Document or rendering any opinion related to the Financing Documents shall be paid by Lessor);

(m)	[Intentionally Omitted]

(n)	Certificate of Acceptance and Lease Supplement No. 1: each of Lease Supplement No. 1 and the Certificate of Acceptance, dated and fully completed, and executed by Lessor and Lessee and in the case of Lease Supplement No. 1, filed for recording at the FAA together with the Lease; and

(o)	General: such other documents as Lessor may reasonably request.

2.	Additional Conditions Precedent to be Satisfied by Lessee

Lessee shall comply with the following additional conditions precedent:

(a)	Representations/Warranties: the representations and warranties of Lessee in Schedule 2 shall be correct in all material respects, and would be correct in all material respects if repeated on Delivery; and

(b)	No Default: no Default shall have occurred and be continuing on Delivery or would result from the leasing at Delivery of the Aircraft to Lessee under the Lease.

Part B – Lessee Conditions Precedent

On or before the Scheduled Delivery Date, Lessor shall comply with the Conditions Precedent set out below by ensuring that Lessee receives the following documents and by taking the actions described below, in each case in a manner reasonably satisfactory to Lessee. All documents delivered to Lessor pursuant to this Schedule 3 will be in English:

(a)	Final Documents: Lessee shall receive on or before the Delivery Date for the Aircraft each of the following:

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(i)	Lease Supplement No. 1: Lease Supplement No. 1, dated and executed by Lessor and filed for recording at the FAA (together with the Lease); and

(ii)	Acknowledgement re Quiet Enjoyment: if Lessee is required to deliver an acknowledgement of or agreement with respect to the assignment by Lessor of the Lease to Owner or Financing Parties’ Representative, an agreement by each such Person (Owner, Financing Parties’ Representative or both, as the case may be) as to itself to the effect set forth in Section 7.1;

(b)	Representations/Warranties: the representations and warranties of Lessor in Schedule 2 shall be true and correct in all material respects, and would be true and correct in all material respects if repeated on Delivery;

(c)	Opinion: an original, signed opinion substantially in the form of Schedule 8-B will be issued on the Delivery Date by Lessor’s legal counsel with respect to the Laws of the State of New York and Lessor’s jurisdiction of organization;

(d)	Delivery Condition Requirements: tender by Lessor of delivery of the Aircraft when required by the Lease and in compliance with the Delivery Condition Requirements;

(e)	FAA Opinion: evidence that there will be issued an opinion of counsel reasonably acceptable to Lessee who are recognized specialists with regard to FAA registration matters in a form reasonably acceptable to Lessee as to the due filing for recordation of the Lease; and

(f)	Sales Tax Exemption Certificate: Lessor shall deliver to Lessee on or before the Delivery Date for the Aircraft a completed and signed Resale Certificate on Washington State Department of Revenue Form REV 27 (or applicable successor form) unless Lessor is not entitled to sign and deliver such form as a result of a change in Law occurring after the date of execution of the Lease.

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SCHEDULE 4

PRE-DELIVERY PROCEDURES AND DELIVERY CONDITION REQUIREMENTS

(NEW AIRCRAFT)

1.	Licenses

(a)	It is the responsibility of Lessee to obtain all licenses, permits or approvals necessary to export or transport the Aircraft from the Delivery Location.

(b)	Lessor will provide Lessee with any required data and information relating to the Aircraft or Lessor as are available to Lessor for the purposes of obtaining any such licenses, permits or approvals.

2.	Inspection

Except as otherwise provided in the Aircraft Lease Agreement:

(a)	Subject to any applicable purchase agreement, Lessee shall inspect the Aircraft (including such rights as Lessor has to be present and inspect, on an ongoing basis, the manufacture of the Aircraft and including a demonstration flight which shall be undertaken for the benefit of Lessee at no expense to Lessee with up to four (4) representatives of Lessee on the Aircraft as observers) to determine whether the Aircraft fulfills the Delivery Condition Requirements.

(b)	If Lessee’s inspection of the Aircraft shows that the Aircraft does not fulfill the Delivery Condition Requirements, Lessor, at its cost and expense, will correct any Defects and make the Aircraft available for re-inspection by Lessee provided that, in Lessor’s reasonable and good faith opinion, it is not commercially impracticable or prohibitively expensive to correct the Defect.

(c)	If Lessor notifies Lessee that it does not intend to correct the Defect, either party may terminate the Lease.

If the Aircraft has been purchased from Lessee (or a Lessee Affiliate) by Owner and immediately leased back by Lessor to Lessee, then in respect of the leasing of the Aircraft (i) the provisions of this Section 2 shall not apply, (ii) Section 5.7(c)(iv) of the CTA shall be deleted in its entirety and replaced with the following: “(iv) a Tax imposed with respect to the period, or an event occurring, after the expiration or termination of the Lease (other than a termination by exercise of remedies in accordance with Section 13.2 after the occurrence of an Event of Default), the return or purchase of the Aircraft by Lessee and the payment by Lessee of all amounts payable by it under the Lease, except, in any case, to the extent such Tax arises from an event occurring or circumstance existing during the Term or is otherwise imposed with respect to the Term”, and (iii) Section 10.1(c)(iv) of the CTA shall be deleted in its entirety and replaced with the following: “[Intentionally Omitted]”.

3.	Indemnity

Lessee is responsible for and will indemnify each Indemnitee against all Losses arising from death or injury to any observer, representative or any employee of Lessee in connection with the Lessee’s inspection of the Aircraft whether or not such Losses arise out of or are attributable to any act or omission, negligent or otherwise, of any Indemnitee, except to the extent arising from the gross negligence or willful misconduct of any Indemnitee.

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SCHEDULE 5

CERTIFICATE OF ACCEPTANCE

(NEW AIRCRAFT)

This Certificate of Acceptance is delivered on the date set out below by              (“Lessee”) to              (“Lessor”) pursuant to the Aircraft Lease Agreement dated              between Lessor and Lessee (the “Lease”). The capitalized terms used in this Certificate shall have the meaning given to such terms in the Lease unless otherwise indicated.

DETAILS OF ACCEPTANCE

Lessee hereby confirms to Lessor that Lessee has at [    ] o’clock on this              day of             , at              , technically accepted the following, in accordance with the provisions of the Lease:

             Aircraft, Manufacturer’s Serial Number             ;

             Engines:

Engine Number	Manufacturer’s Serial Number

1              ; and

2              ;

Fuel Status: Kilos/lbs              ; and

APU: Manufacturer’s Serial Number                 .

Loose Equipment Check List: in accordance with the list signed by Lessor and Lessee and attached hereto.

Aircraft Documents and Records: in accordance with the list signed by Lessor and Lessee and attached hereto.

LOPA drawing attached.

HOURS AND CYCLES DATA (as of Delivery Date)

Airframe:

Time Since New:                                 Cycles Since New:

Landing Gear (Main and Nose)

Time Since New:                                 Cycles Since New:

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Engines

Position Left Hand s/no.	Time Since New:

Cycles Since New:

Position Right Hand s/no.	Time Since New:

Cycles Since New:

Auxiliary Power Unit:

Number of Flight Hours/APU Hours

(as applicable) since New:

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ACCEPTANCE:

Lessee hereby confirms that the Aircraft, Engines, Parts and Aircraft Documents and Records are technically acceptable to it, satisfy all of the Delivery Condition Requirements and are in the condition for delivery and acceptance as required under the Lease. [Insert if applicable: Notwithstanding the foregoing, Lessor agrees that following Delivery, it shall perform each of the undertakings set forth on Schedule1 hereto.]

IN WITNESS WHEREOF, Lessee and Lessor have, by their duly authorized representative, executed this Certificate of Acceptance on the date in paragraph 1 above.

LESSEE:
By:
Title:

LESSOR:
By:
Title:

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SCHEDULE 6

PROCEDURES AND OPERATING CONDITION AT REDELIVERY

On the Return Occasion the Aircraft, subject to ordinary wear and tear of a kind and to an extent consistent with similar aircraft engaged in commercial airline operations, will be redelivered to Lessor by Lessee in accordance with the procedures and in any event in the condition set out below. For the avoidance of doubt, any damage assessment and/or rectification criteria used in assessing the redelivery condition shall be as prescribed in the Manufacturer’s maintenance manual and/or the Manufacturer’s structural repair manual (“SRM”), as appropriate. Any damage outside the scope of the SRM shall require FAA 8110-3 certification or the equivalent certification by the civil aviation authority by the State of Design.

1.1	FINAL INSPECTION

Immediately prior to the Return Occasion, Lessee will make the Aircraft available to Lessor and Owner for inspection (“Final Inspection”) in order to verify that the condition of the Aircraft complies with the Lease. The Final Inspection will include, and be long enough to permit Lessor to:

(a)	inspect the Aircraft Documents and Records;

(b)	inspect the Aircraft (including an examination of such compartments and bays, which are then open in connection with any structural check or the Redelivery Check being performed by Lessee prior to return) uninstalled Parts and the APU (including a complete video borescope inspection of the APU);

(c)	inspect the Engines, including (i) a complete video borescope inspection of (A) the low pressure and high pressure compressors and (B) turbine area (including combustors) and (ii) engine condition runs (including full take-off power engine run-up performed in accordance with the performance test in the Manufacturer’s maintenance manual, and the Engines shall not exceed corrected limits for all parameters using temperature corrected charts), and power assurance runs; and

(d)	observe a two hour demonstration flight at Lessee’s cost (with up to two (2) Lessor’s and Owner’s representatives as on-board observers).

Lessor or Owner, as the case may be, is responsible for and will indemnify Lessee against all Losses arising from the death or injury to any observer or any employee of Lessor or Owner, as the case may be, in connection with the inspection of the Aircraft under this Section 1.1.

1.2	GENERAL CONDITION

The Aircraft will:

(a)	be thoroughly cleaned immediately prior to redelivery and will be in the same configuration as at Delivery subject to any post-Delivery modifications, repairs or maintenance to the Aircraft which are permitted or required by the Lease;

(b)	have installed the full complement of equipment, parts, accessories, furnishings and loose equipment as when originally delivered to Lessee (and, in addition, shall include any post-Delivery modifications, repairs or maintenance which are

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required or permitted by the Lease). The Aircraft (including the Aircraft Documents and Records) shall be in a condition suitable for immediate operations under FAR Part 121, without waiver or restriction; and if any of the engines or parts tendered for redelivery with the Aircraft is not one of the Engines or Parts referred to in the Certificate of Acceptance or a Replacement Engine installed pursuant to Section 8.11(a) following an Engine Event of Loss in respect of an Engine, Lessor shall have no obligation to accept such engine or part unless Lessee furnishes to Lessor all the documents and evidence in respect of such engine or part in accordance with Section 8.11(b), as if such engine were a Replacement Engine or such part were a replacement Part, and otherwise complies with such Section 8.11(b) with respect thereto;

(c)	have in existence a valid and effective certificate of airworthiness with respect to the Aircraft issued by the Air Authority;

(d)	comply with the manufacturer’s original specifications as at the Delivery Date, except as modified during the Term in accordance with the Manufacturer’s service bulletins or letters, Airworthiness Directives, Air Authority approved data (all of which should have supporting State of Design approval) or otherwise as permitted by the Lease;

(e)	have undergone, immediately prior to redelivery, the Redelivery Check so that all Airframe and structural inspections, including but not limited to corrosion prevention and control program inspections falling due within the “C” Check interval as defined in the Lessee’s Maintenance Program or the Manufacturer’s Maintenance Planning Document (if, and to the extent that, the Lessee’s Maintenance Program does not comply with the requirements of the Manufacturer’s Maintenance Planning Document), have been accomplished in accordance with the Lessee’s Maintenance Program and the Manufacturer’s Maintenance Planning Document;

(f)	have had accomplished all outstanding Airworthiness Directives affecting that model of Aircraft requiring compliance during the Term or within the AD Compliance Period; for this purpose, compliance shall be by terminating action if:

(i)	Lessee has complied by terminating action for other aircraft of the same model and series then operated by Lessee; or

(ii)	the latest date permitted by such Airworthiness Directive for required compliance by terminating action falls within the AD Compliance Period.

In no event shall there be any time extensions, waivers, deviations or alternative means of compliance with any Airworthiness Directives or other regulations that are non-transferable by Lessee.

(g)	have installed all applicable or have delivered vendor’s and manufacturer’s service bulletin kits received free of charge by Lessee that relate to the Aircraft and, to the extent not installed, those kits will be furnished free of charge to Lessor;

(h)	be painted in such external livery (freshly painted) as may be requested by Lessor, provided that the cost of painting such livery is similar to the cost of

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painting Lessee’s livery, such painting to include the fuselage, empennage, wings, pylons, cowlings and flight controls which shall be re-placarded and painted in accordance with standard industry practice, including any required re-balancing of flight controls and required re-weighing or recalculation of the Aircraft or the Aircraft weight;

(i)	have all signs and decals clean, secure and legible;

(j)	meet the requirements of FAR Part 36, Appendix C, Stage 3 noise compliance as in effect at the Delivery Date, without waiver or restriction;

(k)	have no open, deferred, continued, carry over, or placarded maintenance items or watch items and all log book discrepancies shall be cleared;

(l)	have had all repairs and damage requiring repetitive inspections or future upgrading repaired to a permanent repair standard such that future repetitive inspections or upgrading shall not be required; and

(m)	have all its systems serviceable and fully operational for their intended functions in accordance with the Manufacturer’s maintenance manual specifications.

1.3	COMPONENTS

(a)	Each Flight Hour and Cycle controlled Hard Time Component (other than the APU, but including the components installed on the APU) shall have not less than the Minimum Component Flight Hours and/or the Minimum Component Cycles (whichever is more restrictive) of life remaining to the next scheduled removal, in accordance with the Lessee’s Maintenance Program or the Manufacturer’s Maintenance Planning Document (to the extent that Lessee’s Maintenance Program does not comply with the Manufacturer’s Maintenance Planning Document) and shall be supported by documentation indicating date of installation and by appropriate certification documentation indicating TSO and CSO in the form of FAA form 8130-13 as applicable; for this purpose “Hard Time Component” means any component which has a limited on-wing life in accordance with the Lessee’s Maintenance Program and which can have life fully restored through appropriate maintenance;

(b)	Each calendar-limited component including safety equipment will have not less than its Minimum Component Calendar Life remaining to the next scheduled removal in accordance with the Lessee’s Maintenance Program or the Manufacturer’s Maintenance Planning Document (to the extent that Lessee’s Maintenance Program does not comply with the Manufacturer’s Maintenance Planning Document) and shall be supported by documentation indicating date of installation and by appropriate certification documentation indicating date of manufacture (where applicable) and date of overhaul in the form of FAA Form 8130-3 as applicable; for this purpose “Hard Time Component” means any component which has a limited on-wing life in accordance with the Lessee’s Maintenance Program and which can have life fully restored through appropriate maintenance;

(c)	Each “on-condition” and “condition-monitored” component will be serviceable and those components installed on the Aircraft within the last 24 months shall be supported by documentation indicating date of installation and by appropriate certification documentation such as FAA form 8130-3;

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(d)	The installed components as a group will have an average of total flight time since new of not more than that of the Airframe;

(e)	Each Airframe Life-Limited Component will have not less than the Minimum Component Flight Hours and the Minimum Component Cycles remaining to next expected removal and will be supported by certification documentation necessary to demonstrate Back-to-Birth Traceability; for this purpose “Airframe-Life Limited Component” means a component with an ultimate life which cannot be restored through appropriate maintenance; for this purpose “Back-To-Birth Traceability” means certified documentation necessary to identify precisely where, when and with which aircraft operator the expired life and previous maintenance in relation to the Airframe Life-Limited Component occurred since such Airframe Life Limited Component was new.

1.4	ENGINES

(a)	Each Engine (or a Replacement Engine as and to the extent permitted by Section 1.2(b) of this Schedule 6) will be installed on the Aircraft and comply with the following:

Each Engine will have not less than the Minimum Engine Flight Hours and Minimum Engine Cycles expected life remaining to the next expected removal and the life limited Parts shall have not less than the Minimum Engine LLP Cycles release life remaining. The expected life remaining will be determined by the inspection and checks accomplished by Lessor in accordance with the Lease which shall include the following:

(i)	full borescope inspection;

(ii)	analysis of trend data;

(iii)	sea level outside air temperature limit assessment or minimum last (10) qualifying flights (excluding the first flight of the day);

(iv)	maximum power assurance ground runs;

(v)	technical log analysis for a minimum of the previous 3 months’ of operation;

(vi)	previous shop visit assessment (if applicable); and

(vii)	reference to the manufacturer’s maintenance manual;

(b)	Following the demonstration flight provided for by Section 1.1(d) of this Schedule 6 each Engine shall have just accomplished at the Redelivery Location a complete video borescope inspection of all Engine gas path modules, which inspection shall be performed at Lessor’s expense, and a power assurance run performed at Lessee’s expense in accordance with the Lessee’s Maintenance Program or Manufacturer’s maintenance manual and any defects discovered in such inspections which exceed the Engine manufacturer’s in-service limits shall be corrected at Lessee’s expense. Lessee shall cause such borescope inspections to be performed and to be recorded on videotape by an agency selected by Lessor

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and shall provide Lessor with a copy of such videotape on the Return Occasion. No Engine shall be on “watch” for any reason requiring any special or out of sequence inspection. Each such Engine shall comply with the operations specification of Lessee without waiver or exceptions. All items beyond the Engine manufacturer’s in-service limits shall be repaired;

(c)	Each Engine Life-Limited Part will have not less than the Minimum Engine LLP Cycles remaining in accordance with the manufacturer’s then current limitations for the part number in question, and will be supported by certification documentation necessary to demonstrate back-to-birth traceability; for this purpose “Life Limited Part” means a component with an ultimate life which cannot be restored through appropriate maintenance approved by the State of Design of the manufacturer;

(d)	Each Engine will have no less than the Minimum Engine Cycles and the Minimum Engine Flight Hours before any defect, condition or restriction requires any inspection, testing, repair or replacement in accordance with the Engine manufacturer’s maintenance manual limits;

(e)	Each Engine will be in a condition to operate at a maximum rated take-off power at sea level under corner point or flat rate conditions and with the Required EGT Margin; and

(f)	Each Engine shall be rated at the Engine Thrust Setting and all redelivery conditions of this Section 1.4 are based on such Engine Thrust Setting.

1.5	FUSELAGE, WINDOWS AND DOORS

(a)	The fuselage will be free of dents and abrasions which exceed the limits specified in the Manufacturer’s maintenance manual or the SRM;

(b)	Cockpit windows will be free of delamination which exceeds the limits specified in the Manufacturer’s maintenance manual or SRM;

(c)	Cabin windows will be substantially free of blemishes and crazing and will be properly sealed;

(d)	Doors will be free moving, correctly rigged and be fitted with serviceable seals; and

(e)	Lessee will supply a dent and scratch survey with specific locations on the Return Occasion that encompasses all previously accomplished repairs and damage.

1.6	WINGS AND EMPENNAGE

(a)	Leading edges will be free from damage in excess of the limits specified in the Manufacturer’s maintenance manual or SRM; and

(b)	Unpainted surfaces of the wings and empennage will be polished.

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1.7	INTERIOR AND COCKPIT

Lessee shall ensure that any replacements, repairs or repainting which are required in accordance with the Aircraft maintenance manual are effected at Lessee’s cost.

1.8	LANDING GEAR; WHEELS AND BRAKES

(a)	The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary;

(b)	Each installed Landing Gear shall have no more Cycles accumulated than the Airframe and, in any event, shall have not less than the Minimum Landing Gear Flight Hours and the Minimum Landing Gear Cycles and the Minimum Landing Gear Calendar Time to the next expected overhaul or removal, as the case may be, in accordance with the then current Manufacturer’s Maintenance Planning Document; and

(c)	The wheels and brakes will have not less than half of their useful life remaining.

1.9	RETURN OF AUXILIARY POWER UNIT (APU)

The APU shall have just completed a borescope inspection and shall meet all air outputs and temperature limitations under load in accordance with the Lessee’s Maintenance Program and the Manufacturer’s maintenance manual, and any defects discovered in such inspection, which exceed the APU manufacturer’s in-service limits, shall be corrected at Lessee’s expense. The APU shall have not more than the Minimum APU Limit.

1.10	CORROSION

(a)	The Aircraft shall be in compliance with the Manufacturer’s corrosion prevention and control program (CPCP) requirements. All CPCP inspections which would normally be accomplished while access is provided during structural inspection in accordance with the Lessee’s Maintenance Program during the Term shall have been accomplished;

(b)	The entire fuselage will be substantially free from corrosion and will be adequately treated in accordance with Lessee’s corrosion prevention program and the Manufacturer’s Maintenance Planning Document; and

(c)	Fuel tanks will be free from contamination and corrosion and a tank treatment program will be in effect during any period of storage.

1.11	FUEL

At redelivery, Lessor will pay to Lessee or Lessee will pay to Lessor (as the case may require) a cash adjustment in respect of the difference in fuel on board at Delivery versus redelivery, at the then prevailing cost of fuel at the Redelivery Location.

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1.12	MAINTENANCE PROGRAM

(a)	Prior to the Return Occasion and upon Lessor’s or Owner’s request, Lessee will provide Lessor or Owner or its agent reasonable access to the Lessee’s Maintenance Program and the Aircraft Documents and Records in order to facilitate the Aircraft’s integration into any subsequent operator’s fleet; and

(b)	Upon redelivery of the Aircraft, Lessee will, if requested by Lessor or Owner to do so, provide a certified true current and complete copy of the Lessee’s Maintenance Program to Lessor or Owner. Lessor and any Person to whom Lessor grants access to Lessee’s Maintenance Program shall agree that it will not disclose the contents of the Lessee’s Maintenance Program to any other Person, or use, or permit to be used, Lessee’s Maintenance Program for any other purpose, except to the extent necessary to monitor Lessee’s compliance with the Lease and/or to bridge the maintenance program for the Aircraft from the Lessee’s Maintenance Program to another program after the Return Occasion.

1.13	Aircraft Documents and Records

At redelivery Lessee will return the following Aircraft Documents and Records to Lessor:

A.	Certificates

A001	Certificate of Airworthiness

A002	Current Aircraft Registration

A003	C of A for Export (if applicable)

A004	Noise Limitation Certificate (AFM page)

A005	Radio Station License

A007	Aircraft deregistration confirmation

A008	Burn Certificates – Cabin Interiors – as follows:

Certification of compliance with the fire blocking requirements as outlined in FAR Part 25 including:

-	Seat cushions*

-	Back rest cushions*

-	Dress covers*

-	Carpets

-	Curtains

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-	Interior Surfaces (if refurbished)

*	Including “in combination” burn certification

B.	Aircraft Maintenance Status Summaries

B001	Certified current Time in Service (Hours & Cycles) and maintenance status

B002	Certified status of Airworthiness Directives including method of compliance

B003	Certified status of Service Bulletin Status

B004	Certified status of SSI

B005	Certified status of CPCP (if applicable)

B006	Certified inventory of Hard Time Components (Fitted listing)

B007	Certified inventory of OC/CM Components (Fitted listing)

B008	Certified status of all non-SB and Major Modifications/STC’s including acceptable State of Manufacture Certification

B009	Certified status of Check/Inspection History & Current Status of Checks

B010	List of Deferred Maintenance Items

B011	List of Out of Phase Checks, Special Requirements, Time Limited Repairs (if any).

B012	Aircraft Accident & Incident Report.

B013	Structural repairs and damage (including Dent & Buckle Chart).

C.	Aircraft Maintenance Records

C001	Technical Logs (Minimum of 2 years)

C002	A Checks

Last complete cycle of A Checks (or equivalent)

C003	C Checks

Last Complete cycle of C Checks (or equivalent)

C004	All Major Checks

C005	CPCP Tasks (if applicable)

C006	Periodic Tasks

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C007	Dirty Finger Print Certification – AD’s

C008	Dirty Finger Print Certification – SB’s

C009	Dirty Finger Print Certification – All other modification

C010	Last Weight Report including Schedule

C011	Compass Swing Report

C012	Last Test Flight Report

C013	Certified ETOPS compliance report (if applicable)

C014	Dirty Finger Print certification - All Structural repairs/structural damage

C015	Details of State of Manufacture certification basis – A non-SRM Structural repairs

C016	Aircraft Log Book(s) if applicable

D.	Configuration Status

D001	Approved and certified LOPA

D002	Galley Drawings/Component OHM

D003	Emergency Equipment Drawing/Listing

D004	Loose Equipment Inventory

D005	Inventory Listing of Avionic installed Units.

E.	Aircraft Historical Records

E001	C of A (Export) from State of Manufacture

E002	Manufacturer’s AD Report

E003	Manufacturer’s Inspection Report, Initial Equipment list

E004	Manufacturer’s repair/alteration report

E005	Manufacturer’s SB Report

E006	Service Difficulty Reports (if any)

E007	Aircraft Historical Log

E008	Last Flight Data Recorder Read-Out & Corrections

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E009	Weighing report

F.	Engine Records

F001	Certified Statement of Status of Each Engine

F002	AD Compliance Report and Compliance Documents

F003	Manufacturer’s Modifications & SB Status

F004	In-house Modifications (if applicable)

F005	Certified LLP Listing

F006	Certified listing of installed units

F007	Manufacturer Delivery Document

F008	Complete copies of all historical engine/module Shop Visit Reports

F009	State of Manufacture LLP Traceability

F010	Conditioning Monitoring Report

F011	Engine Log Book/Master Records of Installation/Removals

F012	Last Borescope Report, including video if available

F013	Test Cell Run Report

F014	Last On-Wing Ground Run

F015	Certified Statement that Engines are not involved in an Accident

F016	Approved Release to Service Certification for installed rotables

F017	Approved ETOPS compliance report (if applicable)

G.	APU

G001	Certified Statement on Status of APU (if applicable)

G002	Certified SB Compliance Report/AD Status Report

G003	Approved Release to Service Certification for installed units

G004	APU Log Book/Master Record of Installation/Removals

G005	Complete copies of all APU Shop Visit Reports & Reason for Removal

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G006	Statement of APU Hours to Aircraft Flying Hours

G007	LLP Status and Full Traceability to birth

G008	APU Borescope Report

G009	Last On-Wing/Health Check Data sheets (if applicable)

G010	Last Test Cell Run

G011	Approved ETOPS compliance report

H.	Component Records

H001	Approved Release to Service Certification for Hard Time Components

H002	Approved Release to Service Certification for OC/CM Components

I.	Landing Gears

I001	Approved Release to Service Certification for major assemblies on each Gear

I002	Approved LLP Listings for each Gear (with FULL Traceability to Birth)

I003	Last Shop Visit Report (OH)

J.	Manuals

All Manufacturer’s Manuals delivered with the Aircraft under the Lease updated to the latest revision standard (applicable as at the Return Occasion) as may be reasonably requested by Lessor

Microfilm:

J006	WDM

J007	IPC

J008	Maintenance Manual

J009	Schematics

J010	Hook Up Listing

K.	Miscellaneous

K006	Maintenance Program Specifications (Operator’s)

K007	Reference Material for Interpretation of Status Summaries, or cross-reference for Part Numbers

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SCHEDULE 7

INSURANCE REQUIREMENTS

1.1	Types of Insurance

The Insurance required to be maintained are as follows:

(a)	Hull All Risks of loss or damage while flying, taxiing and on the ground with respect to the Aircraft on an agreed value basis for the Agreed Value and with a deductible not exceeding the Deductible Amount;

(b)	Hull War and Allied Perils, being such risks excluded from the Hull All Risks Policy, in accordance with London form LSW-555B (as in effect on July 1, 2003) or its equivalent form, including confiscation and requisition by the State of Registry on an Agreed Value Basis for the Agreed Value and with a deductible not exceeding the Deductible Amount;

(c)	All Risks (including War Risks and Allied Perils) spares insurance on all Engines when removed from the Aircraft and replaced by another engine on an “agreed value” basis for the Engine Agreed Value and including engine test and running risks;

(d)	Spares Insurance on Parts when removed from the Aircraft and replaced on a replacement basis otherwise known as actual cash value; and

(e)	Comprehensive Aircraft Third Party, Property Damage, Passenger, Baggage, Cargo and Mail and Airline General Third Party (including Products) Legal Liability for a combined single limit (bodily injury/property damage) of an amount not less than the Minimum Liability Coverage for the time being for any one occurrence (but in respect of products and personal injury liability, this limit may be an aggregate limit for any and all losses occurring during the currency of the policy). War and Allied Risks cover is to be maintained from leading international insurance markets in the scope provided by AVN 52D (as in effect on July 1, 2003) and shall be for an amount not less than the greater of (i) the Minimum Liability Coverage and (ii) the amount carried by Lessee in respect of similar aircraft owned or otherwise operated by Lessee.

1.2	Terms of Hull and Spares Insurance

All required hull and spares insurance, so far as it relates to the Aircraft, will:

(a)	Additional Insureds: name Lessor and Owner and their respective successors and assigns as additional insureds for their respective rights and interests;

(b)	Settlement of Losses: provide that any loss will be adjusted with Lessee, and settled jointly with Lessor and Lessee, and will be payable in Dollars to Lessor, for the account of all interests, except where the insurance payment does not exceed the Damage Notification Threshold or exceeds the Agreed Value, and Lessor has not notified the insurers to the contrary, in which case the loss will be settled with and paid to Lessee;

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(c)	50/50 Provision: if separate Hull “all risks” and “war risks” insurance are arranged, include a 50/50 provision in a form reasonably acceptable to Lessor; and
(d)	No Option to Replace: confirm that the insurers are not entitled to replace the Aircraft in the event of an insured Event of Loss.

1.3	Terms of Liability Insurance

All required liability insurance will:

(a)	Additional Insureds: include each Indemnitee, as an additional insured (individually, an “Additional Insured”) for its respective rights and interests, warranted, each as to itself only, no operational interest;

(b)	Severability: include a severability of interests clause which provides that the insurance, except for the limit of liability, will operate to give each insured the same protection provided under the policy carried and maintained by Lessee as if there was a separate policy issued to each insured; and

(c)	Primary Policy: contain a provision confirming that the policy is primary without right of contribution and the liability of the insurers will not be affected by any other insurance of which Lessor, each Indemnitee or Lessee have the benefit so as to reduce the amount payable to or on behalf of the Additional Insureds under such policies.

1.4	Terms of All Insurance

All Insurance will:

(a)	Industry Practice: be in accordance with customary industry practice of persons operating similar aircraft in similar circumstances;

(b)	Dollars: provide cover denominated in Dollars and any other currencies that Lessor may reasonably require in relation to liability insurance;

(c)	Worldwide: operate on a worldwide basis subject to customary limitations and exclusions;

(d)	Breach of Warranty: provide that, in relation to the interests of each of the Additional Insureds, the Insurance will not be invalidated by any act or omission by Lessee, or any other person other than the respective Additional Insureds seeking protection and shall insure the interests of each of the Additional Insureds regardless of any breach or violation by Lessee, or any other person other than the respective Additional Insureds seeking protection of any warranty, declaration or condition, contained in such Insurance;

(e)	Subrogation: provide that the insurers will waive any rights of recourse or subrogation against the Additional Insureds, except with respect to the gross negligence or willful misconduct of the Additional Insureds. Said waiver shall be to the same extent that Lessee has waived its rights of recovery against and/or indemnified the Additional Insureds;

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(f)	Premiums: provide that the Additional Insureds will have no obligation or responsibility for the payment of any premiums due (but reserve the right to pay the same should any of them elect so to do) and that the insurers will not exercise any right of set-off, counter-claim or other deduction, by attachment or otherwise, in respect of any premium due against the respective interests of the Additional Insureds other than outstanding premiums relating to the Aircraft, any Engine or Part the subject of the relevant claim;

(g)	Cancellation/Change: provide that the Insurance will continue unaltered for the benefit of the additional insureds for at least thirty (30) days (ten (10) days in the event of cancellation due to non-payment of premium) after written notice by email or facsimile of any cancellation, material change, event of non-payment of premium or installment thereof has been sent by insurer(s) to Lessor, or where an insurance broker is appointed, to the insurance broker who shall promptly send on such notice to Lessor, except in the case of war risks for which seven (7) days (or such lesser period as is or may be customarily available in respect of war risks or allied perils) will be given, or in the case of war between the five (5) great powers or nuclear peril for which termination is automatic;

(h)	Reinsurance: if insurance is not placed on a direct basis, and reinsurance is a requirement of the Aircraft Lease Agreement such reinsurance will:

(i)	be on the same terms as the original insurance and will include the provisions of this Schedule;

(ii)	provide that notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings of or affecting the reinsured that the reinsurers’ liability will be to make such payments as would have fallen due under the relevant policy of reinsurance if the reinsured had (immediately before such bankruptcy, insolvency, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and

(iii)	contain a “cut-through” clause in substantially the following form:

“The Reinsurers and the Reinsured hereby mutually agree that in the event of any claim arising under the reinsurance in respect of a total loss or other claim where as provided by the Aircraft Lease Agreement dated as of [ ] and made between [Lessor] and [Lessee] such claim is to be paid to the person named as loss payee under the primary insurance, the Reinsurers will in lieu of payment to the Reinsured, its successors in interest and assigns pay to the person named as loss payee under the primary insurance effected by the Reinsured that portion of any loss due for which the Reinsurers would otherwise be liable to pay the Reinsured (subject to proof of loss), it being understood and agreed that any such payment by the Reinsurers will (to the extent of such payment) fully discharge and release the Reinsurers from any and all further liability in connection therewith”; subject to such provisions not contravening any Law of the State of Incorporation;

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(i)	Initiating Claims: contain a provision entitling any Indemnitee to initiate a claim under any policy in the event of the refusal or failure of Lessee to do so; and

(j)	Indemnities: accept and insure the indemnity provisions of the Lease to the extent of the risks covered by the policies.

1.5	Deductibles

Lessee shall be responsible for any and all deductibles under the Insurance.

1.6	Application of Insurance Proceeds

The Insurance will be endorsed to provide for payment of proceeds as follows:

(a)	Event of Loss: all Hull All Risk Insurance, All Risk Spares Insurance and Hull War and Allied Perils Insurance proceeds received as the result of an Event of Loss occurring during the Term up to but not exceeding the Agreed Value will be paid to Lessor and, the balance of such proceeds in excess of the Agreed Value will be paid to Lessee;

(b)	Exceeding Damage Notification Threshold: all insurance proceeds in excess of the Damage Notification Threshold of any property, damage or loss to the Aircraft, any Engine or any Part occurring during the Term not constituting an Event of Loss will be paid to Lessor and applied in payment (or to reimburse Lessee) for repairs or replacement property effected in accordance with the Lease. Subject to Section 5.20 of the CTA, any balance remaining shall be paid by Lessor to Lessee;

(c)	Below Damage Notification Threshold: insurance proceeds in amounts below the Damage Notification Threshold shall be paid by the insurer directly to Lessee or its order;

(d)	Liability Proceeds: all insurance proceeds in respect of third party liability will be paid by the insurers to the relevant third party; and

(e)	Default: notwithstanding paragraphs (b) and (c) above, but exclusive of and without affecting Lessee’s right to receive in accordance with paragraph (a) above insurance proceeds in excess of the Agreed Value, if at the time of the payment of any such insurance proceeds a Significant Default or Event of Default has occurred and is continuing and has been notified to the insurer and the insurance broker, all such proceeds payable to Lessee will be paid to Lessor or Owner, as the case may be, until Lessee shall have cured any such Significant Default or Event of Default or retained to be applied toward payment of any amounts which may be or become payable by Lessee in such order as Lessor or Owner may elect.

To the extent that insurance proceeds required by the foregoing to be paid to Lessor are paid to Lessee, Lessee agrees to hold such proceeds in trust and comply with the foregoing provisions and apply or pay over such proceeds as so required.

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1.7	United States Governmental Indemnity

(a)	Notwithstanding any of the foregoing paragraphs, in the event of a requisition for use by and/or for the United States or any Governmental Entity whose obligations have the full faith and credit of the Federal Government of the United States, Lessor agrees to accept in lieu of insurance required hereunder indemnification or insurance from the United States or such a Governmental Entity in a form reasonably acceptable to Lessor and against such risks and in such amounts and on such terms such that when added to the Insurance maintained by Lessee, Lessee is in full compliance with the requirements of Section 9 and this Schedule.

(b)	Notwithstanding any of the foregoing paragraphs, Lessor agrees to accept in lieu of the insurance required hereunder, indemnification or insurance from the United States Government in a form as stated above and against War Risks and Allied Perils and in such amounts and on such terms that when added to the Insurance maintained by Lessee, Lessee is in full compliance with the requirements of Section 9 and this Schedule.

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SCHEDULE 8A

PART 1

FORM OF LESSEE LEGAL OPINION (IN-HOUSE)

[Lessor

c/o GE Capital Aviation Services, Inc.

201 High Ridge Road

Stamford, Connecticut 06927

Attn: General Counsel]

[Date]

Ladies and Gentlemen:

This opinion letter is being delivered by AirTran Airways, Inc. (“AirTran”), a Delaware corporation, through its Legal Department, in connection with the Aircraft Lease Agreement, dated as of August 15, 2003 (the “Agreement”), by and between AFS Investments [    ] LLC (the “Lessor”) and AirTran in respect of one Boeing model 737-700 aircraft with manufacturer’s serial number              together with the two (2) installed CFM International model CFM56-7B20 engines (the “Aircraft”). As used herein the term “Agreement” means and includes the Aircraft Lease Agreement that incorporates the Common Terms Agreement (as defined therein). This opinion letter also is being delivered in connection with the Guarantee (the “Guarantee”), dated as of August 15, 2003, issued by AirTran Holdings, Inc. (“Holdings”). Terms defined in the Agreement and not in this opinion letter have the same meanings as in the Agreement.

In giving the following opinions, members of AirTran’s Legal Department or lawyers retained by AirTran’ s Legal Department have reviewed the Agreement, the Certificate of Incorporation and By-Laws of Lessee, and have relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In addition, AirTran’s Legal Department has assumed and has not verified the accuracy as to factual matters of each document reviewed. As used herein, the phrase “to our knowledge” or words of similar import shall mean to the actual knowledge of AirTran’s Legal Department after reasonable investigation, but shall not be interpreted to impute knowledge of others (other than members of AirTran’s Legal Department).

Based on the foregoing, and subject to the assumptions and limitations contained herein, AirTran’s Legal Department is of the opinion that:

(a)	AirTran is a company duly incorporated and is in good standing under the Laws of Delaware, and Holdings is a company duly incorporated and is in good standing under the Laws of Nevada.

(b)	AirTran has all necessary corporate power to execute, deliver, and perform its obligations under the Agreement, and the Holdings has all necessary corporate

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power to execute, deliver, and perform its obligations under the Guarantee. Neither the execution and delivery of the Agreement or the Guarantee by AirTran or Holdings (respectively), nor the consummation of the transactions contemplated thereby, requires the approval of the stockholders of AirTran or Holdings, or will result in any violation of (a) its Certificate of Incorporation or By-laws, or (b) any Law known to us to be applicable to, or binding on, AirTran or Holdings.

(c)	The execution, delivery, and performance by AirTran of the Agreement and by Holdings of the Guarantee do not, to our knowledge, breach or result in a default under any indenture, mortgage, or other agreement to which AirTran or Holdings is a party or by which AirTran or Holdings is bound.

(d)	The execution, delivery, and performance of the Agreement by AirTran and the Guarantee by Holdings have been duly authorized by all necessary corporate action on the part of AirTran and Holdings, respectively, and the Agreement has been duly executed and delivered by AirTran, and the Guarantee has been duly executed and delivered by Holdings.

(e)	Except for (a) the registration of the Aircraft in the Owner’s name pursuant to Title 49 of the United States Code (the “Transportation Code”), (b) the filing for recordation pursuant to the Transportation Code of an FAA form bill of sale for the Aircraft, and the Agreement, and (c) the filing of appropriate Financing Statements pursuant to the Uniform Commercial Code, no consent or approval of, giving of notice to, registration with, or taking of any action in respect of or by, any governmental authority or agency is or will be required (x) as a condition to AirTran’s execution and delivery of or performance of its duties under the Agreement, (y) as a condition to Holding’s execution and delivery of or performance of its duties under the Guarantee, or (z) in order to establish and perfect the interests of the Lessor and the Owner in the Aircraft as against AirTran and any third parties in any applicable jurisdictions in the United States.

(f)	Lessee is a Certificated Air Carrier.

(g)	Lessee is a “citizen of the United States” as defined in 49 U.S.C. Section 40102(a)(15).

(h)	Lessor will be entitled to the benefits of Section 1110 of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to the right to repossess the Aircraft, in any case under Chapter 11 of the Bankruptcy Code in which AirTran is the debtor.

(i)	There are no registration, stamp taxes or similar duties or fees of any kind payable in the State of Florida in connection with the execution and delivery by AirTran of the Agreement or by Holdings of the Guarantee or the performance or enforcement by legal proceedings of any thereof.

(j)	The consent to the jurisdiction by Lessee contained in the Agreement is valid and binding on Lessee.

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(k)	The consent to the jurisdiction by Holdings contained in the Guarantee is valid and binding on Holdings.

No opinion is given in Paragraph (e) as to title to the Aircraft or any other property. In connection with the provisions of the Agreement and the Guarantee whereby AirTran and Holdings submit to the jurisdiction of (i) the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on Federal court jurisdiction, and we also note that such submissions cannot supersede such court’s discretion in determining whether to transfer an action from one Federal court to another under 28 U.S.C. § 1404(a) and (ii) the New York courts in New York County, we note that such submission cannot supersede that court’s discretion in determining whether to transfer the place of trial under NYCPLR § 510.

The foregoing opinions are further limited to the federal law of the United States of America (other than (i) the Transportation Code, except as expressly provided in Section (h) above, or any other laws, rules, or regulations governing, regulating, or relating to the acquisition, ownership, registration, use, or sale of any aircraft, airframe, or aircraft engine or to the particular nature of the equipment to be acquired by Lessee, (ii) state securities or blue sky laws, or federal securities laws, (iii) federal or state tax, antitrust, or fraudulent transfer or conveyance laws, as to which we express no opinion), the laws of the States of New York and Florida, the Delaware General Corporation Law and the corporation laws of the State of Nevada.

This opinion letter is provided subject to the following conditions: (1) nothing contained herein shall create any obligation of or right to look to anyone in the AirTran Legal Department individually for any claim, liability, damage, loss or expense whatsoever whether arising in contract, in tort (including negligence and strict liability), or otherwise in connection with this opinion letter or with the Agreement or otherwise in connection with the transactions contemplated hereby or thereby and (2) no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, with respect to any such matters shall be taken against any person in the AirTran Legal Department.

This opinion letter is furnished to you for the purpose indicated above, and may not be relied upon by any other Person (except any successor or permitted transferee) or for any other purpose without our written consent.

Very truly yours,

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SCHEDULE 8A

PART 2

FORM LEGAL OPINION OF LESSEE’S COUNSEL

[Lessor

c/o GE Capital Aviation Services, Inc.

201 High Ridge Road

Stamford, Connecticut 06927

Attn: General Counsel]

[Date]

Ladies and Gentlemen:

We have acted as special counsel to AirTran Airways, Inc. (“AirTran”), a Delaware corporation, in connection with the Aircraft Lease Agreement, dated as of August 15, 2003 (the “Agreement”), by and between AFS Investments [    ] LLC (the “Lessor”) and AirTran in respect of one Boeing model 737-700 aircraft with manufacturer’s serial number              together with the two (2) installed CFM International model CFM56-7B20 engines (the “Aircraft”). As used herein the term “Agreement” means and includes the Aircraft Lease Agreement that incorporates the Common Terms Agreement (as defined therein). This opinion letter also is being delivered in connection with Guarantee (the “Guarantee”), dated as of August 15, 2003, issued by AirTran Holdings, Inc. (“Holdings”). Terms defined in the Agreement and not in this opinion letter are used with the same meanings as in the Agreement.

This opinion letter is being delivered to you under Section 1(a) of Schedule 3 of the Common Terms Agreement.

We have relied on the factual representations made in the Agreement and the Guarantee and made no independent investigation.

Based on the foregoing and subject to the further qualifications set forth below, it is our opinion that:

(a) The Agreement is a legal, valid, and binding obligations of AirTran, and is enforceable against AirTran in accordance with its terms.

(b) The Guarantee is a legal, valid, and binding obligations of Holdings, and is enforceable against Holdings in accordance with its terms.

We have assumed AirTran’s due organization and good standing, AirTran’s corporate power, authority, and legal right to execute, deliver, and carry out the terms of the AirTran Agreements, and that AirTran’s execution, delivery, and performance of the Agreement do not and will not violate its certificate of incorporation or by-laws, any indenture, mortgage, contract, instrument, or other agreement to which AirTran is a party or by which it is bound, or any order or judgment applicable to AirTran. We also have assumed Holding’s due organization and good standing, Holding’s corporate power, authority, and legal right to execute, deliver, and carry out the

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terms of the Guarantee, and that Holding’s execution, delivery and performance of the Guarantee do not and will not violate its articles of incorporation or by-laws, any indenture, mortgage, contract, instrument, or other agreement to which Holdings is a party or by which it is bound, or any order or judgment applicable to Holdings.

The opinions expressed herein are subject to the following qualifications: (i) the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors’ rights generally, and to the effects of general equity principles; (ii) the enforceability of the Agreement and the Guarantee in accordance with their terms may be limited by laws affecting the remedies that they provide for (which laws do not, in our opinion, make the remedies provided therein inadequate for the realization of the benefits intended to be provided thereby); (iii) the enforceability of limits on AirTran’s assignment or transfer are subject to Uniform Commercial Code § 9-407 and §2A-303; (iv) no opinion is given in Paragraph (b) as to any provision purporting to waive rights to objections, legal defenses, statutes of limitations, or other benefits that a guarantor cannot waive in advance under applicable law; (vi) no opinion is given as to the enforceability of any provision in the Agreement or Guarantee that waives any obligation of good faith, fair dealing, diligence, or reasonableness, that insulates any person from the consequences of its own misconduct, that makes a person’s determinations conclusive, that requires waivers and modifications to be in writing in all circumstances, that states that all provisions are severable, that waives trial by jury, or that makes a choice of forum and (v) no opinion is given as to the provisions of the Agreement or Guarantee whereby AirTran or Holdings submits to the jurisdiction of the United States District Court for the Southern District of New York the New York courts in New York County.

In rendering the opinions above, we have relied, without making any independent investigation with respect thereto, upon the opinion issued by AirTran’s Legal Department delivered to you on the date hereof, as to the matters addressed therein.

This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the American Bar Association’s Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction with the Accord. The law covered by the opinions in this opinion letter is limited to the federal laws of the United States and the state laws of New York. Although we do not hold ourselves out as admitted to practice law in the State of New York, we have made such investigation of such laws as we have deemed necessary to form the basis for this opinion. We express no opinion as to (i) any state or federal securities laws, (ii) any state or federal tax laws, (iii) matters governed by Title 49 of the United States Code or by any other aviation law or law, statute, rule or regulation of the United States of America relating to the acquisition, ownership, leasing, registration, use, operation, maintenance, repair, replacement, sale or of the particular nature of the Aircraft, (iv) the applicability of the laws of any jurisdiction that may limit the maximum rate or amount of interest that may be charged, taken, collected or received with respect to the obligation under the Lease or Guarantee, or as to the effect of such laws if applicable, (v) any waiver of inconvenient forum provision in the Lease or Guarantee, (vi) the creation, perfection or priority of any lien or security interest contemplated by the Lease or (vii) any choice of law provisions in the Lease or the Guarantee.

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This opinion is furnished solely for the benefit of the addressee hereto, and no other Person (other than such addressee’s successors and permitted assigns) shall be entitled to rely on this opinion without our express written consent.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

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SCHEDULE 8B

PART 1

FORM OF LESSOR LEGAL OPINION (IN-HOUSE)

[DATE]

AIRTRAN AIRWAYS, INC.

9955 AirTran Boulevard

Orlando, Florida 32827

Re:	AirTran Airways, Inc., Lease of One Boeing Model B737-700 Aircraft Bearing Manufacturer’s Serial Number [ ]

Ladies and Gentlemen:

I am a Vice President and Counsel of GE Capital Aviation Services, Inc., a direct or indirect wholly owned subsidiary of General Electric Capital Corporation, and an affiliate of [                                         ], a Delaware limited liability company (the “Lessor”), and have acted as internal counsel to the Lessor in connection with the transactions contemplated by that certain Aircraft Lease Agreement dated as of August 15, 2003 between Lessor and AirTran Airways, Inc. (“Lessee”), which incorporates by reference the terms and provisions of the Aircraft Lease Common Terms Agreement dated as of August 15, 2003 between Lessee and Aviation Financial Services Inc. (“AFS”) (collectively, the “Lease Agreement”). This opinion letter is also being delivered in connection with a Guarantee (the “Guarantee”), dated as of August 15, 2003, issued by AFS in favor of Lessee.

Except as otherwise noted herein, all capitalized terms used herein shall have the respective defined meanings set forth in the Lease Agreement.

In connection with my opinion herein, I have examined executed counterparts of the Lease Agreement and the Guarantee. I have further examined and relied upon and assumed the accuracy and completeness of original, certified, conformed, photocopied or telecopied copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. As to all matters of fact covered by such records, agreements, certificates and other documents, I have relied, without independent investigation or verification, on the accuracy and completeness of all matters of fact covered by such records, agreements, certificates and other documents. In all such examinations, I have assumed the genuineness of signatures on original documents (other than signatures of the Lessor and AFS) and the conformity to such original documents of all copies submitted to me as certified, conformed, photocopied or telecopied. As to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be authentic, accurate and complete.

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Based upon the foregoing, and subject to the specific assumptions, qualifications and reliances herein set forth, and on the basis of my consideration of such facts and laws as I have deemed necessary for purposes of this opinion letter, it is my opinion that:

1. The Lessor is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware and has the company power and authority to execute, deliver and carry out the terms of the Lease Agreement.

2. AFS is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and carry out the terms of the Guaranty.

3. The Lease Agreement has been duly authorized, executed and delivered by the Lessor and the Guarantee has been duly authorized, executed and delivered by AFS.

4. Neither the execution of and delivery by the Lessor of the Lease Agreement nor the consummation of any of the transactions by the Lessor contemplated thereby (a) requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any governmental authority or agency of the State of New York or the Federal Government of the United States or under the Delaware Limited Liability Company Act; or (b) violates any applicable law, governmental rule or regulation of the State of New York or the Federal Government of the United States or any governmental authority or agency thereof or of the Delaware Limited Liability Company Act.

5. Neither the execution of and delivery by AFS of the Guarantee nor the consummation of any of the transactions by AFS contemplated thereby (a) requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any governmental authority or agency of the State of New York or the Federal Government of the United States or under the General Corporation Law of the State of Delaware; or (b) violates any applicable law, governmental rule or regulation of the State of New York or the Federal Government of the United States or any governmental authority or agency thereof or of the General Corporation Law of the State of Delaware.

6. The execution, delivery and performance by the Lessor of the Lease Agreement do not violate its certificate of formation, limited liability company agreement or the provision of any judgment, order, decree or injunction of any court or administrative body applicable to the Lessor and do not and will not contravene any provision of, or constitute a default or result in the creation of any lien under (except as contemplated by the Lease Agreement), any indenture, mortgage, contract, instrument, or other agreement to which it is a party or by which it or any of its assets is or may be bound or require the consent or approval of the stockholders of a member or any trustee or holders of any indebtedness or obligations of the Lessor.

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7. The execution, delivery and performance by AFS of the Guarantee do not violate its certificate of formation, corporate documents or the provision of any judgment, order, decree or injunction of any court or administrative body applicable to AFS and do not and will not contravene any provision of, or constitute a default or result in the creation of any lien under (except as contemplated by the Guarantee), any indenture, mortgage, contract, instrument, or other agreement to which it is a party or by which it or any of its assets is or may be bound or require the consent or approval of the stockholders of a member or any trustee or holders of any indebtedness or obligations of AFS.

8. There are no actions, suits or proceedings pending or, to my knowledge, threatened against the Lessor or AFS, as applicable, in any court or before any governmental commission, arbitrator or board of authority which, if adversely determined, reasonably could have a materially adverse effect on the ability of the Lessor or AFS to perform its obligations under the Lease Agreement and Guarantee, respectively.

I am a member of the Bar of the State of New York, and I do not express herein any opinion as to any matters governed by any law other than the laws of the State of New York, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware and the Federal law of the United States. No opinion is expressed herein as to matters governed by (i) any Federal or New York securities laws, (ii) any Federal or New York tax laws, (iii) any Federal or New York anti-trust laws or the effect thereof, or (iv) the Act or any other laws, statutes, rules or regulations relating to the acquisition, ownership, registration, leasing, use or sale of the Aircraft, the Airframe or the Engines. Further, no opinion is expressed as to title to the Aircraft or any part thereof.

This opinion is furnished by me at your request for your sole benefit, and no other person or entity shall be entitled to rely on this opinion without my express prior written consent. This opinion shall not be published or reproduced in any manner or distributed or circulated to any person or entity without my express prior written consent. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion speaks as of its date only. I hereby disclaim any and all undertakings and obligations of any kind whatsoever to advise you of any changes that hereafter may be brought to my attention.

This opinion letter is provided subject to the following conditions: (1) nothing contained herein shall create any obligation of or right to look to me individually for any claim, liability, damage, loss or expense whatsoever whether arising in contract, in tort (including negligence and strict liability), or otherwise in connection with this opinion letter or with the Lease Agreement or otherwise in connection with the transactions contemplated hereby or thereby and (2) no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, with respect to any such matters shall be taken against me.

Very truly yours,

[                                             ]

Vice President & Counsel

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SCHEDULE 8B

PART 2

FORM LEGAL OPINION OF LESSOR’S COUNSEL

[DATE]

AIRTRAN AIRWAYS, INC.

9955 AirTran Boulevard

Orlando, Florida 32827

Re:	AirTran Airways, Inc., Lease of One Boeing Model B737-700 Aircraft Bearing Manufacturer’s Serial Number [ ]

Ladies and Gentlemen:

We have acted as special counsel to [                        ] (“Lessor”), a wholly-owned subsidiary of General Electric Capital Corporation, a Delaware limited liability company, in connection with the transactions contemplated by the Aircraft Lease Agreement dated as of August 15, 2003 between Lessor and AirTran Airways, Inc. (“Lessee”), which incorporates by reference the terms and provisions of the Aircraft Lease Common Terms Agreement (the “Common Terms Agreement”) dated as of August 15, 2003 between Lessee and Aviation Financial Services Inc. (“AFS”) (collectively, the “Lease Agreement”). This opinion letter is delivered to you pursuant to Section (c), Part B of Schedule 3 to the Common Terms Agreement. This opinion letter also is being delivered in connection with the Guarantee (the “Guarantee”), dated as of August 15, 2003, issued by AFS in favor of Lessee.

All capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Lease Agreement.

In rendering the opinions expressed below, we have examined the Lease Agreement and the Guarantee.

In our examination, we have assumed, with your permission and without independent investigation: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (iii) the due organization, valid existence and good standing of each party to the Lease Agreement and the Guarantee and the due authorization, execution and delivery of the Lease Agreement and the Guarantee by each party thereto; (iv) the full power, authority and legal right of each party to the Lease Agreement and the Guarantee to enter into the same; (v) that each of the Lease Agreement and the Guarantee is the legal, valid and binding obligation of each party thereto (except Lessor and Guarantor, as applicable), enforceable against each such party in accordance with its terms; (vi) that the parties

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have obtained and will obtain all necessary permits and other approvals for conducting their respective businesses and operations; (vii) the absence of evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions; however, none of the attorneys in this firm who has rendered legal services in connection with the representation described in the first paragraph of this opinion letter has any current actual knowledge of any such evidence; and (viii) the identity and capacity of all individuals acting or purporting to act as public officials or corporate officers.

We have without independent investigation relied upon and assumed the truth and accuracy of each of the representations and warranties in the Lease Agreement and the Guarantee as to factual matters contained in or made pursuant to the Lease Agreement and the Guarantee and certificates delivered thereunder. We have not undertaken any independent investigation to determine the accuracy of any factual statement therein, and no inference that we have any knowledge of any matters pertaining to any such statement should be drawn from our representation of Lessor and/or Guarantor.

In rendering the following opinions, we have relied, without making any independent investigation with respect thereto, upon the opinion of [                            ], acting as internal counsel to Lessor, delivered to you on the date hereof, as to the matters addressed therein.

Based upon and subject to the foregoing and subject also to the comments, assumptions, qualifications and exceptions set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

The Lease Agreement constitutes the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and public policy considerations (in the case of the indemnity provisions contained therein), and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Guarantee constitutes the legal, valid and binding obligation of AFS, enforceable against AFS in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and public policy considerations (in the case of the indemnity provisions contained therein), and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We are qualified to practice law in the State of New York and we express no opinion on the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York. We express no opinion as to (i) any state or federal securities laws, (ii) any state or federal tax laws, (iii) matters governed by Title 49 of the United States Code or by any other aviation law or law, statute, rule or regulation of the United States of America relating to the acquisition, ownership, leasing, registration, use, operation, maintenance, repair, replacement, sale of or the particular nature of the Aircraft, (iv) the applicability of the laws of any jurisdiction that may limit the maximum rate or amount of interest that may be

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charged, taken, collected or received with respect to the obligations under the Lease Agreement or the Guarantee, or as to the effect of such laws if applicable, (v) any waiver of inconvenient forum provision in the Lease Agreement or the Guarantee , (vi) the creation, perfection or priority of any lien or security interest contemplated by the Lease Agreement or the Guarantee or (vii) any choice of law provisions in the Lease Agreement or the Guarantee.

This opinion speaks only as of the date hereof and we do not undertake any obligation to advise you of any changes in law or fact that occur after the date hereof. This opinion is limited to the matters expressly stated herein and no opinion or other statement may be inferred or implied beyond the matters expressly stated herein. At the request of our client, this opinion letter is provided to you solely for your benefit by us in our capacity as special counsel to Lessor in connection with the transactions contemplated under the Lease Agreement and the Guarantee. This opinion letter may not be relied upon by you for any other purpose or relied upon, quoted or referred to, nor may copies be delivered to, any other Person without, in each instance, our prior written consent.

Very truly yours,

HOLLAND & KNIGHT LLP

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SCHEDULE 9

EVENTS OF DEFAULT

Each of the following events or conditions constitutes an Event of Default:

(a)	Non-payment: Lessee fails to make any payment of Rent, Supplemental Rent or Agreed Value on the due date and such failure continues for five (5) Business Days or more or Lessee fails to make any payment of any other amount payable under the Lease on the due date and such failure continues for five (5) Business Days or more after notice has been given by Lessor to Lessee thereof; or

(b)	Insurance: Lessee fails to carry and maintain, or cause to be carried and maintained, insurance on and in respect of the Aircraft in accordance with the provisions of Section 9 and Schedule 7; or

(c)	Representation: any representation or warranty made (or deemed to be repeated) by Lessee in or pursuant to the Lease or in any document or certificate or statement proves to have been incorrect in any material respect when made or deemed to be repeated, and if such representation or warranty is capable of remedy, such failure to correct continues for thirty (30) or more after notice has been given by Lessor; or

(d)	Cross-Default:

(i)	default in payment of Financial Indebtedness having a principal amount in excess of Fifteen Million Dollars ($15,000,000.00) by Lessee or Guarantor beyond any applicable grace period;

(ii)	any such Financial Indebtedness having a principal amount in excess of Fifteen Million Dollars ($15,000,000.00) becomes due, or capable of being declared due, prior to the date when it would otherwise have become due; or

(iii)	any event of default or termination event, howsoever described, occurs under any Other Agreement and continues beyond any applicable grace period; or

(e)	Insolvency:

(i)

Lessee or Guarantor consents to the appointment of a custodian, receiver, trustee or liquidator of itself or all or substantially all of its property or its consolidated property, or Lessee or Guarantor admits in writing its inability to, or is unable to, or does not, pay its debts generally as they come due, or makes a general assignment for the benefit of creditors, or Lessee or Guarantor files a voluntary petition in bankruptcy or voluntary petition seeking reorganization in a proceeding under any bankruptcy or

9-1

insolvency Laws (as now or hereafter in effect), or an answer admitting the material allegations of a petition filed against Lessee in any such proceeding, or Lessee or Guarantor by voluntary petition, answer or consent seeks relief under the provisions of any other bankruptcy, insolvency or other similar Law providing for the reorganization or winding-up of debtors, or provides for an agreement, composition, extension or adjustment with its creditors or any board of directors or shareholder action is taken by Lessee or Guarantor in furtherance of any of the foregoing, whether or not the same is fully effected or accomplished; or

(ii)	An order, judgment or decree is entered by any court appointing, without the consent of Lessee or Guarantor, a custodian, receiver, trustee or liquidator of or sequestering any of Lessee’s or Guarantor’s property, and any such order, judgment or decree of appointment or sequestration remains in effect, undismissed, unstayed or unvacated for a period of 60 days after the date of entry thereof or at any time an order for relief is granted; or

(iii)	An involuntary petition against Lessee or Guarantor or other proceeding under the United States Federal Bankruptcy Laws or other insolvency Laws (as now or hereafter in effect) is filed and is not withdrawn or dismissed within 60 days thereafter or at any time an order for relief is granted in such proceeding, or if, under the provisions of any Law providing for reorganization or winding-up of debtors which may apply to Lessee or Guarantor, any court of competent jurisdiction assumes jurisdiction over, or custody or control of, Lessee or Guarantor or of all or any material part of Lessee’s or Guarantor’s property, and such jurisdiction, custody or control remains in effect, unrelinquished, unstayed or unterminated for a period of 60 days or at any time an order for relief is granted in such proceeding; or

(f)	Delivery: Lessee fails to comply with its obligation under Section 4 to accept delivery of the Aircraft pursuant to the Lease; or

(g)	Redelivery: Lessee fails to return the Aircraft to Lessor on the Expiry Date in accordance with Section 12; or

(h)	Litigation: a judgment for the payment of money not covered by insurance in excess of Fifteen Million Dollars ($15,000,000.00) (or the equivalent thereof in other currencies) shall be rendered against Lessee or any Lessee Affiliate and the same shall remain undischarged for a period of 30 days, unless during such period, execution of such judgment shall have been effectively stayed by agreement of the parties involved or by court order or such judgment shall have been adequately bonded; or

9-2

(i)	Breach: Lessee fails to comply with any other provision of the Lease not referenced in this Schedule 9 and such failure continues for thirty (30) days after notice from Lessor to Lessee or such failure continues for sixty (60) days after the notice if such failure is capable of remedy and there is no material risk of loss or damage to the Aircraft and Lessee is diligently pursuing a cure; or

(j)	Guarantee:

(i)	the Guarantor fails to make any payments under the Guarantee when due; or

(ii)	any of the events listed in paragraph (d), (e) or (h) above occurs in respect of Guarantor (and for purposes of this paragraph(s), references in those paragraphs to Lessee shall be deemed to be references to Guarantor).

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SCHEDULE 10

FORM OF GUARANTEE

GUARANTY

THIS GUARANTY (the “Guaranty”), dated as of                     , is given by                              , a                     (“Guarantor”), to                               (“Lessor”), for its benefit and the benefit of Owner as defined in the Lease referred to below (individually, “Beneficiary” and, collectively, “Beneficiaries”).

WITNESSETH:

WHEREAS, in connection with the leasing of that certain                      Aircraft bearing the Manufacturer’s Serial Number set forth on the cover page hereto (together with the engines installed thereon, the “Aircraft”), Lessor and                     , a                      corporation (“Lessee”), are entering or have entered into that certain Aircraft Lease Agreement, dated as of              ,         (including the Common Terms Agreement referred to therein, and as amended, supplemented or modified from time to time, the “Lease”), providing for the lease by Lessor, as lessor, to Lessee, as lessee, of the Aircraft; and

WHEREAS, Beneficiaries desire support for the due and punctual payment, observance and performance of all of the obligations and liabilities of Lessee (the “Obligations”) under or in respect of the Lease and any documents related to the leasing of the Aircraft to which Lessee is a party (together with the Lease, as amended, supplemented or modified from time to time, the “Operative Documents”); and

WHEREAS, inasmuch as Lessee and Guarantor are members of a unified group of companies conducting interrelated and mutually dependent businesses, Guarantor, in furtherance of its business objectives, is willing to provide such support on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises, and to induce Beneficiaries to enter into the Operative Documents, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees for the benefit of Beneficiaries as follows:

1.	Definitions. All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Lease.

2.	Guaranty. For value received and to induce Beneficiaries to enter into the Operative Documents, Guarantor, as a primary obligor and not as a surety, does hereby absolutely, unconditionally and irrevocably guarantee to Beneficiaries the due and punctual payment, observance and performance by Lessee of all of the Obligations.

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Accordingly, upon and during the occurrence and continuance of an Event of Default under the Lease, Guarantor shall forthwith upon demand, perform and observe all of such Obligations, to and for the benefit of Beneficiaries, strictly in accordance with the terms of the Lease and the other Operative Documents; provided, however, that demand on Guarantor may be made prior to the occurrence and continuance of the applicable Event of Default under the Lease but Guarantor’s payment, performance, and observance shall not be due and owing until the occurrence and during the continuance of such Event of Default. Guarantor further agrees to pay any and all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of legal counsel) that may be paid or incurred by any Beneficiary in collecting any Obligations or in preserving or enforcing any rights under this Guaranty or under the Obligations.

3.	Absolute and Continuing Guaranty. The obligations of Guarantor under this Guaranty shall be absolute, continuing, unconditional and irrevocable and this Guaranty shall remain in full force and effect until such time as all of the Obligations are finally paid, performed and observed in full. The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties, notwithstanding any provision in the Lease or any other Operative Documents limiting the liability of any Beneficiary or any other Person.

4.

Strict Observance. To the maximum extent permitted by applicable Law, the obligations of Guarantor under this Guaranty shall not in any manner be affected by: (a) any termination, amendment or modification of, or deletion from, or addition or supplement to, or other change in the Lease or any other any of the Operative Documents (including an increase in the Rent or in extension of the Term), or any other instrument or agreement applicable to any of the parties to such agreements, or to the Aircraft or any part thereof, or any assignment, mortgage or transfer of any thereof, or of any interest therein, or any leasing of the Aircraft, or any furnishing or acceptance of any security, or any release of any security, for the obligations of Lessee under the Operative Documents, or the failure of any security or the failure of any Person to perfect any interest in any collateral security; (b) any failure, omission or delay on the part of Lessee or any other Person to conform or comply with any term of any Operative Document; (c) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any Operative Document; (d) any extension of time for payment of or settlement, compromise or subordination of, Rent or any other Obligation; (e) the exchange, surrender, substitution or modification of any collateral security or guarantee for any-of the Obligations; (f) any failure, omission or delay on the part of any of Beneficiaries to enforce, assert or exercise any right, power or remedy conferred on it in this Guaranty, or any such failure, omission or delay on the part of any of Beneficiaries in connection with any Operative Document, or any other action on the part of Beneficiaries; (g) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshalling of assets and liabilities or similar proceedings with respect to Lessee, Guarantor, any other Person, or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (h)

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any invalidity, illegality or unenforceability, in whole or in part, of any of the Operative Documents; (i) any defect in the title, compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, the Aircraft, or any interruption or cessation in the use of the Aircraft or any portion thereof by Lessee or any other Person for any reason whatsoever (including any governmental prohibition or restriction, condemnation, requisition, seizure or any other act on the part of any governmental or military authority, or any act of God or of the public enemy) regardless of the duration thereof (even though such duration would otherwise constitute a frustration of contract or an Event of Loss), whether or not resulting from accident and whether or not without fault on the part of Lessee or any other Person; (j) any permitted or non-permitted assignment of the Lease by Lessee or any merger or consolidation of Lessee or Guarantor or any Affiliate into or with any other corporation, or any sale, lease or transfer of any of the assets of Lessee or Guarantor or any Affiliate to any other Person; (k) any change in the ownership of any shares of capital stock of Lessee or any Lessee Affiliate, or any change in the corporate relationship between Lessee or any Lessee Affiliate and Guarantor, or any termination of such relationship; (l) any release or discharge, by operation of law, of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty, or any release, discharge or cancellation of the Obligations, other than payment or performance in full of the Obligations; (m) the imposition or operation of any currency exchange controls in any country; (n) any failure of any Person to mitigate its damages; (o) the effect of any foreign or domestic laws, rules, regulations or actions of a court or governmental body or entity; or (p) any other condition, event or circumstance which might otherwise constitute a legal or equitable discharge, release or defense of a surety or guarantor or otherwise, or which might otherwise limit recourse against Guarantor, it being agreed that the obligations of Guarantor hereunder shall not be discharged except by payment and performance in full as herein provided. No failure to make demand or delay in making demand on Guarantor for satisfaction of the obligations of Guarantor hereunder shall prejudice the right of Beneficiaries to enforce the obligations of Guarantor hereunder.

5.	Waivers of Notice, Etc. To the maximum extent permitted by applicable Law, Guarantor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever with respect to this Guaranty or the Obligations, including: (a) notice of acceptance of this Guaranty, notice of nonpayment or nonperformance of any of the Obligations and (b) all notices required by statute, rule of law or otherwise now or hereafter in effect to preserve any rights against Guarantor, and (w) any right to the enforcement, assertion or exercise against Lessee or any other Person or the Aircraft or any other collateral security for the Obligations of any right, power, privilege or remedy conferred in any Agreement or otherwise, (x) any requirement to exhaust any remedies, (y) any requirement of promptness in commencing suit against any Person who may be or become liable thereon, and (z) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of Guarantor or any surety or which might otherwise limit recourse against Guarantor. Each of the Obligations shall be deemed conclusively to have been created, contracted or incurred in reliance upon this Guaranty.

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6.	Extensions, Etc. Guarantor consents and agrees that Beneficiaries, or any of them, may in their sole discretion, to the extent otherwise permitted by the Operative Documents and to the maximum extent permitted by applicable Law, at any time or from time to time, (i) extend or shorten the Term of the Lease and/or renew, extend, or increase or decrease or otherwise change or modify the amount, time, manner, place or terms of payment, performance or observance of any or all of the Obligations, (ii) apply payments by Lessee or Guarantor to any Obligations, (iii) exchange, release or surrender any security or property which may at any time be held by it, (iv) release any surety or guarantor for or of any of the Obligations, (v) settle or compromise any or all of the Obligations with Lessee or any other Person liable thereon or (vi) subordinate the payment, performance or observance of all or any part thereof to the payment, performance or observance of any other debts or obligations which may be due or owing to them or any other Person, all in such manner and upon such terms as Beneficiaries, or any of them, may deem proper, without further assent from Guarantor, who agrees to remain bound under this Guaranty notwithstanding any such extension, change, modification, amendment, release, surrender, settlement, compromise or subordination.

7.	No Waiver. No failure on the part of any of Beneficiaries to exercise, and no delay in exercising, any right or power under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power, or of any remedy, of any Beneficiary under this Guaranty, the Operative Documents or applicable law.

8.	Guaranty of Performance. This Guaranty is a guaranty of payment and performance and not of collection and Guarantor waives any right to require that any action against Lessee or any Lessee Affiliate be taken or exhausted prior to action being taken against Guarantor. Guarantor shall pay to each Beneficiary on demand all reasonable attorneys’ fees and other reasonable expenses incurred by such Beneficiary in successfully enforcing its rights and remedies hereunder.

9.	Representations and Warranties. Guarantor represents and warrants to and for the benefit of each Beneficiary that:

(a)	Due Organization. Guarantor is a company duly organized under the Laws of Nevada and has the full power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Guaranty.

(b)

Due Authorization. This Guaranty has been duly authorized by all necessary corporate action on the part of Guarantor, and does not require any stockholder approval or approval or consent of any trustee or holders of any indebtedness or other obligations of Guarantor, except such, if any, as have been duly obtained, and neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will contravene any United States Federal or State Law applicable to Guarantor or result in any breach of, or constitute any default under, or result in the creation or imposition of any Security Interest upon any property of Guarantor under, any indenture, mortgage, deed of trust,

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conditional sales contract, bank loan or credit agreement, corporate charter, by-law, or other agreement or instrument to which Guarantor is a party or by which Guarantor or its properties’ or assets are bound.

(c)	Enforceability. This Guaranty has been entered into and delivered by Guarantor and constitutes the valid, legal, and binding obligation of Guarantor, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ or lessors’ rights or remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)	Consents. The execution and delivery by Guarantor of this Guaranty has received, and Guarantor has complied with every necessary consent, approval, order, or authorization of, or registration with, or the giving of prior notice to, any United States Federal or State Government Entity or other Government Entity having jurisdiction with respect to the execution and delivery of this Guaranty or the validity and enforceability hereof or the satisfaction of all monetary or other obligations hereunder.

(e)	No Litigation. There are no suits, arbitrations or legal proceedings (including any administrative proceeding) pending or threatened before any Government Entity against Guarantor or with respect to any property of Guarantor which may reasonably be expected to have a material adverse effect upon its ability to perform its obligations hereunder.

(f)	Investment Company. Guarantor is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

(g)	Submission to Jurisdiction. Guarantor has validly submitted to the jurisdiction of the courts of the County of New York, State of New York and/or the Federal courts for the Southern District of New York (as applicable).

(h)	No Broker. Except for one or more financial advisors to Guarantor, the fees for which the Beneficiaries shall have no liability, Guarantor has not retained or employed any broker, finder or financial advisor to act on its behalf in connection with the transactions contemplated hereby and it has not authorized any broker, finder or financial advisor retained or employed by any other Person to so act.

10.	Certain Covenants: Guarantor covenants and agrees with each Beneficiary as follows:

(a)	Guarantor’s Financial Statements. Guarantor agrees that it will furnish to Lessor:

(i)

within forty-five (45) days after the last day of each of its fiscal periods (other than the end of its fiscal year), a copy of the unaudited consolidated management accounts for Guarantor and its consolidated subsidiaries for such period, certified by an authorized officer of Guarantor to the effect

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that such accounts present fairly the consolidated financial condition of Guarantor and its consolidated subsidiaries as of such date in accordance with GAAP consistently applied except as noted and subject to year-end adjustments; and

(ii)	within ninety (90) days after the last day of each of its fiscal years, a copy of the audited financial statements for Guarantor and its consolidated subsidiaries, together with a copy of the auditor’s unqualified certification in respect thereof.

Notwithstanding subsections (i) and (ii) of this Section 10, so long as Guarantor is subject to, and complying with, the reporting requirements under the Securities and Exchange Act of 1934, Guarantor’s obligations under such subsections (i) and (ii) shall be suspended.

(b)	Mergers, Consolidations and Sales. Guarantor shall not consolidate with or merge into or with any other corporation or other Person, and not convey, transfer, lease or otherwise dispose of all or substantially all of its property and other assets to, or acquire all or substantially all of the property or other assets or capital stock of (if such acquisition is analogous in either purpose or effect to a consolidation or merger of Guarantor), any corporation or other Person, unless Guarantor provides Lessor with prior written notice of such transaction describing such transaction in reasonable detail and providing Lessor with evidence reasonably satisfactory to Lessor demonstrating that such transaction will comply with the following requirements of this Section and unless:

(i)	the Person formed by or surviving such consolidation or merger or the Person which acquires by conveyance, transfer, lease or other disposition all or substantially all of such property and other assets or stock (the “Successor Entity”): (A) immediately after giving effect to such transaction, shall be Guarantor or shall have acquired or succeeded to all or substantially all of the property and other assets of Guarantor (if such assets are being transferred) as an entirety, and shall have a tangible net worth of not less than Guarantor’s tangible net worth (determined in each case in accordance with GAAP) immediately prior to such transaction (provided, however, that if Guarantor’s tangible net worth at such time is greater than Guarantor’s tangible net worth as at December 31, 2002, then such person may have a tangible net worth, (determined in accordance with GAAP) that is up to ten percent (10%) less than Guarantor’s net worth immediately prior to such transaction; and (B) execute and deliver, or cause to be executed and delivered, to Lessor an agreement, in form and substance reasonably satisfactory to Lessor which is a legal, valid, binding and enforceable assumption by such Successor Entity of the due and punctual performance and observance of each covenant and condition of the Guaranty and the other related documents to which Guarantor is a party, and an officer’s certificate to such effect and to the effect that the other requirements of this Section have been satisfied, and a legal opinion from counsel to such effect and otherwise in such form and substance reasonably satisfactory to Lessor; and

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(ii)	no Significant Default or Event of Default shall have occurred and be continuing and no Default shall occur as a result thereof.

11.	Bankruptcy, Etc. Guarantor agrees that if at any time all or any part of any payment or performance theretofore applied by any Beneficiary to any of the Obligations is or must be rescinded or returned by any Beneficiary for any reason whatsoever (including the insolvency, bankruptcy or reorganization of Lessee), such Obligations shall, for the purposes of this Guaranty, to the extent that such payment or performance is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Beneficiaries, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Obligations, all as though such application by a Beneficiary had not been made. If an Event of Default shall at any time have occurred and be continuing, or the exercise of any remedy pursuant to the Lease, shall at such time be prevented by reason of the pendency against Lessee or any other Person of a case or proceeding under a bankruptcy, insolvency or similar law, or if the Lease or any other Operative Document shall be terminated as a result of a rejection or disaffirmance in a bankruptcy, insolvency or similar proceeding involving Lessee, Guarantor or any Affiliate of either Lessee or Guarantor, Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the Lease or such other Operative Documents shall be deemed to be in default with the same effect as if the Lease or such other Operative Documents had been enforceable in accordance with the terms thereof, and Guarantor shall forthwith pay all amounts, or any of them, to be paid thereunder, any interest thereon and any other amounts guaranteed hereunder or provided herein. In the circumstance described in the preceding sentence, any election of remedies and any determination of any such amount may be made solely for purposes of this Guaranty and any required notice or demand upon Lessee is hereby waived by the Guarantor and may, at the option of a Beneficiary, be given or made upon the Guarantor. Guarantor agrees that it shall be liable for the full amount of the Obligations guaranteed hereby, irrespective of and without regard to, any modification, limitation or discharge of liability, rejection or disaffirmance that may result from or in connection with any bankruptcy, insolvency or similar proceeding involving Lessee, Guarantor, any Affiliate, or any other Person.

12.	Governing Law; Jurisdiction; Judgment. Section 15.8 of the Common Terms Agreement shall apply to Guarantor and this Guaranty, mutatis mutandis, as though references therein to “Lessee” were references to Guarantor and references therein to the “Lease” were references to this “Guaranty”.

13.	Assignment. Beneficiaries may at any time grant a Security Interest in or sell, assign, transfer, delegate or otherwise dispose of all or any part of their respective rights, titles and interests in and under this Guaranty and, in such event, this Guaranty shall inure to the benefit of, and be enforceable by, the applicable successors and assigns of Beneficiaries. Guarantor shall not permit to exist any Security Interest in respect of, or assign, delegate or otherwise transfer (voluntarily, involuntarily, by operation of law or otherwise) any of its rights or obligations hereunder, and any such action shall be null and void.

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14.	Guarantor’s Obligations; Setoff.

(a)	Guarantor. Guarantor’s obligation to make all payments due hereunder and to perform its other obligations hereunder shall be absolute and unconditional and shall in no event be subject to any right of setoff, recoupment, deduction or counterclaim or any other defense which Guarantor or any other Person may now or hereafter have against any Beneficiary or any other Person, which Guarantor hereby waives.

(b)	Lessor. Lessor may set off any Obligation of Guarantor hereunder against any obligation owed by Lessor or any of its Affiliates under the Transaction Agreements to Lessee or Guarantor or any of their Affiliates.

15.	Limitations on Subrogation. (a) Guarantor shall become entitled to subrogation rights by reason of performance of any of its obligations hereunder, provided, that such rights are and shall be subject and subordinate to the rights of the Beneficiaries against Lessee under the Lease in the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings related to Lessee, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of Lessee, whether or not involving insolvency or bankruptcy proceedings, such that the Obligations shall be finally paid and performed in full before any payment in respect of a subrogation claim by Guarantor shall be made by or on behalf of Lessee and (b) notwithstanding the foregoing provisions, or any other provision of this Guaranty or the Lease, if an Event of Default is in existence, Guarantor hereby irrevocably waives and relinquishes any and all rights of subrogation, contribution, reimbursement or other payment from Lessee or Lessee’s estate, whether arising by contract or operation of law (including any such right arising under the United States Bankruptcy Code) or otherwise arising out of, or on account of, any sums which have been claimed or are thereafter claimable against Guarantor under this Guaranty, which waiver shall be in effect unless and until all of the Obligations shall have been finally paid and performed in full. The waiver and relinquishment of rights provided for in the immediately preceding sentence shall be irrevocable and unconditional regardless of whether any such right is reduced to judgment liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. The provisions of this paragraph are made for the express benefit of Lessee as well as each Beneficiary and may be enforced independently by Lessee or any such Beneficiary, in each case, after the date of such Event of Default.

16.	Severability of Provisions. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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17.	Amendments. This Guaranty and any provision hereof may be terminated, waived, amended, modified or supplemented only by an agreement or instrument in writing, specifying the provision (or, if applicable, the whole of this Guaranty) intended to be terminated, waived, amended, modified or supplemented, and executed by Guarantor and Lessor.

18.	Government Authorizations. Guarantor will obtain from time to time all permits, licenses, approvals and authorizations of, and will file all registrations and declarations with, all governmental authorities, bureaus and agencies and will pay all stamp duties required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty (including, payments hereunder, in the lawful currency of the United States of America, of the Obligations) and will take all actions necessary to maintain each such permit, license approval authorization, registration or declaration in full force and effect.

19.	Payments. Sections 5.5, 5.6, 5.10 and 5.17 of the Common Terms Agreement shall apply to payments made by Guarantor hereunder, mutatis mutandis, as if references therein to “Lessee” were references to Guarantor and references therein to the “Lease” were references to this “Guaranty”.

20.	Performance. Performance by Guarantor of any or all of the obligations of Lessee under and pursuant to the Operative Documents shall, for all purposes thereof, constitute performance by Lessee of such obligations to the extent so performed by Guarantor under this Guaranty.

21.	Headings. Paragraph headings used herein are for convenience only and shall not be used or construed to define, interpret, expand or limit any provision hereof.

22.	Entire Agreement. This Guaranty constitutes, on and as of the date hereof, the entire agreement of Guarantor and Beneficiaries with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Guarantor and Beneficiaries with respect to the subject matter hereof.

23.	Further Assurances. Guarantor shall execute and deliver all such instruments and take all such actions as a Beneficiary may from time to time reasonably request in order to effectuate and perfect fully the purposes of this Guaranty, and any or all of any Beneficiary’s rights, titles, interest, benefits or remedies hereunder.

24.	Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor, as and to the extent provided in this Guaranty.

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25.	Notices. Every notice, request, demand or other communication under this Guaranty shall be given and effective as set forth in the Lease. Guarantor’s address for notices is:

or to such other address or facsimile number as is notified by Guarantor to Lessor under this Guaranty.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.

AIRTRAN HOLDINGS, INC.

By:
Name:
Title:

Accepted as of the
date below written:

By:
Name:
Title:
Date:

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SCHEDULE 11

[INTENTIONALLY OMITTED]

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SCHEDULE 12

[INTENTIONALLY OMITTED]

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SCHEDULE 13

FORM OF ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENT (MSN     ) (this “Agreement”), dated as of              is entered into by and between                     , a company incorporated under the laws of                  (“Assignor”), and                 , a                           (“Assignee”).

W I T N E S S E T H:

WHEREAS, [Lessee], a company incorporated under the Laws of              (“Lessee”) and Assignor have heretofore entered into that certain Aircraft Lease Agreement, dated as of             , 200_ (“ALA”), which incorporates by reference therein a Common Terms Agreement dated as of                     , 200   between                      and Lessee (“CTA”), as amended and supplemented from time to time (collectively, the “Lease”) (terms not otherwise defined herein shall have the meanings assigned to them in the Lease), which Lease relates to the Aircraft (as defined in Annex I hereto);

WHEREAS, Assignor and Assignee have entered into an aircraft sale and purchase agreement dated on or prior to the date hereof (“Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Assignor’s interest in the Lease is being transferred to Assignee, as contemplated by Section 14.2 of the CTA;

WHEREAS, in connection with the foregoing, Assignor desires to assign all of its right, title and interest in, to and under the Lease to Assignee, Assignee desires to assume certain of Assignor’s obligations under the Lease, and, pursuant to the Lease, Lessee has agreed to release Assignor from Assignor’s obligations under the Lease to the extent agreed to be assumed by Assignee hereunder, all on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

Article 1. Definitions.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below.

“Effective Time” has the meaning given to such term in Section 6.4 below.

“Lien” shall mean a Security Interest as defined in the Lease (without giving effect to the exclusion of Lessor Liens set forth therein).

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“Permitted Lien” shall mean (i) any Lien which is created by or results from debts or liabilities or actions of Lessor or its Affiliates and (ii) any Lien (other than a Lessor Lien) which Lessee is permitted under the Lease to allow to subsist (including rights conferred on Lessee or any third parties by the Lease) or which is otherwise attributable to or for which Lessee is responsible under the Lease.

“Prior Party” shall mean a prior lessor (other than Assignor) under the Lease, if applicable.

Article 2. Assignment and Assumption.

2.1 Assignor for $10 and for other good and valuable consideration, receipt of which is hereby acknowledged, does hereby assign, transfer, sell and convey unto Assignee, without recourse or, except as provided below in this Section 2.1, representation or warranty, all of Assignor’s right, title and interest accruing on or after the Effective Time hereof in, to and under the Lease, free and clear of Liens other than Permitted Liens, to have and hold the said Lease unto Assignee, its successors and assigns, to and for its and their use forever; provided, however, that Assignor retains and does not assign to Assignee any rights or benefits accrued or arising pursuant to the Lease in respect of the period prior to the Effective Time hereof, including, without limitation, Rent paid in advance prior to the date hereof and which is allocable to the period prior to the Effective Time, and Assignor retains and does not assign to Assignee hereby Assignor’s (or if applicable, a Prior Party’s) rights under Sections 5.6, 5.7, 5.9, 5.10, 5.12, 9 (as an additional insured in their capacity as an Indemnitee for liability purposes only), 10 or 14.3 of the CTA or under Part IV of Schedule B to the Aircraft Lease Agreement as if Assignor and such Prior Parties continued to be named as a Tax Indemnitee or Indemnitee or Special Tax Indemnitee, as the case may be, thereunder in the capacity as “Lessor” (and/or Owner, Financing Parties’ Representative and Financing Party, as the case may be) for the period prior to the Effective Time and in the capacity as a Prior Party for the period after the Effective Time (collectively, the “Retained Rights”). In furtherance of the foregoing, (i) Assignor shall pay to Assignee on the date of the Effective Time an amount equal to all Rent paid in advance and allocable to the period on or after the date of the Effective Time in accordance with the terms and conditions of the Purchase Agreement and (ii) from the Effective Time, Assignee shall be entitled to all rights, remedies and benefits of Lessor provided for under the Lease, including, without limitation, the right to make all inspections and determinations and give all requests thereunder, the right to receive all payments and other performance by Lessee thereunder and the right to exercise all rights and remedies of Lessor with respect to Lessee or the Aircraft thereunder other than in respect of Retained Rights.

2.2 Assignee hereby assumes all of the duties, liabilities, and obligations of Lessor under the Lease arising or accruing on or after the Effective Time, and agrees that it shall be bound by all the terms of, and shall undertake all of the obligations of Lessor contained in, the Lease, arising on or after the Effective Time hereof; provided, however, that Assignee does not assume, and Assignor shall be and shall remain obligated to Lessee for, all duties, liabilities and obligations of Lessor under the Lease arising or accruing prior to the Effective Time or related to any of the Retained Rights (the “Retained Obligations”). For avoidance of doubt, Assignee hereby confirms that, from the Effective Time, it is assuming all the obligations of Lessor under

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the Lease (other than the Retained Obligations) including the obligations, if any, of Lessor under Sections 5.11, 7.1 and 7.2 of the CTA. Assignee hereby agrees that any consent, approval, election, waiver or other similar action made or taken by, or binding upon, Assignor or a Prior Party with respect to the Aircraft or otherwise pursuant to the Lease, which in each such case is evidenced by a writing, shall be binding on Assignee.

2.3 Assignee and Assignor hereby covenant and agree to execute and to deliver to each other and to Lessee from time to time such other documents, instruments and agreements as any of them reasonably may request in order to further evidence the assignment, assumption and substitution effected hereby or otherwise to carry out the purposes and intent of this Agreement. Assignee agrees that, in all matters relating to any Retained Rights, Assignee shall not amend the Lease or otherwise act in derogation of any Retained Rights.

2.4 In furtherance of the foregoing, Assignor hereby agrees to [pay to Assignee an amount equal to the Deposit] [transfer to Assignee the Letter of Credit] [and pay an amount equal to Lessor’s maximum potential Maintenance Contribution liability under Section 7.2 of the CTA as of the Effective Time]. [Assignor and Assignee shall execute and deliver a receipt for such payments, which receipt shall be acknowledged by Lessee pursuant to which acknowledgment Lessee shall agree that, upon Assignee’s receipt of such payments, Assignor shall not have any further obligations under the Lease relating to the Deposit, Supplemental Rent or Maintenance Contributions or amounts payable in respect thereof and Assignee’s obligations in respect thereof as of the date hereof shall be limited to the amounts set forth in such receipt.]

Article 3. Release.

3.1 For the avoidance of doubt, pursuant to Section 14.2 of the CTA, Lessee shall, subject to Section 14.3 of the CTA, be bound by the foregoing assignment and assumption, including, without limitation, Assignor’s reservation of rights and benefits provided for above, and Assignor (and all other Prior Parties) continuing as a “Tax Indemnitee” and an “Indemnitee” and a “Special Tax Indemnitee”, as the case may be, under and for purposes of Sections 5.6, 5.7, 5.9, 5.10, 5.12, 9 (as an additional insured in their capacity as an Indemnitee for liability purposes only), 10 and 14.2 of the CTA and Part IV of Schedule B of the Aircraft Lease Agreement as provided above. Except as provided above with respect to Retained Rights and Retained Obligations, on and as of the Effective Time, pursuant to Section 14.2 of the Lease, Lessee shall be deemed to have agreed that Assignor is hereby released and discharged from each and every obligation, liability (express or implied) or duty under or pursuant to the Lease (included under Sections 5.11, 7.1 and 7.2 of the CTA) arising or accruing on or after the Effective Time hereof and, for such purposes, Assignee shall be substituted in lieu of Assignor as the “Lessor” under the Lease.

3.2 Except as provided above with respect to Retained Rights and Retained Obligations and as provided in Section 3.1 above, on and as of the Effective Time, Assignor hereby agrees that Lessee is hereby released and discharged from each and every obligation, liability (express or implied) or duty under or pursuant to the Lease arising or accruing on or after the Effective Time hereof.

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Article 4. Assignee’s Representations and Warranties. Assignee represents and warrants to Assignor and Lessee that:

4.1 [Assignee is a “citizen of the United States” within the meaning of the Federal Aviation Act of 1958, as amended, and as recodifed in Subtitle VII of Title 49 of the United States Code, and the regulations thereunder (including with respect to voting trust or other voting rights arrangements).]

4.2 Assignee is a [corporation][limited liability company][national banking association] organized and validly existing in good standing under the laws of [            ] and has the              power to own its assets and to carry on its business as presently conducted and to enter into and perform this Agreement.

4.3 This Agreement has been duly authorized all necessary corporate action on the part of Assignee and neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby nor compliance by Assignee with any of the terms and provisions hereof does or will contravene any law applicable to Assignee, conflict with the constitutional documents of Assignee, or result in any breach of, or constitute any default under, or result in the creation of any lien, charge or encumbrance upon any property of Assignee under, any material credit agreement or instruments or other agreement or instruments to which Assignee is a party or by which Assignee or its properties or assets are bound.

4.4 Assignee has received every consent, approval or authorization of, and has given every notice to, each Government Entity having jurisdiction with respect to the execution, delivery or performance of this Agreement by Assignee.

4.5 This Agreement has been duly executed and delivered by Assignee and constitutes a legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.6 [Assignee has a tangible net worth (determined in accordance with GAAP) of at least Fifteen Million Dollars ($15,000,000)][or][Assignee’s debt obligations have an investment grade rating of [            ] according to [Moody’s Investors Services, Inc./Standard & Poor’s Corporation.] [representation to be made in the alternative; or made with respect to a guarantor meeting either such standard; debt rating representation would confirm satisfaction of Section 14.3(c)(x)(ii) of the CTA]

4.7 [Assignee is not an airline or an Affiliate of an airline.]

Article 5. Assignor’s Representations and Warranties. Assignor represents and warrants to Assignee and Lessee that:

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5.1 Assignor is a [corporation][limited liability company][national banking association] organized and validly existing in good standing under the laws of [            ] and has the              power to own its assets and to carry on its business as presently conducted and to enter into and perform this Agreement.

5.2 This Agreement has been duly authorized pursuant to all necessary corporate action on the part of Assignor and neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby nor compliance by Assignor with any of the terms and provisions hereof does or will contravene any law applicable to Assignor, conflict with the constitutional documents of Assignor, or result in any breach of, or constitute any default under, or result in the creation of any lien, charge or encumbrance upon any property of Assignor under, any material credit agreement or instruments or other agreement or instruments to which Assignor is a party or by which Assignor or its properties or assets are bound.

5.3 Assignor has received every consent, approval or authorization of, and has given every notice to, each Government Entity having jurisdiction with respect to the execution, delivery or performance of this Agreement by Assignor.

5.4 This Agreement has been duly executed and delivered by Assignor and constitutes a legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Article 6. Miscellaneous.

6.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Assignor and Assignee agree that Lessee shall be a third party beneficiary of this Agreement.

6.2 This Agreement has been executed and delivered in the State of New York, and this Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made in such State and to be performed entirely within such State.

6.3 This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

6.4 Subject to satisfaction of the conditions precedent set forth in Section 14.3 of the CTA, this Agreement shall become effective at the time of [execution by Assignor and Assignee] [filing of this Agreement for recordation with the FAA] (the “Effective Time”). Assignor and Assignee agree to notify Lessee of the Effective Time promptly after the occurrence thereof pursuant to a Notice of Assignment substantially in the form of Annex 2 hereto[, and to notify the applicable broker and/or insurers of the substance of Section 2.1 of the Assignment Notice promptly after the Effective Time].

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6.5 [Assignor/Assignee] shall reimburse Lessee for all reasonable out-of-pocket fees, costs, and expenses incurred by Lessee, as and to the extent provided in Section 14.3(b) of the CTA.

IN WITNESS WHEREOF, the parties hereto have each caused this Assignment, Assumption and Release Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

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Annex I

to Assignment Agreement (MSN     )

Description of Aircraft and Lease

Aircraft:

Lease:

Instrument	Date of Instrument	Recording Date and Number
Aircraft Lease Agreement

Common Terms Agreement

Annex I-1

Annex II

To Assignment Agreement (MSN     )

[Lessee

Address]

NOTICE OF ASSIGNMENT RE: MSN

Ladies and Gentlemen:

Please find attached hereto a true and correct and fully executed Assignment, Assumption and Release Agreement (MSN     ) between the Assignor and Assignee named therein (the “Assignment Agreement”) with respect to the lease of Aircraft bearing manufacturer’s serial number             . Terms used herein and not otherwise defined have the meanings given to them in the Assignment Agreement.

1.	Notice. Assignor and Assignee hereby notify Lessee of the assignment, assumption and release with respect to the Lease provided for in the attached Assignment Agreement, which assignment, assumption and release are in full force and effect. The “Effective Time” as defined therein occurred at .

2.	Lease Amendments/Supplements. The following amendments and/or supplements to the Lease are hereby made effective automatically on and for the period from and after the Effective Time.

2.1 The definitions of the following terms in Section 1.1 of the ALA are hereby amended and/or supplemented as set forth below:

(a)	The term “Financing Documents” is amended to the following new definition:

[ ]

(b)	The term “Financing Parties” is amended to the following new definition:

[ ]

(c)	The term “Financing Parties’ Representative” is amended to the following new definition:

[ ]

(d)	The term “Indemnitees” includes Assignee as Lessor, [ ] as Owner[, [ ] as Financing Parties’ Representative and [ ] as Financing Parties]. All Indemnitees prior to the Effective Time remain as Indemnitees.

(e)	The term “Lessor” in the first sentence of the first paragraph of the ALA is hereby amended to refer to Assignee.

Annex II - 1

(f)	Section 3.4 of the ALA is hereby deleted in its entirety and replaced with the following:

“For the purposes of Section 5.5 of the Common Terms Agreement, Lessor’s bank account and wire transfer particulars, to which all payments by Lessee to Lessor shall be made, are at the date hereof: .”

2.2	Section 6 of the ALA is hereby amended by deleting Lessor’s contact information appearing therein and replacing it in its entirety with the following:

Lessor:

Address:

Attn:

Facsimile:

Telephone

3.	Lessee’s Representation of Warranties. Upon receipt hereof, and in consideration of Assignor’s and Assignee’s representations, warranties and covenants contained in the Assignment Agreement, Lessee shall be deemed to represent and warrant to Assignor of Assignee that:

3.1	Lessee is a corporation organized and validly existing in good standing under the laws of [ ] and has the corporate power to own its assets and to carry on its business as presently conducted and to enter into and perform the Lease.

3.2	Except as notified in writing by Lessee to Assignee within 10 days from the date hereof, the Lease is in full force and effect, and a true, complete and current description of the Lease is attached hereto as Annex B (and is accurately described in the Assignment Agreement), which contains all written amendments, waivers or other modifications thereto as of the date hereof, and there have been no oral amendments, waivers or other modifications of any provisions of the Lease, in each case which continue in effect on or after the Effective Time.

3.3	Except as notified in writing by Lessee to Assignee within 10 days from the date hereof, Lessee has no disputes with Assignor, and, to the knowledge of Lessee, Lessee has no claims against Assignor, under or in respect of the Lease.

3.4	Except as notified in writing by Lessee to Assignee within 10 days from the date hereof, no prior notice of assignment of the Lease has been received by Lessee [other than ].

3.4	Except as notified in writing by Lessee to Assignee within 10 days from the date hereof, neither the Aircraft nor any Engine is subject to a requisition by any Government Entity, nor to any sublease, interchange or charter.

Annex II - 2

3.5	Except as notified in writing by Lessee to Assignee within 10 days from the date hereof, no unrepaired damage with, to the knowledge of Lessee, a cost of repair or replacement in excess of the Damage Notification Threshold, and no Event of Loss or incipient Event of Loss, has occurred with respect to the Aircraft or any Engine.

3.6	Except as notified in writing by Lessee to Assignee within 10 days from the date hereof, no Default with respect to the payment of Rent and, to the knowledge of Lessee, no other Default has occurred and is continuing.

3.7	Lessee has made no prepayments of Rent.

3.8	Except as notified in writing by Lessee to Assignee within 10 days from the date hereof, as of the date hereof, the Agreed Value, [and] monthly Rent [, the Supplemental Rent amounts,] [the Deposit] [the Letter of Credit] [, and the amount of Lessor’s maximum Maintenance Contribution liability] are as set forth on Annex A hereto.

4.	Plates. Upon receipt hereof, Lessee shall be deemed to have agreed that Lessee will, at Assignee’s expense, procure that replacement fireproof plates are affixed to the Aircraft in compliance with Section 8.7(d) of the CTA at the next scheduled maintenance check of the Aircraft and Assignee agrees that no Default shall occur under the Lease due to Lessee’s failure to install such replacement fireproof plates prior to such time.

5.	Further Assurances. Each of the parties hereto agrees from time to time to do and perform such other and further acts and to execute and deliver any and all such instruments as may be required by law or reasonably requested by any other party hereto to establish, maintain and protect the rights and remedies of the parties hereto and to carry out and effect the intended purpose of the Assignment Agreement; provided that Lessee shall not be required to perform or do any act or thing or execute or deliver any instrument that would in any material respect increase Lessee’s indemnity or other payment obligations under the Lease or diminish Lessee’s rights under the Lease (determined as of the Effective Time by applying all applicable Laws in effect as of the Effective Time or enacted prior to the Effective Time and becoming effective thereafter). In particular, Lessee agrees that it will use reasonable commercial efforts to obtain within 10 days from the date hereof an acknowledgment from the applicable insurance broker or insurer that it received the notice referred to in Section 6.4 of the Assignment Agreement.

Annex II - 3

Please acknowledge your receipt of this Notice of Assignment and confirmation of the foregoing terms hereof by executing a counterpart hereof and returning it to the Assignee.

[Assignor]	[Assignee]

By:	By:
Name:	Name:
Title:	Title:

Acknowledged and Confirmed:
[Lessee]

By:
Name:
Title:

Dated:

Annex II - 4

ANNEX A

TO NOTICE OF ASSIGNMENT (MSN     )

Agreed Value: $

Rent: $

[Supplemental Rent: [amount payable by category]]

Deposit: $

Letter of Credit:

[Maximum Maintenance Contribution Liability: $            ]

Annex A - 1

ANNEX B

TO NOTICE OF ASSIGNMENT (MSN     )

Copy of complete Lease

Annex B - 1

SCHEDULE 14

FORM OF LEASE SUPPLEMENT NO. 1

LEASE SUPPLEMENT NO. 1, dated as of                     ,             , between                                     , [a corporation organized under the laws of                     ] [, not in its individual capacity, but solely as owner trustee] (“Lessor”), and                                         , a corporation organized under the laws of the                     (“Lessee”).

Lessor and Lessee have previously entered into that certain Aircraft Lease Agreement dated as of                     , including the Common Terms Agreement as defined therein (collectively, herein referred to as the “Agreement” and the defined terms therein being hereinafter used with the same meaning). The Agreement provides for the execution and delivery from time to time of a Lease Supplement substantially in the form hereof for the purpose of leasing the aircraft described below under the Agreement as and when delivered by Lessor to Lessee in accordance with the terms thereof.

The Agreement and this Lease Supplement relate to the Aircraft, Engines and Parts as more precisely described below and in the Certificate of Technical Acceptance. A counterpart of the Agreement is attached hereto and shall be filed together with this Lease Supplement with the FAA.

In consideration of the premises and other good and sufficient consideration, Lessor and Lessee hereby agree as follows:

1. Lessor hereby delivers and leases to Lessee under and pursuant to the Agreement and Lessee hereby accepts, acknowledges receipt of possession and leases from Lessor under and pursuant to the Agreement, that certain                      aircraft, and the                      (    )                              Engines (each of which Engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower) described in Schedule 1 hereto, together with the Aircraft Documents and Records described in the Agreement (the “Delivered Aircraft”).

2. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement set forth in the opening paragraph hereof.

3. The Term for the Delivered Aircraft shall commence on the Delivery Date and shall end on the Expiry Date, with respect to which the Scheduled Expiry Date shall be [insert date].

4. The amount of Rent for the Delivered Aircraft is set forth in Schedule B to the Agreement.

5. Lessee hereby confirms to Lessor that (i) the Delivered Aircraft and each delivered Engine have been duly marked in accordance with the terms of Section 8.6(a) of the Agreement, (ii) the Aircraft is insured as required by the Agreement, (iii) the representations and warranties of Lessee referred to in Section 2.1 of the Agreement are hereby repeated with effect as of the date first above written, (iv) having inspected the Delivered Aircraft, Lessee acknowledges that

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the Delivered Aircraft satisfies all conditions required for Lessee’s acceptance of delivery as set forth in the Agreement, (v) [insert where applicable: except as set forth in that certain letter agreement dated the date hereof between Lessor and Lessee,] Lessor has satisfied all Lessee Conditions Precedent, and (vi) the execution and delivery of this Lease Supplement signifies absolute and irrevocable acceptance by Lessee of the Delivered Aircraft for all purposes hereof and of the Agreement.

6. Lessor hereby confirms to Lessee that (i) the representations and warranties of Lessor referred to in Section 2.1 of the Agreement are hereby repeated with effect as of the date first above written and (ii) Lessor acknowledges that [insert where applicable: except as set forth in that certain letter agreement dated the date hereof between Lessor and Lessee,] Lessee has satisfied all Lessor Conditions Precedent.

7. This Lease Supplement shall be governed by and construed in accordance with the Laws of the State of New York. This Lease Supplement is hereby deemed executed and delivered pursuant to the Agreement in the State of New York.

8. This Lease Supplement may be executed in any number of counterparts; each of such counterparts, shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Lease Supplement; provided, that to the extent, if any, that this Lease Supplement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the “Original”, which shall be indicated on the signature page thereof.

9. This Lease Supplement supplements and forms a part of the Agreement. The Agreement, as supplemented hereby, is hereby ratified, approved and confirmed in all respects.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease Supplement No. 1 to be duly executed as of the day and year first above written.

LESSOR,	LESSEE,

[INSERT LESSOR’S NAME]	[INSERT LESSEE’S NAME]

By:	By:
Name:	Name:
Title:	Title:

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SCHEDULE 15

[INTENTIONALLY OMITTED]

15-1

SCHEDULE 16

FORM OF LETTER OF CREDIT

[GE Capital Aviation Services, Limited

Aviation House

Shannon

Co. Clare

Ireland]

[GE Capital Aviation Services, Inc.

201 High Ridge Road

Stamford, CT 06927]

Dated

This Letter of Credit is provided in connection with the lease of that [aircraft type] aircraft [serial no.] to [lessee]. This letter of credit however creates primary obligations on us and is independent from the lease.

On the instructions of [lessee] and for its account, we hereby establish this irrevocable Letter of Credit to authorize GE Capital Aviation Services, as manager of the aircraft, to draw on [appropriate branch/department details/address of issuing bank] an amount or amounts not exceeding a total of USD [amount in figures (amount in words] United States Dollars) upon receipt by us of a signed demand certificate from you in the following format (with the square bracketed sections completed):

“On behalf of [lessor name], the undersigned as an authorized signatory or representative of GE Capital Aviation Services hereby draws upon your irrevocable Letter of Credit dated [date of this letter of credit] and instructs you to transfer US$ [amount in figures] ([amount in words] United States Dollars) to [insert appropriate bank details] immediately.”

We will honor drawings under this Letter of Credit upon our receipt of such a demand certificate (by facsimile to fax number: [bank fax number], mail, courier service or by hand) and will make payment to the account specified in the demand certificate, for value no later than close of business on the next succeeding banking day following our receipt of the demand certificate. If any drawing hereunder does not conform with these terms, we shall promptly notify you of that, state the reason(s) why and hold the document(s) presented at your disposal (or return them to you if you so request).

Partial drawings are permitted.

This letter of credit expires on [initial expiry date] (“Expiry Date”) but shall be automatically extended, without the need for amendment, for one year from the said Expiry Date and annually thereafter unless at least 60 days prior to the then applicable Expiry Date we have notified you by registered mail that we will not renew the letter of credit for the following year.

16-1

This Letter of Credit is transferable and constitutes an obligation to make payment against documents.

1Except as provided above, this Letter of Credit is issued subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 and is governed by New York law. Unless you otherwise require, any disputes arising out of or in connection with this letter of credit shall be resolved before the United States District Court for the Southern District of New York and any New York State court sitting in the County of New York, New York, and all related appellate courts.

All bank charges, including, but not by way of limitation, fees or commissions, shall be for the applicant’s account.

1	Alternatively where bank wants to use ISP 98: Except as provided above, this Letter of Credit is issued subject to the International Standby Practices 1998 and is governed by New York law. Unless you otherwise require, any disputes arising out of or in connection with this letter of credit shall be resolved before the United States District Court for the Southern District of New York and any New York State court sitting in the County of New York, New York, and all related appellate courts.

16-2